Registration Statement No. 333-

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GUARDION HEALTH SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	47-4428421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, California 92128

Telephone: 858-605-9055

Telecopier: (858) 630-5543

(Address and telephone number of principal executive offices)

Michael Favish, Chief Executive Officer

15150 Avenue of Science, Suite 200

San Diego, California 92128

Telephone: 858-605-9055

Telecopier: (858) 630-5543

(Name, address and telephone number of agent for service)

Copy to:

David I. Sunkin, Esq.

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

Telephone: (213) 620-1780

Facsimile: (213) 620-1398

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Shares to be Registered (2)	Proposed Maximum Aggregate Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001	19,824,170	$1.30	$25,771,421	$3,123
Shares of Common Stock underlying Warrants	261,538	$1.30	$340,000	$41
Shares of Common Stock underlying Stock Options	2,612,500	$1.30	$3,396,250	$412
TOTAL	22,698,208		$29,507,671	$3,576

(1)	All of the securities being registered hereby are offered for the account of certain Selling Securityholders who acquired such securities in private transactions.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional number of common stock as may be issuable from time to time as a result of stock splits, stock dividends, recapitalizations or similar events.

(3)	Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices ($1.30), as reported by the NASDAQ Capital Market, for our common stock on July 1, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 3, 2019

22,698,208 Shares of Common Stock

GUARDION HEALTH SCIENCES, INC.

This prospectus will be used from time to time by the selling securityholders, or the Selling Securityholders, named in this prospectus to resell up to 19,824,170 shares of common stock, 261,538 shares of common stock issuable upon exercise of common stock purchase warrants and 2,612,500 shares of common stock issuable upon exercise of stock options, which are collectively referred to as the Shares. The Selling Securityholders acquired the securities in private offerings or issuances exempt from registration under the Securities Act.

The Shares may be offered from time to time by the Selling Securityholders on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices, through one or more methods or means as described in the section entitled “Plan of Distribution” beginning on page 76 of this prospectus. We are not selling any Shares under this prospectus and will not receive any proceeds from the sale of the Securities by the Selling Securityholders, although we could receive up to approximately $9.3 million upon exercise of outstanding warrants and stock options. Any amounts we receive from such exercises will be used for general corporate purposes. The Selling Securityholders will bear all commissions and discounts, if any, attributable to the sale of Shares. We will bear all expenses incurred in registering the Shares for resale, including our legal and accounting fees.

Our common stock is traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “GHSI.” The closing price of our common stock on July 1, 2019 was $1.26 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 3, 2019.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “the Company,” “GHS,” “we,” “us,” and “our” refer to Guardion Health Sciences, Inc. and its consolidated subsidiaries.

This prospectus describes the specific details regarding this offering, the terms and conditions of the common stock being offered hereby and the risks of investing in the Company’s common stock. You should read this prospectus, any free writing prospectus and the additional information about the Company described in the section entitled ‘‘Where You Can Find More Information’’ before making your investment decision.

Neither the Company, nor any of its officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment in the Company’s common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in the Company’s common stock.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are the Company’s property or the property of one of the Company’s subsidiaries. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning the Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which the Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but the Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which the Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over the past several years, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of the Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents the Company files with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what the Company expects. See the information included under the heading “Forward-Looking Statements.”

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “GHS,” “we,” “us,” and “our” refer to Guardion Health Sciences, Inc. and its consolidated subsidiaries.

The Company

Overview

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina-based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. The Company believes this risk may be modified by taking Lumega-Z to maintain a healthy macular protective pigment. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s disease and dementia.

In September 2017, the Company, through its wholly-owned subsidiary VectorVision Ocular Health, Inc., acquired substantially all of the assets and certain liabilities of VectorVision, Inc., a company that specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. VectorVision’s standardization system is designed to provide the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. The acquisition expands the Company’s technical portfolio. The Company believes the acquisition of VectorVision, adding the CSV-1000 and ESV-3000 to its product portfolio, further establishes its position at the forefront of early detection, intervention and monitoring of a range of eye diseases. The Company has had limited commercial operations to date. Until recently with the acquisition of VectorVision and development of the Company’s sales force, the Company has primarily been engaged in research, development, commercialization, and capital raising.

The Company invented a proprietary technology, embodied in the Company’s medical device, the MapcatSF®, that accurately measures the macular pigment optical density (“MPOD”). On November 8, 2016, the United States Patent and Trademark Office (“USPTO”) issued patent number 9,486,136 for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function. The MapcatSF is the first medical device using a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data.

For the past three years, the clinical prototypes of the MapcatSF have been tested on patients, allowing for frequent modifications of the device’s algorithms and retesting for accuracy, as well as to provide the inclusion of additional features not previously found in the initial prototype. The alpha prototype, which is the pre-commercial production version, was unveiled for the first time in July 2013 in Cambridge, United Kingdom, to researchers and scientists from around the world. The MapcatSF is manufactured and assembled in Irvine, California, and will be distributed from the Company’s national headquarters in San Diego. The marketing of the device will be implemented through continuing education presentations conducted by key opinion leaders in the industry. The MapcatSF device is a Class I medical device under the U.S. Food and Drug Administration (“FDA”) classification scheme for medical devices, which the Company has determined does not require pre-market approval.

Lumega-Z is a medical food product that has a patent-pending formula that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Management believes, based on review of products on the market and knowledge of the industry, that Lumega-Z is the first liquid ocular health formula to be classified as a medical food (as defined in Section 5(b) of the “Orphan Drug Act”). However, the FDA has not monitored nor approved Lumega-Z as a medical food. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. The current formulation has been delivered to patients and used in clinics since 2014.

Medical foods are not considered to be either dietary or nutritional supplements. The Company believes that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. The Company believes that medical foods will continue to grow in importance over the coming years.

Lumega-Z is a regulated medical food and therefore must be administered under the supervision of a physician or professional healthcare provider. In order to reach the large, expanding AMD patient population, the Company primarily markets Lumega-Z to patients through ophthalmologists and optometrists.

Over 1,900 patients have been treated with Lumega-Z since the Company began selling the formulation in October 2011. The patients come from a combination of the three initial testing sites, healthcare provider sites where the MapcatSF has been demonstrated, patients that have found Lumega-Z online and through other patient referrals, healthcare provider sites administering Lumega-Z to their patients without use of the MapcatSF, and MapcatSF devices recently placed in additional healthcare facilities. Patients take Lumega-Z under the supervision of their physician. Lumega-Z is typically ingested by the patient on a daily basis. Patients are typically between 50 and 80 years old. Patients are mixed ethnically and socioeconomically. Patients typically have insurance, whether private insurance or Medicare. Physicians have determined that the patient is experiencing or is at a high risk of developing retinal disease and decide based on their medical determination that the patient is a candidate for Lumega-Z.

Nearly half of Americans have low MPOD, a risk factor for AMD. As the MapcatSF is specifically designed to measure the MPOD, the Company and the physicians that utilize the MapcatSF are able to observe changes in that macular protective pigment density in patients who are taking Lumega-Z. The Company encourages sites using the MapcatSF® to provide the Company anonymized data on the MPOD readings. Anecdotal reports from physicians indicate improvements in their patients such as increased visual function, a noticeable halt in the progression of the patient’s AMD, improvement in glare and contrast sensitivity, and stabilization and improvement of vision. No adverse effects of taking Lumega-Z have been reported by any of the physicians administering Lumega-Z to their patients.

The number of patients regularly ordering Lumega-Z has increased as new healthcare providers have begun working with the Company, with a concurrent rise in patients set on an auto-ship program for delivery every four weeks. Automatic shipment has an added benefit in that it aids physicians because it increases patient compliance in using Lumega-Z on a regular basis. The Company’s operations, to date, indicate that each MapcatSF deployed in a clinic can generate an average of 75 new customers for its Lumega-Z product over a period of approximately 90 days when a MapcatSF is deployed in a small, low volume clinic. A larger, higher volume clinic is expected to generate a larger number of patients in a shorter period of time. All of the Company’s medical food revenue is derived from a limited number of individual customers.

AMD is the third leading cause of blindness in the world. More than 10 million people in the United States suffer from various forms of this incurable disease, according to the American Macular Degeneration Foundation. As the population ages, that number is expected to triple by 2025. Congress, the Food and Drug Administration, the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance (the branch of the pharmaceutical industry which assesses and monitors the safety of drugs either in the development pipeline or which have already been approved for marketing) to measure and reduce these adverse health consequences.

The Company believes that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term “medical food” as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered internally (by mouth) under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market. Until 1972, medical foods were categorized as drugs and then until 1988 as “foods for special dietary purposes.” The field of candidates for development into medical foods is expanding due to continuing advances in the understanding of the science of nutrition and disease, coupled with advances in food technology thereby increasing the number of products that can be formulated and commercialized.

The Company distributes its medical food products through E-commerce in an online store that is operated at www.guardionhealth.com. Information about VectorVision products can be found at www.vectorvision.com.

Risk Factors Summary

An investment in the Company’s common shares involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

●	As we have incurred recurring losses and negative cash flows since our inception, there is no assurance that we will be able to continue as a going concern absent additional financing, which we may not be able to obtain on favorable terms or at all.
●	The Company’s future success is dependent on the successful commercialization of Lumega-Z®, the MapcatSF® medical device, the CSV-1000 and ESV-3000 testing devices, and the continued successful integration of VectorVision into the Company’s business.
●	The Company may fail to realize all of the anticipated benefits of the VectorVision acquisition or those benefits may take longer to realize than expected.
●	The Company has limited experience in developing medical foods and medical devices, and it may be unable to commercialize some of the products and services it develops or acquires.
●	The Company and its suppliers and manufacturers are subject to a number of existing laws, regulations and industry initiatives and the regulatory environment of the healthcare industry is continuing to change.
●	Lumega-Z may not qualify as a medical food as defined by the FDA.
●	The Company’s products may cause undesirable side effects or have other properties that could delay or prevent any required regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.
●	The Company’s competitors may develop products similar to Lumega-Z, and the Company may therefore need to modify or alter its business strategy, which may delay the achievement of its goals.
●	The Company may be unsuccessful in expanding its product distribution outside the United States.
●	The Company’s billings and revenues are derived from a limited number of customers and the loss of any of them may have an immediate adverse effect on its financial results.
●	Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in the delisting of our common stock, which could result in the lack of a trading market for our common stock, cause a decrease in the value of our common stock, and adversely affect our business, financial condition and results of operations.

Implications of Being an Emerging Growth Company

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. It will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which it has total annual gross revenue of at least $1.07 billion, as such amount is indexed for inflation every five years by the Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers during its most recently completed fiscal year, (3) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” which would occur if the market value of the Company’s common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such fiscal year, or (4) the date on which the Company has issued more than $1 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	the Company may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in its initial registration statement;

●	the Company may avail itself of the exemption from the requirement to obtain an attestation and report from its auditors on the assessment of the Company’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

●	the Company may provide reduced disclosure about its executive compensation arrangements; and

●	the Company may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the benefits of this extended transition period. Its financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Corporate History and Information

Guardion Health Sciences, Inc. was formed under the name P4L Health Sciences, LLC in December, 2009 in California as a limited liability company. The Company changed its name to Guardion Health Sciences, LLC (“GHS”) in December 2009. In June 2015, GHS converted into a Delaware “C” corporation. The Company’s address is 15150 Avenue of Science, Suite 200, San Diego, California 92128. The Company’s telephone number is 858-605-9055. Its website is: www.guardionhealth.com. The information on, or that can be accessed through, this website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase the Company’s common stock.

THE OFFERING

Shares of common stock offered by the Selling Securityholders	An aggregate of 22,698,208 Shares are being offered by the Selling Securityholders; consisting of 19,824,170 Shares of common stock, 261,538 Shares underlying warrants and 2,612,500 Shares underlying stock options.

Shares of common stock outstanding (1)	22,733,762

Selling Securityholders	All of the Shares are being offered by the Selling Securityholders named herein. See “Selling Securityholders” on page 28 of this prospectus for more information.

Plan of distribution	The Selling Securityholders may offer the Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions, at fixed or negotiated prices, through one or more methods or means as described in the section entitled “Plan of Distribution” beginning on page 76 of this prospectus.

Use of Proceeds	We will not receive any proceeds from the resale by the Selling Securityholders of the Shares offered by this prospectus. We could, however, receive up to up to approximately $9.3 million upon exercise of outstanding warrants and options. Any amounts we receive from such exercises will be used for general corporate purposes.

Dividend Policy	The Company has never declared any cash dividends on its common stock. The Company currently intends to use all available funds and any future earnings for use in financing the growth of its business and does not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy.”

Trading Symbol	Our Shares trade on The Nasdaq Capital Market under the symbol “GHSI.” The closing price of our common stock on July 1, 2019 was $1.26 per share.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in the Company’s common stock.

(1) The number of shares of common stock outstanding is based on 22,733,762 shares of common stock issued and outstanding as of July 2, 2019 and excludes the following:

●	2,612,500 shares of common stock issuable upon the exercise of outstanding stock options as of that date having a weighted average exercise price of $3.28 per share; and

●	261,538 shares of common stock issuable upon the exercise of outstanding warrants as of that date having a weighted average exercise price of $2.81 per share.

RISK FACTORS

Investing in the Company’s common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of the Company’s common stock. There are numerous and varied risks that may prevent the Company from achieving its goals. If any of these risks actually occurs, the Company’s business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of its common stock could decline and investors in the Company’s common stock could lose all or part of their investment.

Risks Related to the Company’s Business

As the Company has incurred recurring losses and negative cash flows since our inception, there is no assurance that the Company will be able to continue as a going concern absent additional financing, which the Company may not be able to obtain on favorable terms or at all.

The Company has incurred net losses since inception in 2009 and cannot be certain if or when the Company will produce sufficient revenue from operations to support costs. The Company had a net loss of $7,767,407 for the year ended December 31, 2018 and a net loss of $5,305,169 for the year ended December 31, 2017. The company had a net loss of $1,385,099 for the three months ended March 31, 2019. The Company had an accumulated deficit of $36,018,462 as of March 31, 2019. The Company expects to continue to incur net losses and negative operating cash flows in the near-term.

The Company will continue to incur significant expenses for commercialization activities related to its lead product Lumega-Z, the MapcatSF medical device, the CSV-1000 and ESV-3000 devices, and with respect to efforts to build its infrastructure and expand its operations. The Company anticipates that it will need to raise additional funds in the next few months.

Even if profitability is achieved in the future, the Company may not be able to sustain profitability on a consistent basis. The Company expects to continue to incur substantial losses and negative cash flow from operations for the foreseeable future. The Company’s financial statements included in this registration statement have been prepared assuming that the Company will continue as a going concern. The Company’s auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on its audited financial statements for the year ended December 31, 2018. Because the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the Company can continue as a going concern, it may be more difficult for the Company to attract investors. The Company’s future is dependent upon its ability to obtain financing and upon future profitable operations.

The Company does not have any credit facilities as a source of present or future funds, and there can be no assurance that the Company will be able to raise sufficient additional capital on acceptable terms, or at all. The Company may seek additional capital through a combination of private and public equity offerings and debt financings. If the Company raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, would increase expenses and require that Company assets secure such debt. Moreover, any debt the Company incurs must be repaid regardless of our operating results.

The Company’s ability to obtain additional financing will be subject to a number of factors, including market conditions, operating performance and investor sentiment. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may have to significantly delay, scale back or discontinue our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on its business, stock price and relationships with third parties, at least until additional funding is obtained. If the Company does not have sufficient funds to continue operations, the Company could be required to seek other alternatives that would likely result in our stockholders losing some or all of their investment.

The Company’s future success is largely dependent on the successful commercialization of Lumega-Z®, the MapcatSF® medical device, the CSV-1000 and ESV-3000 testing devices, and the continued successful integration of VectorVision into the Company’s business.

The future success of the Company’s business is largely dependent upon the successful commercialization of its medical food, Lumega-Z, its medical device, the MapcatSF and the VectorVision CSV-1000 and ESV-3000 testing devices. The Company is dedicating a substantial amount of its resources to advance Lumega-Z and certain resources to advance MapcatSF as aggressively as possible. If the Company encounters difficulties in the commercialization of Lumega-Z or the MapcatSF, the Company will not have the resources necessary to continue its business in its current form. If the Company is unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, it may be unable to successfully commercialize its products. The Company believes it is creating an efficient commercial organization and taking advantage of outsourcing options where prudent to maximize the effectiveness of its commercial expenditures. However, it may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues the Company may be able to generate on sales of Lumega-Z or licensing fees or sales of the MapcatSF device or the CSV-1000 and ESV-3000 testing devices. If this occurs, it will have an adverse impact on operations and the Company’s ability to fund any future development.

The Company may fail to realize all of the anticipated benefits of the VectorVision acquisition or those benefits may take longer to realize than expected. The Company may also encounter significant difficulties in integrating VectorVision into the existing business and VectorVision may underperform relative to the Company’s expectations.

The Company may not fully realize the anticipated benefits of the VectorVision acquisition. The Company has integrated the business of VectorVision with its legacy business, but the Company may continue to devote significant management attention and resources to operate and grow the VectorVision business. The failure to realize the anticipated benefits of the VectorVision acquisition could cause an interruption of, or a loss of momentum in, the Company’s operations and could adversely affect its business, financial condition and results of operations. In addition, continued operation of VectorVision may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customers and other business relationships, and diversion of management’s attention. Additional challenges may include, among other things, difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects and the impact of potential liabilities the Company may be assuming from VectorVision.

The Company has limited experience in developing medical foods and medical devices, and it may be unable to commercialize some of the products and services it develops or acquires.

Development and commercialization of medical foods and medical devices involves a lengthy and complex process. The Company has limited experience in developing products and has only one commercialized medical food product on the market, Lumega-Z. In addition, no one has ever developed or commercialized a medical device like the MapcatSF. The Company cannot assure you that it is possible to further develop or successfully commercialize the MapcatSF or that it will be successful in doing so. While the CSV-1000 and ESV-3000 visual acuity testing devices are commercialized, there is no guarantee that they will continue to be marketable or enjoy commercial success.

Even if the Company develops or acquires products for commercial use, these products may not be accepted by the medical and pharmaceutical marketplaces or be capable of being offered at prices that will enable the Company to become profitable. The Company cannot assure you that its products will be approved by regulatory authorities, if required, or ultimately prove to be useful for commercial markets, meet applicable regulatory standards, or be successfully marketed.

The Company’s ongoing investment in new businesses and new products, services, and technologies is inherently risky, and could disrupt its current operations.

The Company has invested and expects to continue to invest in new businesses, products, services, and technologies. The expansion into the transcranial doppler testing business is a reflection of its ongoing efforts to innovate and provide useful products and services. Such endeavors involve significant risks and uncertainties, including insufficient revenues from such investments to offset any new liabilities assumed and expenses associated with these new investments, inadequate return of capital on the Company’s investments, distraction of management from current operations, and unidentified issues not discovered in its due diligence of such strategies and offerings that could cause the Company to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Because these new ventures are inherently risky, no assurance can be given that such strategies and offerings will be successful and will not adversely affect the Company’s reputation, financial condition, and operating results.

The Company and its suppliers and manufacturers are subject to a number of existing laws, regulations and industry initiatives and the regulatory environment of the healthcare industry is continuing to change. If it is determined that the Company or its suppliers or manufacturers are not in compliance with the laws and regulations to which they are respectively subject, the Company’s business, financial condition and results of operations may be adversely affected.

As a participant in the healthcare industry, the Company’s operations and relationships, and those of the Company’s customers, are regulated by a number of federal, state, local, and foreign governmental entities, and the Company’s products must be capable of being used by its customers in a manner that complies with those laws and regulations. Because of its business relationships with physicians and professional healthcare providers, and since its product, Lumega-Z is believed to be a medical food and the MapcatSF and the CSV-1000 and ESV-3000 are medical devices, a number of regulations are implicated. For example, from the FDA’s perspective, a drug cures, treats, or mitigates the effects or symptoms of a specific disease. A medical food manages a specific disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. While the Company believes Lumega-Z is a medical food, if the FDA determines Lumega-Z to be a drug, the Company and the product would be subject to considerable additional FDA regulation. Similarly, while the Company believes the MapcatSF is a safe medical device, with a very low potential risk of injury to a patient, the Company believes the MapcatSF is correctly classified as a Class I medical device, which does not require any premarket approval. The CSV-1000 and ESV-3000 are currently classified with the FDA as Class I medical devices. If, however, the FDA were to determine that the MapcatSF, the CSV-1000 or ESV-3000 is a Class II medical device, the Company and the particular product or products would be subject to considerable additional regulatory requirements.

In addition, the Company cannot anticipate how changes in regulations or determinations by regulatory agencies may evolve. Thus, application of many foreign, state and federal regulations to the Company’s business operations is uncertain. Further, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals and laws related to off-label promotion of prescription drugs that may or may not be directly or indirectly applicable to the Company’s operations and relationships or the business practices of its customers. It is possible that a review of its business practices or those of its customers by courts or regulatory authorities could result in a determination that may adversely affect the Company. In addition, the healthcare regulatory environment may change in a way that restricts existing operations or growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on the Company’s business, financial condition and results of operations. The Company cannot predict the effect of possible future legislation and regulation.

The Company may be subject to fines, penalties, injunctions and other sanctions if it is deemed to be promoting the use of its products as a drug.

The Company’s business and future growth depend on the development, use and ultimate sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, the Company is prohibited from promoting its products for treatment of a condition or disease. This means that the Company may not make claims about the usefulness or effectiveness or expected outcome of use of its products for any particular condition or disease and may not proactively discuss or provide information on the use of its products, except as allowed by the FDA.

There is a risk that the FDA or other federal or state law enforcement authorities could determine that the nature and scope of our sales and marketing activities may constitute the promotion of our products for use as a drug in violation of applicable law. The Company also faces the risk that the FDA or other regulatory authorities might pursue enforcement based on past activities that the Company discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations are typically expensive, disruptive, burdensome and generate negative publicity. If its promotional activities are found to be in violation of applicable law or if the Company agrees to a settlement in connection with an enforcement action, the Company would likely face significant fines and penalties and would likely be required to substantially change its sales, promotion and educational activities. In addition, were any enforcement actions against the Company or its senior officers to arise, the Company could be excluded from participation in U.S. government healthcare programs such as Medicare and Medicaid.

Lumega-Z may not qualify as a medical food as defined by the FDA.

If the FDA makes a determination that Lumega-Z should not be defined as a medical food (and does not qualify as a drug), the Company would need to relabel and rebrand that product. While reclassification and the subsequent relabeling and rebranding would be an added cost to operations, it would not change the use or effectiveness of Lumega-Z. Although, management believes it is unlikely the FDA would make such a determination, there is a chance that certain physicians may choose not to recommend Lumega-Z to their patients or that certain consumers may choose not to buy Lumega-Z if it is not classified as a medical food. While there is no insurance coverage for Lumega-Z as a medical food, if insurance companies would otherwise pay for Lumega-Z because of it being a medical food, a determination by the FDA that Lumega-Z should not be defined as a medical food could limit or eliminate such potential insurance coverage which might adversely impact the sales of Lumega-Z.

The Company’s products may cause undesirable side effects or have other properties that could delay or prevent any required regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.

If the Company’s products, including Lumega-Z, are associated with undesirable side effects or have characteristics that are unexpected, the Company may need to abandon its development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Any serious adverse or undesirable side effects identified during the development of its products, could interrupt, delay or halt commercialization and/or could result in the additional regulatory requirements by the FDA or other regulatory authorities, and in turn prevent the Company from commercializing its product candidates and generating revenues from their sale.

A key part of the Company’s business strategy is to establish collaborative relationships to commercialize and develop its product candidates. The Company may not succeed in establishing and maintaining collaborative relationships, which may significantly limit its ability to develop and commercialize its products successfully, if at all.

A key part of the Company’s business strategy is to establish collaborative relationships to commercialize and fund development of its product candidates. The Company is currently a party to several collaborative relationships. The Illinois College of Optometry, for example, has included the MapcatSF prototype in its curriculum to instruct students on how to measure the macular pigment. The New York Eye and Ear Infirmary is currently evaluating Lumega-Z on glaucoma patients. The Rosenberg School of Optometry at the University of the Immaculate Word is conducting research on patients with a MapcatSF prototype. Moreover, the Company’s Science Advisory Board, each member of whom is displayed on the Company website, includes world renowned experts in macular carotenoids who are developing the peer review markets by conducting research and furthering the understanding of the relevance of the macular pigment in ocular health. The Company’s Medical Advisors includes thought-leading clinicians in retina, glaucoma and the anterior segment of the eye, providing guidance on understanding the clinical applications of Lumega-Z and the MapcatSF and understanding the market opportunities and assisting in driving our strategic goals. However, there is no guarantee that the Company will be successful in negotiating similar collaborative relationships with regard to the CSV-1000 and ESV-3000.

While the Company believes that these collaborative relationships help further validate the MapcatSF and Lumega-Z, these relationships are not material to the Company because none of these relationships is exclusive, there are many potential collaborative partners available, and the Company is free to enter into other collaborative relationships as needed. No sales of Lumega-Z are generated directly from Illinois College of Optometry because the MapcatSF is part of its teaching curriculum, not used for direct patient care. However, the other collaborative partners, as a result of using the MapcatSF on patients, periodically put patients on Lumega-Z if a physician determines it appropriate to do so. The majority of sales of Lumega-Z primarily come from clinicians outside of these collaborative relationships.

The Company may not be able to negotiate collaborations on acceptable terms, if at all, and if it does enter into collaborations, these collaborations may not be successful. The Company’s current and future success depends in part on its ability to enter into successful collaboration arrangements. If the Company is unable to establish and maintain collaborative relationships on acceptable terms or to successfully transition terminated collaborative agreements, the Company may have to delay or discontinue further development of one or more of its product candidates, undertake development and commercialization activities at its own expense or find alternative sources of capital. Consequently, if it is unable to enter into, maintain or extend successful collaborations, the Company’s business may be harmed.

The Company’s long-term success may depend upon the successful development and commercialization of products other than Lumega-Z, the MapcatSF medical device and the CSV-1000 and ESV-3000 testing devices.

The Company’s long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. Product development and commercialization is very expensive and involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Product development is a complex and time-consuming process. If the Company fails to adequately manage the research, development, execution and regulatory aspects of new product development it may fail to launch new products altogether.

Government agencies may establish usage guidelines that directly apply to the Company’s products or proposed products or change legislation or regulations to which the Company is subject.

Government usage guidelines typically address matters such as usage and dose, among other factors. Application of these guidelines could limit the use of the Company’s products and products that the Company may develop. In addition, there can be no assurance that government regulations applicable to the Company’s products or proposed products or the interpretation thereof will not change and thereby prevent the marketing of some or all of its products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent, delay or change the regulatory approval required of the Company’s products. The Company cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries.

Patent litigation is common in the pharmaceutical and biopharmaceutical industries. Any litigation or claim against the Company may cause it to incur substantial costs and could place a significant strain on its financial resources, divert the attention of management from its business and harm the Company’s reputation.

While the Company is not a pharmaceutical or a biopharmaceutical company, as a health sciences company, the Company’s medical foods or its medical devices may come into competition with products in the medical foods and related industries, such as pharmaceuticals, biologics or dietary supplements. There has been substantial litigation in the pharmaceutical and biopharmaceutical industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. For the most part, these lawsuits relate to the validity, enforceability and infringement of patents. The Company expects it will rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. The Company may find it necessary to initiate claims to defend its intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of the Company’s products or know-how or require the Company to license such patents and pay significant fees or royalties to produce its products. In addition, future patents may issue to third parties which the Company’s technology may infringe. Because patent applications can take many years to issue, there may be applications now pending of which the Company is unaware that may later result in issued patents that the Company’s products may infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, and could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. If such a dispute were to be resolved against us, the Company may be required to pay substantial damages, including treble damages and attorney’s fees to the party claiming infringement if the Company were to be found to have willfully infringed a third party’s patent. The Company may also have to develop non-infringing technology, stop selling any products it develops, cease using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. The Company’s failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm its business. Modification of any products the Company develops or development of new products thereafter could require the Company to become subject to other requirements of the FDA and other regulatory bodies, which could be time-consuming and expensive. In addition, parties making infringement claims may be able to obtain an injunction that would prevent the Company from selling any products it develops, which could harm its business.

The Company’s competitors may develop products similar to Lumega-Z, and the Company may therefore need to modify or alter its business strategy, which may delay the achievement of its goals.

Competitors may develop products with similar characteristics to Lumega-Z. Such similar products marketed by larger competitors could hinder the Company’s efforts to penetrate the market. As a result, the Company may be forced to modify or alter its business and regulatory strategy and sales and marketing plans, as a response to changes in the market, competition and technology limitations, among others. Such modifications may pose additional delays in achieving the Company’s goals.

The Company’s competitors may develop products similar to the MapcatSF medical device, and the Company may therefore need to modify or alter its business strategy, which may delay the achievement of its goals.

While the Company believes the MapcatSF is the only device available that can accurately measure the density of the macular pigment, competitors may develop products with similar characteristics to the Company’s MapcatSF medical device. Such similar products marketed by larger competitors could hinder the Company’s efforts to develop the market. As a result, the Company may be forced to modify or alter its business and regulatory strategy and sales and marketing plans, as a response to changes in the market, competition and technology limitations, among others. Such modifications may pose additional delays in achieving the Company’s goals.

The Company’s competitors may develop products similar to the CSV-1000 and ESV-3000 devices, and the Company may therefore need to modify or alter its business strategy, which may delay the achievement of its goals.

While the Company believes that VectorVision is the only company that offers fully standardized vision testing products that ensure consistent, repeatable and highly accurate results, its competitors may introduce similar products that may compete with the CSV-1000 and ESV-3000 devices. These devices offer auto-calibrated tests to ensure the correct testing luminance and contrast levels for consistent, highly accurate and repeatable results, which is why the VectorVision instruments can detect and quantify subtle changes in vision, and why the VectorVision CSV-1000 instrument is used by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. For the same reasons, the Company believes that the ESV-3000 ETDRS testing device will become the worldwide standard for ETDRS visual acuity testing. The Company’s research has revealed no competing products that offers auto-calibration of ambient illumination. Competitive devices do not allow for variations in ambient light levels, resulting in variability of test results due to the environment in which the testing is performed. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and the intellectual property is protected under copyright and trade secret law. Both CSV-1000 and ESV-3000 are currently sold worldwide, and the Company expects this global distribution to continue. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which the Company plans to provide as part of its commercialization strategy. Competitors currently exist, and while the Company believes its market penetration and intellectual property protection are barriers to entry, competitors may invent around the Company’s intellectual property or otherwise overcome barriers to entry and introduce similar products to compete with either the CSV-1000 or ESV-3000.

The Company’s failure to compete successfully could cause its revenue or market share to decline.

The market for our products and services is competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors, which include major pharmaceutical companies with alternatives to our products, may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. We compete on the basis of several factors, including distribution of products, reputation, scientific validity, reliability, client service, price, and industry expertise and experience. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

If the Company is unable to develop its own sales, marketing and distribution capabilities, or if it is not successful in contracting with third parties for these services on favorable terms, or at all, revenues from products could be limited.

The Company currently has limited sales, marketing and distribution capabilities. To commercialize our products successfully, we have to develop more robust capabilities internally or collaborate with third parties that can perform these services for us. In the process of commercializing our products, we may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations capable of successfully launching new products and generating sufficient product revenues. In addition, establishing such operations takes time and involves significant expense.

If the Company decides to enter into co-promotion or other licensing arrangements with third parties, we may be unable to identify acceptable partners because the number of potential partners is limited and because of competition from others for similar alliances with potential partners. Even if we are able to identify one or more acceptable partners, we may not be able to enter into any partnering arrangements on favorable terms, or at all. If we enter into any partnering arrangements, our revenues are likely to be lower than if we marketed and sold our products ourselves.

In addition, any revenues the Company receives would depend upon our partners’ efforts which may not be adequate due to lack of attention or resource commitments, management turnover, and change of strategic focus, further business combinations or other factors outside of our control. Depending upon the terms of our agreements, the remedies we have against an under-performing partner may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement partner on acceptable terms, or at all.

If the Company cannot compete successfully for market share against other companies, it may not achieve sufficient product revenues and its business will suffer.

The market for our products and product candidates is characterized by competition and technological advances. If our products are unable to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete for market share against fully integrated medical food and medical device companies or other companies that develop products independently or collaborate with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater capital resources, larger research and development staffs and facilities, and greater financial resources than we do, as well as significantly greater experience in:

●	developing medical foods and medical devices;
●	conducting product testing and studies;
●	complying with regulatory requirements;
●	formulating and manufacturing products; and
●	launching, marketing, distributing and selling products.

Our competitors may:

●	develop and patent processes or products earlier than we will;
●	develop and commercialize products that are less expensive or more efficient than our products;
●	comply with regulatory requirements more rapidly than us; or
●	improve upon existing technological approaches or develop new or different approaches that render our technology or products obsolete or uncompetitive.

If we are unable to compete successfully against current or future competitors, we may be unable to obtain market acceptance for any product candidates that we create, which could prevent us from generating revenues or achieving profitability and could cause the market price of our common stock to decline.

Product liability lawsuits against the Company could divert its resources and could cause it to incur substantial liabilities and to limit commercialization of Company products.

We face a risk of product liability exposure related to the use of our products, including Lumega-Z. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any product candidates or products that we develop;
●	injury to our reputation and significant negative media attention;
●	significant costs to defend the related litigation;
●	loss of revenue; and
●	reduced time and attention of our management to pursue our business strategy.

Our insurance policies may not fully cover liabilities that we may incur in the event of a product liability lawsuit. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

The Company may be unsuccessful in expanding its product distribution outside the United States.

To the extent we begin to offer our products outside the United States, we expect that we may be dependent on third-party distribution relationships. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations. If distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, our ability to realize long-term international revenue growth would be materially adversely affected.

Additionally, our products may require regulatory clearances and approvals from jurisdictions outside the United States. We expect that we will be subject to and required to comply with local regulatory requirements before selling our products in those jurisdictions. We are not certain that we will be able to obtain these clearances or approvals or compliance requirements on a timely basis, or at all.

Manufacturing risks and inefficiencies may adversely affect the Company’s ability to produce products.

We engage third parties to manufacture our products in sufficient quantities and on a timely basis, while maintaining product quality, acceptable manufacturing costs and complying with regulatory requirements. In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require. If we are unable to obtain from one or more of our vendors the needed materials or components that meet our specifications on commercially reasonable terms, or at all, we may not be able to meet the demand for our products. While we have not arranged for alternate suppliers, and it may be difficult to find alternate suppliers in a timely manner and on terms acceptable to us, we believe that there are multiple alternative sources, suppliers and manufacturers available for our products and devices in the event of a termination or a disagreement with any current vendor.

Security breaches and other disruptions could compromise the Company’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers and business partners, including personally identifiable information of our customers, some of which is stored on our network and some of which is stored with our third-party E-commerce vendor. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to operator error, malfeasance or other disruptions. Any such breach could compromise our network and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation, which could adversely affect our business.

The Company’s products and facility and the facilities of its manufacturers are subject to federal laws and regulations and certain requirements in the State of California. Failure to comply with any law or regulation could result in penalties and restrictions on the Company’s manufacturers’ ability to manufacture and the Company’s ability to distribute products. If any such action were to be imposed, it could have a material adverse effect on the Company’s business and results of operations.

Although medical foods do not require pre-market approval by the FDA, manufacturers of medical foods must be registered with the FDA under a provision promulgated by the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the “Bioterrorism Act”). Manufacturers of medical foods are subject to periodic inspection by the FDA. The manufacture of our medical foods is outsourced in its entirety to a third-party manufacturer. We are evaluating additional manufacturers for selection as second source or back-up providers. Our medical foods have not been reviewed by the FDA. There is no certainty that the FDA will favorably review our medical food products or our manufacturers’ facilities. If the outcome of an inspection is negative or if we or our manufacturers fail to comply with any law or regulation, we could be subject to penalties and restrictions on our manufacturers’ ability to manufacture and distribute products. Any such action may result in a material adverse effect on our business and results of operations. For a more complete discussion of the laws and regulations to which we are subject, see the section of this prospectus titled “Business - Government Regulation.”

Prior to the acquisition of VectorVision, all of the Company’s billings and revenues have been derived from the sale of a single product.

For the years ended December 31, 2018 and 2017, the Company derived a portion of its revenues from the sale of Lumega-Z®. While we continue to see an increasing demand for Lumega-Z from our customers, we cannot assure you that the demand will continue. A decline in sales of Lumega-Z to our customers may have an immediate adverse effect on our financial results. The Company began recognizing revenue from our VectorVision acquisition in the fourth quarter of 2017. Although the Company expects to continue to realize revenues from sales of the CSV-1000 and ESV-3000 products, there is no assurance that such sales will continue at historical levels or that any of our products will otherwise continue to be commercially viable.

The Company’s billings and revenues are derived from a limited number of customers and the loss of any one or more of them may have an immediate adverse effect on its financial results.

In the years ended December 31, 2018 and 2017, the Company’s billings were derived from a limited number of individual customers and distributors. Customers may stop purchasing our products with little or no warning. Loss of customers may have an immediate adverse effect on our financial results.

If the Company is forced to reduce its prices, its business, financial condition and results of operations may suffer.

The Company may be subject to pricing pressures with respect to its future sales arising from various sources, including practices of health insurance companies, healthcare providers and competition in the marketplace. If the Company’s pricing experiences significant downward pressure, our business could be less profitable and our results of operations may be adversely affected. In addition, because cash from sales funds our working capital requirements, reduced profitability could require us to raise additional capital to support our operations.

If the Company is unable to successfully introduce new products or fails to keep pace with medical advances and developments, its business, financial condition and results of operations may be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule may have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the healthcare industry is characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products, develop new technology that addresses the needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business may suffer.

If customers do not accept the Company’s products or delay in deciding whether to recommend the Company’s products and services, its business, financial condition and results of operations may be adversely affected.

Our business model depends on our ability to sell our products. Acceptance of our products requires physicians to use our MapcatSF to measure the macular protective pigment in their patients’ eyes, understand and appreciate the benefits of Lumega-Z in order to recommend it to their patients, and to understand the benefits of visual acuity testing using the CSV-1000 and ESV-3000 devices. We cannot assure you that physicians will integrate our products into their treatment plans or patient recommendations. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products by physicians, and other healthcare industry participants or if we fail to position our products as an ocular health remedy, our business, financial condition and results of operations may be adversely affected.

If the Company’s principal suppliers fail or are unable to perform their contracts with the Company, it may be unable to meet its commitments to its customers. As a result, the Company’s reputation and its relationships with its customers may be damaged and its business and results of operations may be adversely affected.

We currently purchase all our medical food ingredients and products from three vendors – one for carotenoids, one for Omega 3, and one for all other supplements. These companies are subject to FDA regulation and they are responsible for compliance with current Good Manufacturing Practices (“cGMP” as defined by the FDA). Although our agreements provide that our suppliers will abide by the FDA manufacturing requirements, we cannot control their compliance. If they fail to comply with FDA manufacturing requirements, the FDA could prevent our vendors from manufacturing our ingredients and products. Although we believe that there are a number of other sources of supply of ingredients and manufacturers of medical food products, if these suppliers are unable to perform under our agreements, particularly at certain critical times such as when we add new physician clients that will require a large production of one or more products, we may be unable to meet our commitments to our customers. If this were to happen, our reputation as well as our relationships with our customers may suffer and our business and results of operations may be adversely affected. We are evaluating several additional manufacturers for selection as second source or back-up providers.

If the Company incurs costs exceeding its insurance coverage in lawsuits that are brought against it in the future, such incident may adversely affect the Company’s business, financial condition and results of operations.

If we were to become a defendant in any lawsuits involving the manufacture and sale of our products and if our insurance coverage were inadequate to satisfy these liabilities, it would be expected to have an adverse effect on our business, financial condition and results of operations.

If the Company is deemed to infringe on the proprietary rights of third parties, it could incur unanticipated expense and be prevented from providing its products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and if our products or the functionality of our products overlap with patents of our competitors. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims whether or not such claims are ultimately successful. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

The Company’s business depends on its intellectual property rights, and if it is unable to protect them, its competitive position may suffer.

Our business plan is predicated on our proprietary technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. Our goal is to protect our proprietary rights through a combination of patent, trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position.

The Company has four issued patents and five pending patent applications related to its products. There currently are no issued patents relating to Lumega-Z. Our success, competitive position, and future revenues will depend, in part, on our ability to obtain and maintain patent protection for our products, methods, processes, and other technologies; to preserve our trade secrets; to obtain trademarks for our name, logo and products; to prevent third parties from infringing our proprietary rights; and to operate without infringing the proprietary rights of third parties. To counter infringement or unauthorized use by third parties, we may be required to file infringement claims, which can be expensive and time-consuming.

The patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

●	Claims of issued patents, and the claims of any patents which may be issued in the future and be owned by or licensed to the Company may be challenged by third parties, resulting in patents being deemed invalid, unenforceable, or narrowed in scope, a third party may circumvent any such issued patents, or such issued patents may not provide any significant commercial protection against competing products;

●	Our competitors, many of which have substantially greater resources than we do and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets; and

●	The legal systems of some foreign countries do not encourage the aggressive enforcement of patents, and countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products. Thus, the Company’s foreign patents may not be enforceable to the same extent as the counterpart U.S. patents.

In addition, the USPTO, and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or any of our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

The Company’s business depends in part on and will continue to depend in part on its ability to establish and maintain additional strategic collaborative relationships. Failure to establish and maintain these relationships could make it more difficult to expand the reach of the Company’s products, which may have a material adverse effect on its business.

To be successful, we must continue to maintain our existing strategic relationships, such as our relationship with our vendors who manufacture our medical food products. We also must continue to establish additional strategic relationships with healthcare leaders. This is critical to our success because we believe that these relationships contribute towards our ability to extend the reach of our products and services to a larger number of physicians, professional healthcare providers and physician groups and to other participants in the healthcare industry; develop and deploy new products and services; and generate additional revenue and cash flows. Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors.

The Company must attract quality management in order to manage its growth. Failure to do so may result in slower expansion.

In order to support the growth of our business and the additional obligations that come with being an exchange-listed company, we will need to expand our senior management team. We plan to recruit additional personnel, including a Chief Financial Officer and a Chief Operating Officer in the near future. There is no assurance that we will be capable of attracting and retaining quality executives and integrating those individuals into our management system. Without experienced and talented management, the growth of our business may be adversely impacted.

Competition for qualified employees is intense. The Company may not be able to attract and retain the highly skilled employees needed to support its business. Without skilled employees, the quality of its product development and services could diminish and the growth of its business may be slowed, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Our ability to provide high-quality products and services to our clients depends, in large part, upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the pharmaceutical and healthcare information technology industries. In addition, we will invest significant time and expense in training our employees, increasing their value to clients as well as to competitors who may seek to recruit them, which will increase the cost of replacing them. If we fail to retain our employees, the quality of our product development and services could diminish and the growth of our business may be slowed. This may have a material adverse effect on our business, financial condition and results of operations.

If the Company loses the services of its Chief Executive Officer and other key personnel, it may be unable to replace them, and the Company’s business, financial condition and results of operations may be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management team and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Michael Favish, our founder, President and Chief Executive Officer, and David Evans, director and Chief Science Officer, are integral to the execution of our business strategy. We believe that the loss of the services of Mr. Favish or Dr. Evans could adversely affect our business, financial condition and results of operations. We cannot assure you that Mr. Favish, Dr. Evans or our other executive officers will continue to provide services to the Company. We do not maintain key man insurance for any of our key personnel.

The Company’s future success depends upon its ability to grow. If the Company is unable to manage its growth effectively, it may incur unexpected expenses and be unable to meet its customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases or we may not have the qualified personnel to implement them. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

The Company may consider acquiring other companies or product lines in an effort to expand its business in exchange for cash and/or stock of the Company (or a combination thereof), which may not be successful or which may cause dilution to investors.

The Company will consider acquiring other companies or product lines that may be complementary or supplementary as part of our future efforts to expand the business, which acquisitions could be for cash, stock or a combination thereof. There is no guarantee that any such acquisition will be successful or that an acquired company’s products, operations or corporate culture will mesh with our Company, integrate well, or that any economies of scale will be realized. In addition, any such transaction that involves the Company’s stock would cause dilution to investors. In addition, any such transaction that involves cash would result in a reallocation of funds on hand that would be needed to support an acquired company or acquired product line.

In order to expand the Company’s business into additional states, it may need to comply with regulatory requirements specific to such states and there can be no assurance that it will be able to initially meet such requirements or that it will be able to maintain compliance on an on-going basis.

While we believe our product, Lumega-Z®, to be a medical food and not a drug, it is only available under the supervision of a physician. While it is not available in pharmacies, we are mindful that the act of physicians prescribing, particularly if conducted across state lines, could potentially be subject to certain pharmacy regulations. Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kickback and false claims. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require a physician to obtain a license to dispense prescription products. While we do not believe these pharmacy requirements are applicable should a pharmacy board or medical board determine otherwise, there can be no assurance that we will be able to comply with the regulations of particular states into which we may expand or that we will be able to maintain compliance with the states in which we currently distribute our products. We currently have Lumega-Z customers in California, Massachusetts, Connecticut, New York, Pennsylvania, New Jersey, Georgia, North Carolina, South Carolina, Florida, Kentucky, Tennessee, Kansas, Indiana, Illinois, Minnesota, Oklahoma, Texas, New Mexico, Mississippi, Idaho, Utah, Nevada, Arizona, Washington, Hawaii and Alberta, Canada. Our inability to maintain compliance with the regulations of California and these other jurisdictions or expand our business into additional states may adversely affect our results of operations.

The Company is subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If it fails to comply with these laws, it could be subject to civil or criminal penalties, other remedial measures and legal expenses, be precluded from developing manufacturing and selling certain products outside the U.S. or be required to develop and implement costly compliance programs, which could adversely affect its business, results of operations and financial condition.

Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010, or Bribery Act, the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws that apply in countries where we do business and may do business in the future. The Bribery Act, FCPA and these other laws generally prohibit us, our officers, and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. Compliance with the FCPA, in particular, is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

We may in the future operate in jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we may participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. If we expand our operations outside of the U.S., we will need to dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the U.S., and authorities in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws. In addition, various laws, regulations and executive orders also restrict the use and dissemination outside of the U.S., or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the U.S., it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the U.S., which could limit our growth potential and increase our development costs.

We may not be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. The Securities and Exchange Commission also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions. Any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by U.K., U.S. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

The Company’s Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XI of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, a director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. This means a shareholder has a limited forum in which to bring one of the above causes of action, which can be inconvenient for the shareholder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based shareholder class actions, derivative suits and other intra-corporate disputes. The Company’s management believes limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided. Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. It also means a shareholder’s ability to bring a claim in a forum it believes is favorable to shareholders in disputes with directors, officers or other employees is limited and may discourage shareholders from bringing such claims. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The Company has no experience in conducting transcranial doppler ultrasound studies.

The Company’s ability to realize the anticipated benefits of the new Transcranial Doppler Solutions, Inc. business will depend on its ability to successfully launch and advance a new service in an area where the Company has no experience, which may be a complex, costly and time-consuming process. The Company may be required to devote significant management attention and resources to develop the Transcranial Doppler Solutions, Inc. business. The initiation process may disrupt its business and, if implemented ineffectively, could restrict the realization of the full expected benefits of the new business service. The failure to meet the challenges involved in the initiation process and to realize the anticipated benefits of the new business could cause an interruption of, or a loss of momentum in, the Company’s operations and could adversely affect its business, financial condition and results of operations.

Risks Related to the Company’s Industry

Any failure to comply with all applicable federal and state privacy and security requirements for the protection of patient information may result in fines and other liabilities, which may adversely affect the Company’s results of operations and reputation.

The Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, Title XIII of the American Recovery and Reinvestment Act of 2009 (the “HITECH Act”), and related regulations promulgated by the Secretary (“HIPAA Regulations”) grant a number of rights to individuals as to their identifiable confidential medical information (called “Protected Health Information”) and restrict the use and disclosure of Protected Health Information. Failure to comply with these confidentiality requirements may result in penalties and sanctions. In addition, certain state laws may impose independent obligations upon us with respect to patient-identifiable medical information. Moreover, various new laws relating to the acquisition, storage and transmission of patient medical information have been proposed at both the federal and state level. These laws (collectively, the “State and Federal Privacy and Security Laws”) present different risks as to the Company’s two lines of business: (1) our sale of medical food, Lumega-Z; and (2) our performance of Trans Cranial Doppler (“TCD”) testing.

1. Medical Food, Lumega-Z. When a physician recommends the Company’s medical food, Lumega-Z, to a patient, the Company typically receives an order from the customer, but does not usually receive medical information. As part of the operation of its business, it is possible, however, that during communication with customers or with physicians the Company might receive patient-identifiable medical information. To the extent the Company obtains access to Protected Health Information, it must ensure it complies with the State and Federal Privacy and Security Laws. Any failure to comply may result in fines and other liabilities, which may adversely affect its results of operations.

2. The TCD Testing Business. In the TCD Testing line-of-business, the Company will go into physicians’ offices and, as a vendor to the physicians, perform TCD tests on patients, as ordered by and under the supervision of the patients’ treating physicians. Radiologists will read and report on the results of the tests, and the results will be reported back to the ordering/treating physician. The treating physician who orders the tests bill for the TCD tests to third party payors. During this process, the Company directly interacts with patients and has access to, processes and transmits Protected Health Information. As a result, the State and Federal Privacy and Security Laws will fully apply to the TCD Testing business. As required by federal law, the Company has been putting into place a HIPAA compliance program, including providing training to staff, instituting appropriate Business Associate Agreements, implementing required policies and procedures, and conducting regular risk assessments. Any failure to comply with the requirements of the State and Federal Privacy and Security Laws – or any loss of Protected Health Information, whether inadvertent or not – may result in fines and other liabilities, which may adversely affect the Company’s results of operations.

Any failure to comply with all applicable federal and state physician self-referral law (the “Stark Law”) may result in fines and other liabilities, which may adversely affect the Company’s results of operations and reputation.

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law and its supporting regulations, which have been amended and expanded substantially, are commonly referred to as the “Stark Law,” and prohibit a physician from making any referral of a Stark Designated Health Service (“DHS”) to an entity with which the physician has any kind of financial relationship, unless all of the requirements of a statutory or regulatory exception are met. Stark covered DHS include both outpatient prescription drugs and diagnostic testing that are reimbursable by Medicare or Medicaid. Many states have similar laws, some of which can apply to all payors and not just governmental payors. While the Company believes that its arrangements with its customers are in compliance with the federal and any state Stark Laws, the Stark Laws present different levels of risks as to the Company’s two lines of business: (1) sale of the Company’s medical food, Lumega-Z, and medical device, the MapcatSF; and (2) the Company’s performance of TCD testing.

1. Medical Food, Lumega-Z, and Medical Device, the MapcatSF. These products are neither prescription drugs nor are they reimbursable under any federal program at present. Therefore, the Company believes that the federal Stark Law is not applicable. Further, the Company’s believes that these products are also not covered under any potentially applicable state Stark Laws. The federal Stark Law, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. To the extent that the products might become reimbursable under a federal program, or otherwise become covered under the Stark Law, the Company believes that the physicians who use the Company’s medical device, the MapcatSF, or recommend its medical food, Lumega-Z, to their patients are aware of these requirements. However, the Company does not monitor their compliance and has no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use the Company’s medical device or prescribe medical foods purchased from the Company were not in compliance with Stark II, it could potentially have an adverse effect on the Company’s business, financial condition and results of operations.

2. The TCD Testing Business. The TCD tests performed by the Company can be reimbursed by Medicare or Medicaid and otherwise constitute a Stark covered DHS, which include diagnostic testing. In conducting TCD tests, the Company will be providing the tests to the ordering physician, who will be paying TCD as a vendor to perform the test on behalf of the physician; and the physician will then be billing for the test to third party payers, including potentially Medicare and Medicaid. As a result, the tests will be considered to be an in-office ancillary service covered under Stark. The Stark Law, however, includes an exception for the provision of such in-office ancillary services, provided that the physician meets specified requirements. The Company believes that the physicians who engage the Company as a vendor to perform the TCD tests are aware of these requirements. However, the Company does not monitor the physicians’ compliance and has no assurance that the physicians are in material compliance with the Stark Law. If it were determined that the physicians were not in compliance with Stark, such could potentially have an adverse effect on the Company’s business, financial condition and results of operations.

The Company believe its planned structure of its relationships with the ordering physicians to be in compliance with all of the requirements of applicable Stark Law exceptions. Any failure to comply the requirements of the Stark Law, however, may result in fines and other liabilities, which may adversely affect the Company’s results of operations, and the future operations of the TCD business could be adversely affected.

Any failure to comply with all applicable federal and state anti-kickback laws may result in fines and other liabilities, which may adversely affect the Company’s results of operations and reputation.

The federal anti-kickback statute (the “AKS”) applies to Medicare, Medicaid and other state and federal programs. AKS prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the federal health care programs. At present, the Company does not participate in any federal programs and its products are not reimbursed by Medicare, Medicaid or any other state or federal program. The AKS is a criminal statute with criminal penalties, as well as potential civil and administrative penalties. The AKS, however, provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. Many states have similar fraud and abuse laws and their own anti-kickback laws, some of which can apply to all payors, and not just governmental payors. While the Company believes that it is in material compliance with both federal and state AKS laws, the AKS laws present different levels of risks as to the Company’s two lines of business: (1) sale of the Company’s medical food, Lumega-Z, and medical device, the MapcatSF; and (2) the Company’s performance of TCD testing.

1. Medical Food, Lumega-Z, and Medical Device, the MapcatSF. At present, the Company’s products are not reimbursable under any federal program. If, however, that changes in the future and it were determined that the Company was not in compliance with the AKS, the Company could be subject to liability, and its operations could be curtailed, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Moreover, if the activities of its customers or other entity with which the Company has a business relationship were found to constitute a violation of the AKS and the Company, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, the Company could be subject to sanctions or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

2. The TCD Testing Business. The TCD tests performed by the Company can be reimbursed by Medicare or Medicaid. As a result, the federal AKS (and potentially any applicable state anti-kickback law) will be implicated to the extent the financial relationships between the physician customers and the Company are (1) not set at a fair market value amount unrelated to the volume or value of TCD tests being ordered; or (2) were found to be a circumvention of the AKS through the creation of a suspect contractual joint venture. If the Company’s arrangements with ordering physicians were found to constitute a violation of the federal AKS, or any applicable state anti-kickback law, we could be subject to sanctions or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

As to the TCD Testing line of business, any failure to comply with applicable federal and state documentation, coding and billing laws, rules and regulations, including the federal False Claims or similar state laws, may result in fines and other liabilities, which may adversely affect the Company’s results of operations and reputation.

The Federal False Claims Act provides for the imposition of extensive financial penalties (including treble damages and fines of over $22,000 for every false claim) if a provider submits false claims to any governmental health program either knowingly or in reckless disregard or in deliberate ignorance of the truth or falsity of the claims at issue. Liability under the False Claims Act can arise from patterns of deficient documentation, coding and billing, as well as for billing for services that are deemed not to have been medically necessary for the treatment of the patient. Many states have their own False Claims Acts as well. The Company intends to bill governmental health care programs for the TCD testing, and the False Claims Act is thus potentially applicable to the Company’s operations. Here, the Company will not be billing for the performance of the tests to governmental health care plans; the treating and ordering physician will. As a result, any patterns of uncorrected deficiencies in coding and billing for TCD tests by the physician could result in fines or other liabilities imposed on the physician. The imposition of such fines and penalties or an investigation into any alleged deficiencies by the physician could adversely affect the Company’s business, financial condition and results of operations.

Any failure to comply with all state laws relating to the Corporate Practice of Medicine or fee splitting may result in fines and other liabilities, which may adversely affect the Company’s business, financial condition and results of operations and reputation.

Many states prohibit or otherwise regulate under Corporate Practice of Medicine (“CPOM”) rules the extent to which non-licensed personnel may be involved in the practice of medicine or otherwise employ licensed personnel. Related state rules further limit the extent to which fees for professional services may be shared or “split” between parties. Under the TCD Testing line of business, such rules in some states my impact the Company’s relationship with the radiologists who will be reading and interpreting the results of the TCD tests, and thereby providing the “professional component” of such tests. In order to avoid such a potential impact, the Company is structuring its financial and billing relationships with such radiologists to be in compliance with applicable state rules by providing that the Company will not be billing for the “professional component,” which will be billed instead either by the treating and ordering physician or the radiologists themselves. Failure to comply with state CPOM and fee splitting rules, however, may result in fines and other liabilities, which may adversely affect the Company’s business, financial condition and results of operations.

Increased government involvement in healthcare could adversely affect the Company’s business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Patient Protection and Affordable Care Act of 2010 and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Additionally, new safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to such law may alter the competitive landscape.

Risks Related to The Company’s Common Stock

The Company is an “emerging growth company” and it has elected to comply with certain reduced reporting and disclosure requirements which could make its common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). For as long as we continue to be an emerging growth company, we have elected to take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. As a result of these reduced reporting and disclosure requirements our financial statements may not be comparable to SEC registrants not classified as emerging growth companies. We may be an emerging growth company for up to five years following the first sale our equity securities in a public offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would immediately cease to be an emerging growth company. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other SEC registrants that are not emerging growth companies.

Investors may find our common stock less attractive as a result of our election to utilize these exemptions, which could result in a less active trading market for our common stock and/or the market price of our common stock may be more volatile.

The Company’s directors and executive officers beneficially own a significant number of shares of the Company’s common stock. Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over the business.

As of the date of this prospectus, our executive officers and directors beneficially own approximately 32% of our shares of common stock. As a result, our executive officers and directors may be able to affect the election or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

The Company does not intend to pay cash dividends to its stockholders, so you may not receive any return on your investment in the Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders and do not foresee doing so as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation. As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

The Company requires additional capital to support its current operations, and this capital has not been readily available.

We require additional debt or equity financing to fund our current operations, including, but not limited to, working capital. Our limited operating history makes it difficult to evaluate our current business model and future prospects. Accordingly, investors should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, as we have, in fact, encountered. Potential investors should carefully consider the risks and uncertainties that a new company with a limited operating history and with limited funds, will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

●	implement or execute our current business plan, which may or may not be sound;
●	maintain our anticipated management and advisory team; and
●	raise sufficient funds in the capital markets to effectuate our business plan.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our existing capital stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our current operations and to respond to business challenges would be significantly limited. If we cannot access the capital necessary to support our business, we would be forced to curtail our business activities or even shut down operations. If we cannot execute any one of the foregoing or similar matters relating to our business, the business may fail, in which case you would lose the entire amount of your investment in the Company.

The obligations associated with being a public company require significant resources and management attention, which may divert from the Company’s business operations.

We are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act . The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Accounting Officer need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent account certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to be quoted or our ability to list our shares on any national securities exchange.

If the Company fails to establish and maintain an effective system of internal controls, it may not be able to report its financial results accurately or prevent fraud. Any inability to report and file its financial results accurately and timely could harm the Company’s reputation and adversely impact the trading price of its common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. We plan to recruit additional personnel in order to achieve our financial reporting obligations. With each prospective acquisition, we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal control requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement

Risks Related to The Company’s Securities

The Company’s stock price may be volatile, and you may not be able to resell your shares at or above the purchase price.

The market price of our common stock is volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;
●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	sales of our common stock;
●	operating results that fall below expectations;
●	regulatory developments;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results;
●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;
●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
●	the development and sustainability of an active trading market for our common stock; and
●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

There can be no assurance that there will be an active trading market for the Company’s shares of common stock in the future.

The market liquidity for our securities is dependent on the perception of our operating business, among other things. We intend to take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

Our share price may decline due to the large number of shares eligible for future sale.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the expiration of certain lock-up restrictions imposed on our shareholders in connection with our initial public offering, or the perception that such sales could occur. Such lock-up restrictions expire on or about September 26, 2019. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All of our executive officers, directors and holders of substantially all of our outstanding capital stock are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 180 days from the date of the underwriting agreement that was executed in connection with our initial public offering. Stockholders who are subject to any of the lock-up agreements described above may be permitted to sell shares prior to the expiration of the applicable lock-up agreement in certain circumstances, including as the result of the waiver or termination of such lock-up agreement.

Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in delisting of our common stock, which could result in the lack of a trading market for our common stock, cause a decrease in the value of our common stock, and adversely affect our business, financial condition and results of operations.

If we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. A delisting would adversely affect the liquidity, trading volume and likely the price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations.

If we are deemed a “penny stock” issuer, you may have difficulty selling shares of our common stock.

The Company’s common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rules.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market), subject to certain exceptions. There can be no assurance that our shares of common stock will continue to qualify for exemption from the penny stock rules.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Forward Looking Statements

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

Actual results could differ materially from those contained in forward-looking statements. Many factors could cause actual results to differ materially from those in forward-looking statements, including those matters discussed below, as well as those listed in the section titled “Risk Factors” above.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. Given these risks and uncertainties, the forward-looking statements discussed in this prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of the Company’s management as of the date of this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

USE OF PROCEEDS

We are not selling any Shares under this prospectus and will not receive any proceeds from the sale of our Shares by the Selling Securityholders, although we could receive up to approximately $9.3 million upon exercise of the warrants and stock options. Any amounts we receive from such exercises will be used for general corporate purposes, including working capital and general and administrative expenses.

SELLING SECURITYHOLDERS

Up to 22,698,208 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the Selling Securityholders. No shares are being sold by the Company. Although the Selling Securityholders may sell their shares at any time the Registration Statement, of which the prospectus is a part is effective, there is no way for the Company to determine when shares will be sold.

Each of the transactions by which the Selling Securityholders acquired their securities from us was exempt under the registration provisions of the Securities Act. The shares of common stock referred to above are being registered to permit public resales of the shares and the Selling Securityholders may offer the shares for resale from time to time pursuant to this prospectus. The Selling Securityholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional Selling Securityholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the Selling Securityholders and the shares of our common stock offered by them in this prospectus. None of the Selling Securityholders have had a material relationship with us within the past three years other than as described elsewhere in this prospectus. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Beneficial ownership is determined in accordance with the rules of the SEC.

Each Selling Securityholder’s percentage of ownership of our outstanding shares in the table below is based 22,733,762 shares of common stock outstanding as of July 2, 2019, except where noted. The number of shares beneficially owned after the Offering assumes that all shares offered hereby are sold.

		Beneficial Ownership Prior to this Offering		Shares Being	Beneficial Ownership After this Offering
Name		Number	Percent (*<1%)	Offered (#)	Number (^)	Percent (^)

Abenante, Matthew	(1)	2,500	*	2,500	-	*
ACS Associates 401K Plan	(2)	24,336	*	24,336	-	*
Addis, Demetre	(3)	93,201	*	93,201	-	*
Alexandra Easley	(4)	7,000	*	7,000	-	*
Alicia Yealie Fu	(5)	58,634	*	58,634	-	*
Andrews, Joseph S.	(6)	10,000	*	10,000	-	*
Andy G. Borgia IRA Account	(7)	46,410	*	46,410	-	*
Armendariz, Azminda Valle	(8)	3,500	*	3,500	-	*
Arthur Pappathanasi Cust IRA	(9)	59,024	*	59,024	-	*
Bane, Kenneth D.	(10)	22,878	*	22,878	-	*
Bechtoldt, Joshua	(11)	9,000	*	9,000	-	*
Belo, Lucille	(12)	5,000	*	5,000	-	*
Benjamin Higgins	(13)	41,500	*	41,500	-	*
Benjamin & Angela LaVelle	(14)	28,571	*	28,571	-	*
Bethwaite, Gordon	(15)	135,000	*	135,000	-	*
Bone, Richard A.	(16)	162,500	*	162,500	-	*
Borger, Howard E.	(17)	65,469	*	65,469	-	*
Borgia Family Trust UTD 8/1/1986	(18)	30,237	*	30,237	-	*
Brand, Patrice L.	(19)	7,500	*	7,500	-	*
Bridgitte Shen Lee	(20)	28,215	*	28,215	-	*
Burke, Charles Rice	(21)	4,091	*	4,091	-	*
Burke, Edward Rogers	(22)	4,091	*	4,091	-	*
Carbondale Metal, LLC	(23)	69,136	*	69,136	-	*

Carchide, Anthony	(24)	8,727	*	8,727	-	*
Carchide, Meghan	(25)	23,205	*	23,205	-	*
Cetel Scientific, LLC	(26)	25,000	*	25,000	-	*
Chase, Christopher	(27)	46,601	*	46,601	-	*
Chavez, Denise	(28)	2,425	*	2,425	-	*
Chen, Yu-Jen	(29)	50,046	*	50,046	-	*
Chieh-Hsi Chen	(30)	64,775	*	64,775	-	*
Ching-Yu Lin	(31)	118,513	*	118,513	-	*
Clancy, Timothy	(32)	201,791	*	201,791	-	*
Conley, Daniel Joseph	(33)	13,059	*	13,059	-	*
Crispo, Gloria	(34)	2,500	*	2,500	-	*
Christopher Scangas	(35)	1,289,245	5.67%	1,289,245	-	*
Czerminski, Walter A.	(36)	49,591	*	49,591	-	*
Davies Family Trust dated February 16, 1994	(37)	12,500	*	12,500	-	*
Degnan 2000 Trust Dated April 14, 2000	(38)	45,955	*	45,955	-	*
Dennis and Lai Mei Strauss	(39)	27,288	*	27,288	-	*
Digital Grid (Hong Kong)	(40)	1,521,740	6.69%	1,521,740	-	*
Donati, Robert	(41)	5,000	*	5,000	-	*
Donoghue, Daniel and Valerie	(42)	74,807	*	74,807	-	*
Dunyong He	(43)	88,334	*	88,334	-	*
Dussin Investment Co. PSP	(44)	55,250	*	55,250	-	*
E Zhao	(45)	88,334	*	88,334	-	*
Elite Dragon Consulting Corp.	(46)	625,000	2.68%	625,000	-	*
Elizabeth Evans	(47)	7,000	*	7,000	-	*
Epstein, David M.	(48)	29,979	*	29,979	-	*
Equity Trust Company Custodian FBO Leon S. Krajian IRA	(49)	188,987	*	188,987	-	*
Favish Family Trust 2017	(50)	4,688	*	4,688	-	*
Favish, Karen M.	(51)	130,000	*	130,000	-	*
Favish, Terrence	(52)	32,998	*	32,998	-	*
Fitzpatrick, Brian	(53)	26,925	*	26,925	-	*
Fong-Ling Yu	(54)	87,379	*	87,379	-	*
Friedman, Neil	(55)	2,500	*	2,500	-	*
Global Network Development HK LTD	(56)	375,000	1.62%	375,000	-	*
Edward B. Grier III	(57)	1,079,089	4.74%	1,079,089	-	*
Guerrero, Peter	(58)	2,500	*	2,500	-	*
Hamby Living Trust Dated July 8, 2016	(59)	78,189	*	78,189	-	*
Harbushka Family Trust dated July 30, 2015	(60)	32,891	*	32,891	-	*
Heller Family Trust U/A 10/31/97	(61)	22,728	*	22,728	-	*
Calac-Heller, Esther J.	(62)	50,955	*	50,955	-	*
Hendler, Joyce M.	(63)	25,000	*	25,000	-	*
Hovanesian Family Trust	(64)	25,000	*	25,000	-	*
Hsiu-Ying Tseng-Lai	(65)	353,336	1.55%	353,336	-	*
Hsu, Pin Lin	(66)	7,500	*	7,500	-	*
Huang, Tung Wuu	(67)	46,084	*	46,084	-	*
Huang, Wenlue	(68)	15,900	*	15,900	-	*

Hynek, Paul	(69)	33,108	*	33,108	-	*
Haytarr, LLC	(70)	50,000	*	50,000	-	*
Jack A. Barrient	(71)	26,501	*	26,501	-	*
Janet Levin and Frank Gruber as joint tenants	(72)	60,773	*	60,773	-	*
Jeff and Phyllis Morris Family Trust UDT Dated June 11, 1999	(73)	623,987	2.74%	623,987	-	*
Jennifer Liu	(74)	230,435	1.01%	230,435	-	*
John P. Eliopoulos	(75)	35,335	*	35,335	-	*
Joseph T. Evans Sr	(76)	15,000	*	15,000	-	*
Ka Kui Kwong	(77)	70,703	*	70,703	-	*
Karam, Jean	(78)	15,853	*	15,853	-	*
Fraeda Kopman Revocable Trust Dated June 26, 2009	(79)	87,483	*	87,483	-	*
Krajian, Leon	(80)	1,535,451	6.66%	1,535,451	-	*
Lamont, Chris	(81)	111,902	*	111,902	-	*
Landrum, John T.	(82)	25,000	*	25,000	-	*
Leisher, Steve	(83)	7,883	*	7,883	-	*
Lianluo Smart Ltd.	(84)	456,522	2.01%	456,522	-	*
Lin, Ching Chun	(85)	301,841	1.33%	301,841	-	*
Lonner, Monique	(86)	117,480	*	117,480	-	*
Margin, Susan	(87)	18,182	*	18,182	-	*
Marie, Janice	(88)	32,579	*	32,579	-	*
McCarty, Mark	(89)	10,000	*	10,000	-	*
McCaslin Family Trust	(90)	16,368	*	16,368	-	*
Elayne M. Doran Trust U/A DTD 4/12/1985	(91)	2,746	*	2,746	-	*
Morris, Amanda Laub	(92)	61,487	*	61,487	-	*
Pensco Trust Company, LLC Custodian FBO Donna S. Duvall	(93)	28,623	*	28,623	-	*
Muhan Zhang	(94)	174,223	*	174,223	-	*
Narendra, Andy	(95)	157,500	*	157,500	-	*
Nurse, Marlon	(96)	2,500	*	2,500	-	*
Obex Holding, LLC	(97)	26,774	*	26,774	-	*
Porter, Michael	(98)	35,000	*	35,000	-	*
Powell, Marie	(99)	4,546	*	4,546	-	*
Qi Sun	(100)	88,334	*	88,334	-	*
Radiant Technologies	(101)	50,000	*	50,000	-	*
Rehfeld, Dean and Lisa Lindsey	(102)	41,667	*	41,667	-	*
Richard Rosen	(103)	25,000	*	25,000	-	*
Ritch, Robert	(104)	270,000	1.18%	270,000	-	*
Na Jing	(105)	43,479	*	43,479	-	*
Robert Hayes	(106)	108,696	*	108,696	-	*
Robert Watson	(107)	21,201	*	21,201	-	*
Rothstein, Robert	(108)	9,083	*	9,083	-	*
Samuel Higgins	(109)	42,000	*	42,000	-	*
Scangas Schatz, Heather	(110)	60,892	*	60,892	-	*
Scangas Verma, Marie Rebecca	(111)	60,892	*	60,892	-	*
Scangas, Evan	(112)	23,205	*	23,205	-	*
Scangas, Arthur	(113)	83,334	*	83,334	-	*
Scott Hamburg	(114)	22,502	*	22,502	-	*
Sharon Yik Sze Young	(115)	204,852	*	204,852	-	*
Sheahan, Thomas W.	(116)	35,335	*	35,335	-	*
Cataneo, Andrea	(117)	75,000	*	75,000	-	*

Siegel, Mark	(118)	29,759	*	29,759	-	*
SMC San Diego Trust	(119)	47,271	*	47,271	-	*
Snyder Family Trust U/D/T, dated July 13, 2009	(120)	26,432	*	26,432	-	*
Snyder, Scott and Andrea	(121)	222,549	*	222,549	-	*
Sponsel, William	(122)	45,000	*	45,000	-	*
Stath J. Karras and Terry L. Karras as Trustees of the Karras Family Trust Dated February 15 2002	(123)	33,516	*	33,516	-	*
Stephenson, Patricia Dee Garrett	(124)	5,000	*	5,000	-	*
Steven Higgins	(125)	41,500	*	41,500	-	*
Steward, Kailee	(126)	36,596	*	36,596	-	*
Stewart, William E.	(127)	25,250	*	25,250	-	*
Strat, Montgomery	(128)	11,249	*	11,249	-	*
Su-Yun Tuan Kao	(129)	23,569	*	23,569	-	*
The Peter Shih-Hsiang Liao and Yun-Chih Su Trust	(130)	226,655	1.00%	226,655	-	*
Theodore, Nicholas	(131)	26,768	*	26,768	-	*
Titmas, Harper Rae	(132)	8,182	*	8,182	-	*
Trattler, William	(133)	10,000	*	10,000	-	*
Wai Chee Wendy Poon	(134)	70,703	*	70,703	-	*
Wai Kong Albert Lee	(135)	211,324	*	211,324	-	*
Wallachbeth Capital, LLC	(136)	62,500	*	62,500	-	*
Wanebo, Andreas	(137)	2,424	*	2,424	-	*
Wanebo, Ella	(138)	2,728	*	2,728	-	*
Wanebo, Grace	(139)	2,728	*	2,728	-	*
Wanebo, Isabella	(140)	2,424	*	2,424	-	*
Wanebo, Oliver	(141)	2,728	*	2,728	-	*
Weinstein, Andrew F.	(142)	22,878	*	22,878	-	*
William and Anne Marie Hoversen	(143)	28,944	*	28,944	-	*
Wilson, Brian	(144)	62,500	*	62,500	-	*
Yanjun Xing	(145)	70,668	*	70,668	-	*
Ying Zhou	(146)	106,001	*	106,001	-	*
Yong Zhang	(147)	248,531	1.09%	248,531	-	*
OFFICERS AND DIRECTORS
Michael Favish, CEO, President and Director	(148)	4,368,467	19.13%	4,367,467	1,000	*
Robert Weingarten, Director	(149)	652,500	2.87%	650,000	2,500	*
Mark Goldstone, Director	(150)	525,300	2.31%	525,000	300	*
David Evans, Director	(151)	1,502,500	6.61%	1,496,000	6,500	*
Donald Gagliano, Director	(152)	136,500	*	135,000	1,500	*
Vincent Roth, General Counsel and Corporate Secretary	(153)	132,500	*	132,500	-	*
John Townsend, Controller and Chief Accounting Officer	(154)	52,500	*	52,500	-	*
TOTAL		22,710,008		22,698,208

#	This number designates the number of shares being registered and available for sale by the holder, this does not mean the holder has to sell all of the registered shares.

^	Denotes the number of shares owned provided all registered shares are sold, this does not mean all holders will sell all shares.

(1)	Consists of 2,500 shares of common stock issued on June 1, 2017 for services provided.
(2)	Consists of 22,533 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 1,803 shares of common stock issued as dividends on such preferred shares. Mr. Leon Krajian has voting and dispositive authority over these shares.
(3)	Consists of 51,534 shares of common stock issued on August 10, 2015 as a result of conversion of a $50,000 promissory note and 41,667 shares of common stock issued upon the exercise of warrants.
(4)	Consists of 7,000 shares of common stock issued September 28, 2017.
(5)	Consists of 48,225 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 5,409 shares of common stock issued as dividends on such preferred shares. Also consists of 5,000 shares of common stock issuable upon exercise of a common stock purchase warrant granted March 6, 2017 with a per share exercise price of $1.50 and a three-year term.
(6)	Consists of 10,000 shares of common stock issued on August 7, 2015 for services provided.
(7)	Consists of 46,410 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note. Andy Borgia has voting and dispositive control over these shares.
(8)	Consists of 1,000 shares of common stock issued on August 7, 2015 for services provided and 2,500 shares issued on December 31, 2016 for services provided.
(9)	Consists of 59,024 shares of common stock issued upon the May 1, 2015 conversion of a $50,000 promissory note. Arthur Pappathanasi has voting and dispositive control over these shares.
(10)	Consists of 12,461 shares of common stock issued upon the August 10, 2015 conversion of a $12,500 promissory note and 10,417 shares issued from the exercise of warrants.
(11)	Consists of 2,500 shares of common stock issued on June 22, 2016 for services provided, 1,500 shares issued on December 31, 2016 for services provided, and 5,000 shares issued on August 10, 2017 for services provided.
(12)	Consists of 5,000 shares issued on June 1, 2017 for services provided.
(13)	Consists of 41,500 shares of common stock issued upon the exercise of warrants.
(14)	Consists of 28,571 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note.
(15)	Consists of 125,000 shares of common stock issued on October 1, 2015 for services provided and 10,000 shares issued on December 31, 2016 for services provided.
(16)	Consists of 150,000 shares of common stock issued on August 7, 2015 for services provided and 12,500 shares issued on December 31, 2016 for services provided.
(17)	Consists of 65,469 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note.
(18)	Consists of 30,237 shares of common stock issued upon the May 1, 2015 conversion of a $25,000 promissory note.
(19)	Consists of 7,500 shares of common stock issued on August 6, 2015 for services provided.
(20)	Consists of 20,834 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 2,381 shares of common stock issued as dividends on such preferred shares. Also consists of 5,000 shares issued on May 1, 2016 for services provided.
(21)	Consists of 4,091 shares of common stock issued on May 7, 2015 in exchange for extinguishment of a $327 debt.
(22)	Consists of 4,091 shares of common stock issued on May 7, 2015 in exchange for extinguishment of a $327 debt.
(23)	Consists of 46,410 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note and 22,726 shares issued September 3, 2013. John Wanebo has voting and dispositive control over these shares.
(24)	Consists of 8,727 shares of common stock issued on September 1, 2016 as a result of conversion of a $10,000 promissory note.
(25)	Consists of 23,205 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note.
(26)	Consists of 25,000 shares of common stock issued for services provided on December 8, 2016. Mr. Celso Tello has voting and dispositive authority over these shares.
(27)	Consists of 25,767 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note and 20,834 shares issued from the exercise of warrants.
(28)	Consists of 2,425 shares of common stock purchased September 3, 2013.

(29)	Consists of 50,046 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note.
(30)	Consists of 41,668 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 4,641 shares of common stock issued as dividends on such preferred shares. Also consists of 18,466 shares issued on May 1, 2015 as a result of conversion of a promissory note.
(31)	Consists of 58,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 6,497 shares of common stock issued as dividends on such preferred shares. Also consists of 53,682 shares issued on June 29, 2012 as a result of conversion of a promissory note.
(32)	Consists of 113,457 shares of common stock issued upon the August 10, 2015 conversion of a $100,000 promissory note, 83,334 shares issued from the August 10, 2015 exercise of warrants, and 5,000 shares issued on August 10, 2015 as repayment for a non interest bearing loan.
(33)	Consists of 13,059 shares of common stock issued on September 1, 2016 as a result of conversion of a $15,000 promissory note.
(34)	Consists of 2,500 shares of common stock issued on June 1, 2017 for services provided.
(35)

Includes 1,289,245 shares of common stock. 1,037,877 of these shares are held in the name of Cynthia Elaine Trust dated December 12, 2014 consisting of 500,000 founder shares issued December 1, 2009; 34,844 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued July 27, 2010; 186,294 shares issued upon the May 1, 2015 conversion of a $200,000 promissory note issued July 3, 2012; 91,739 shares issued upon the June 30, 2015 conversion of a $100,000 promissory note issued March 4, 2013; and 225,000 additional shares purchased in connection with the notes and issued on May 1, 2015. Chris Scangas has voting and dispositive authority over these shares. Of the remaining 251,368 shares, 69,375 are held in the name of Cynthia Elaine Scangas Dated June 12 2002-IRA rollover, BNY Mellon Trustee (Cynthia Scangas has voting and dispositive authority); and 181,993 shares held in the name of Jason Scangas, consisting of 68,125 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued December 1, 2010; 35,938 shares issued upon the June 29, 2012 conversion of a $25,000 promissory note issued December 1, 2010; 62,490 shares issued upon the May 1, 2015 conversion of a $40,000 promissory note issued December 14, 2011; and 15,440 shares issued upon the May 1, 2015 conversion of a $10,000 promissory note issued February 2, 2012. Chris Scangas has voting and dispositive authority over these shares.

(36)	Consists of 49,591 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note.
(37)	Consists of 10,000 shares of common stock on August 7, 2015 for services provided and 2,500 shares issued on December 31, 2016 for services provided.
(38)	Consists of 45,955 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note.
(39)	Consists of 27,288 shares of common stock issued on December 27, 2016 as a result of conversion of a promissory note.
(40)	Consists of 1,521,740 shares of common stock issued on November 3, 2017 pursuant to a stock purchase agreement. Mr. He Zhi Tao has voting and dispositive authority over these shares.
(41)	Consists of 5,000 shares of common stock issued on October 1, 2015 for services provided.
(42)	Consists of 49,102 shares of common stock issued upon the June 29, 2012 conversion of a $37,500 promissory note and 25,705 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note.
(43)	Consists of 78,333 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 10,001 shares of common stock issued as dividends on such preferred shares.
(44)	Consists of 55,250 shares of common stock issued upon the June 29, 2012 conversion of a $40,000 promissory note. Susan Dussin has voting and dispositive control over these shares.
(45)	Consists of 78,333 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 10,001 shares of common stock issued as dividends on such preferred shares.
(46)	Consists of a fully vested common stock option granted September 30, 2017 to purchase 625,000 shares of common stock at an exercise price of $2.00 per share, which is exercisable until September 30, 2022. Robert Chiu has voting and dispositive control over these securities.
(47)	Consists of 7,000 shares of common stock issued September 28, 2017.
(48)	Consists of 29,979 shares of common stock issued on December 27, 2016 as a result of conversion of a promissory note.
(49)	Includes 115,987 shares of common stock issued on May 1, 2015 and 73,000 shares of common stock issued on January 10, 2018 upon the exercise of warrants. Leon Krajian has voting and dispositive authority over these shares.

(50)	Consists of 4,688 shares of common stock issued upon the August 7, 2015 conversion of a $5,000 invoice issued October 27, 2014.
(51)	Consists of 125,000 shares of common stock issued on August 7, 2015 for services provided and 5,000 shares issued on December 31, 2016 for services provided. Michael Favish has beneficial ownership of these shares.
(52)	Consists of 4,737 shares of common stock issued upon the August 10, 2015 conversion of a $5,000 invoice issued July 23, 2014, and 28,261 shares of common stock issued upon the exercise of warrants.
(53)	Consists of 26,925 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note.
(54)	Consists of 69,705 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock; 7,674 shares of common stock issued as dividends on such preferred shares; 5,000 shares that are issuable upon exercise of a fully vested common stock purchase warrant granted March 6, 2017 with a per share exercise price of $1.50 and is exercisable until March 6, 2020; and 5,000 shares that are issuable upon exercise of a fully vested common stock purchase warrant granted July 31, 2017 with a per share exercise price of $1.50 and is exercisable until July 31, 2020.
(55)	Consists of 2,500 shares of common stock issued for services provided on June 1, 2016.
(56)	Consists of 375,000 common stock shares that are issuable upon the exercise of a fully vested common stock purchase option granted December 31, 2017 with a per share exercise price of $2.50 per share and is exercisable until December 31, 2022.
(57)	Consists of 704,427 shares of common stock issued upon the conversion of a promissory note with a principal amount of $500,000; 186,916 shares issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 14,955 shares of common stock issued as dividends on such preferred shares; 4,000 shares issued on October 24, 2017 as payment of the stock portion of fixed interest on a promissory note, since converted, dated January 31, 2017; 4,000 shares issued on October 30, 2017 as stock purchase by using the cash portion of fixed interest on that promissory note dated January 31, 2017 to purchase common stock; 1,041 shares issued on November 16, 2017 by using additional, post-maturity interest due on that promissory note dated January 31, 2017 to purchase shares of common stock; 138,750 shares issued upon the exercise of warrants; and 25,000 shares that are issuable upon the exercise of a common stock purchase warrant granted on August 24, 2016 with a per share exercise price of $0.50 and is exercisable until August 24, 2019.
(58)	Consists of 2,500 shares of common stock issued on June 1, 2017 for services provided.
(59)	Consists of 32,735 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note and 45,454 shares of common stock purchased on January 3, 2013 for $50,000.
(60)	Consists of 32,891 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note. Michael Harbushka has voting and dispositive control over these shares.
(61)	Consists of 22,728 shares of common stock purchased on June 4, 2012 for $25,000. Charles Heller has voting and dispositive control over these shares.
(62)	Consists of 50,955 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note.
(63)	Consists of 25,000 shares of common stock issued on August 7, 2015 for services provided.
(64)	Consists of 15,000 shares of common stock issued on August 7, 2015 for services provided and 10,000 shares issued on June 1, 2017 for services provided. Mr. John A. Hovanesian has voting and dispositive authority over these shares.
(65)	Consists of 333,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 20,002 shares of common stock issued as dividends on such preferred shares.
(66)	Consists of 7,500 shares of common stock issued on August 1, 2017 for services provided.
(67)	Consists of 23,661 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 3,673 shares of common stock issued as dividends on such preferred shares; and 18,750 shares issued on April 1, 2017 for services provided.
(68)	Consists of 12,500 shares of common stock issued on August 7, 2015 for services provided and 3,400 shares issued on July 5, 2017 for services provided.
(69)	Consists of 33,108 shares of common stock issued upon the exercise of warrants.
(70)	Consists of 50,000 shares of common stock issued on April 13, 2017 for services provided. Mr. Seth Farbman has voting and dispositive authority over these shares.
(71)	Consists of 23,500 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 3,001 shares of common stock issued as dividends on such preferred shares.
(72)	Consists of 60,773 shares of common stock issued upon the May 1, 2015 conversion of a $50,000 promissory note.
(73)	Consists of 500,000 shares of common stock issued December 1, 2009; 93,750 shares of common stock issued upon the June 29, 2012 conversion of a $75,000 promissory note; and 30,237 shares issued upon the May 1, 2015 conversion of a $25,000 promissory note. Jeff Morris has voting and dispositive authority over these shares.

(74)	Consists of 81,250 shares of common stock issued on March 1,2017 for services provided and 18,750 shares issued on April 1, 2017 for services provided. Also includes 130,435 shares of common stock issued on November 29, 2018 pursuant to a stock purchase agreement.
(75)	Consists of 33,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 2,001 shares of common stock issued as dividends on such preferred shares.
(76)	Consists of 15,000 shares of common stock issued September 28, 2017.
(77)	Consists of 64,702 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 6,001 shares of common stock issued as dividends on such preferred shares.
(78)	Consists of 15,853 shares issued on June 29, 2012 for services provided.
(79)	Consists of 58,539 shares of common stock issued upon the June 29, 2012 conversion of two $25,000 promissory notes and 28,944 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note.
(80)	Consists of 772,270 shares of common stock issued upon the May 1, 2015 conversion of a master convertible promissory note issued November 29, 2012 for amounts invested from November 29, 2012 through September 11, 2014 for an aggregate amount of $317,500; 49,591 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued September 29, 2011; 458,153 shares of common stock issued upon the exercise of warrants, held in the name of The Leon S. Krajian Living Trust; and 236,514 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock plus 18,923 shares of common stock issued as dividends on such preferred shares. Mr. Leon Krajian has voting and dispositive authority over these shares.
(81)	Includes 111,902 shares of common stock issued upon the August 10, 2015 conversion of a $90,000 promissory note.
(82)	Consists of 25,000 shares of common stock issued on August 7, 2015 for services provided.
(83)	Consists of 7,883 shares of common stock issued upon the August 10, 2015 conversion of a $5,000 promissory note.
(84)	Consists of 456,522 shares of common stock issued on November 3, 2017 pursuant to a stock purchase agreement. Mr. He Zhitao has voting and dispositive authority over these shares.
(85)	Consists of 107,364 shares of common stock issued upon the June 29, 2012 conversion of a $100,000 promissory note issued December 29, 2010; 55,556 shares issued on the May 1, 2015 conversion of a promissory note issued July 11, 2012; and 125,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock plus 13,921 shares of common stock issued as dividends on such preferred shares.
(86)	Consists of 117,480 shares of common stock issued upon the August 10, 2015 conversion of a $100,000 promissory note.
(87)	Consists of 18,182 shares of common stock purchased on October 4, 2013 for $20,000.
(88)	Consists of 32,579 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note.
(89)	Consists of 10,000 shares of common stock issued on August 7, 2015 for services provided.
(90)	Consists of 16,368 shares of common stock issued upon the June 29, 2012 conversion of a $12,500 promissory note. Dave McCaslin has voting and dispositive control over these shares.
(91)	Consists of 2,746 shares of common stock issued on December 27, 2016 as a result of conversion of a promissory note.
(92)	Consists of 31,250 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note and 30,237 shares issued on the May 1, 2015 conversion of a promissory note.
(93)	Consists of 28,623 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note. Donna Duvall has voting and dispositive control.
(94)	Consists of 86,957 shares of common stock purchased on November 29, 2018; 43,633 shares of common stock issued upon the April 9, 2019 conversion of a promissory note; and 43,633 shares issuable upon the exercise of a common stock purchase warrant granted on March 15, 2019 with a per share exercise price of $2.88 and a five-year term.
(95)	Consists of 150,000 shares of common stock issued on August 7, 2015 for services provided and 7,500 shares issued on December 31, 2016 for services provided.
(96)	Consists of 2,500 shares of common stock issued on June 1, 2017 for services provided.
(97)	Consists of 26,774 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note. Randall Porter has voting and dispositive control over these shares.
(98)	Consists of 35,000 shares of common stock issued on June 1, 2017 for services provided.
(99)	Consists of 4,546 shares of common stock issued on August 10, 2015 for the extinguishment of $5,000 of debt.
(100)	Consists of 78,333 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock plus 10,001 shares of common stock issued as dividends on such preferred shares.

(101)	Consists of 50,000 common stock shares that are issuable upon the exercise of a fully vested common stock purchase option granted July 25, 2018 with a per share exercise price of $2.50 per share and a five-year term.
(102)	Consists of 41,667 shares of common stock issued on September 8, 2015 upon the exercise of warrants.
(103)	Consists of 25,000 shares of common stock issued on April 17, 2019 for services provided.
(104)	Consists of 10,000 shares of common stock issued on August 7, 2015 for services provided; 10,000 shares issued on December 31, 2016 for services provided; and 250,000 common stock shares that are issuable upon the exercise of a common stock purchase option granted January 26, 2018 with a per share exercise price of $2.50 per share and a five-year term. 125,000 of the option shares vested upon grant. 62,500 of the option shares vested on December 31, 2018 and the remaining 62,500 option shares are scheduled to vest on December 31, 2019.
(105)	Consists of 43,479 shares of common stock purchased on November 29, 2018.
(106)	Consists of 108,696 shares of common stock purchased on December 31, 2018.
(107)	Consists of 20,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 1,201 shares of common stock issued as dividends on such preferred shares.
(108)	Consists of 9,083 shares of common stock issued on December 27, 2016 upon the conversion of a $10,000 promissory note.
(109)	Consists of 42,000 shares of common stock issued on May 6, 2019 upon the exercise of warrants.
(110)	Consists of 60,892 shares of common stock issued on May 1, 2015 upon the conversion of a $50,000 promissory note.
(111)	Consists of 60,892 shares of common stock issued on May 1, 2015 upon the conversion of a $50,000 promissory note.
(112)	Consists of 23,205 shares of common stock issued on June 29, 2012 upon the conversion of a $25,000 promissory note.
(113)	Consists of 83,334 shares of common stock issued on September 11, 2015 upon the exercise of warrants.
(114)	Consists of 20,834 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 1,668 shares of common stock issued as dividends on such preferred shares.
(115)	Consists of 166,049 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock; 18,803 shares of common stock issued as dividends on such preferred shares; 10,000 shares that are issuable upon exercise of a common stock purchase warrant granted March 8, 2017 with a per share exercise price of $1.50 and a three-year term; and 10,000 shares that are issuable upon exercise of a common stock purchase warrant granted July 31, 2017 with a per share exercise price of $1.50 and a three-year term.
(116)	Consists of 33,334 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 2,001 shares of common stock issued as dividends on such preferred shares.
(117)	Consists of 75,000 shares of common stock issued on August 10, 2015 for services provided.
(118)	Consists of 29,759 shares of common stock issued on May 1, 2015 upon the conversion of a $25,000 promissory note.
(119)	Consists of 22,728 shares of common stock purchased from the Issuer on September 9, 2013 for $25,000 and 21,809 shares issued on September 1, 2016 as a result of conversion of a promissory note. Also includes 2,734 shares of common stock issued upon the exercise of warrants. Susan Colross has voting and dispositive authority over these shares.
(120)	Consists of 26,432 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note. Todd and Fatima Snyder have voting and dispositive control over these shares.
(121)	Consists of 104,532 shares of common stock issued upon the June 29, 2012 conversion of a $75,000 promissory note and 118,017 shares issued on the May 1, 2015 conversion of a $100,000 promissory note.
(122)	Consists of 10,000 shares of common stock issued on March 1, 2016 for services provided; 10,000 shares issued on December 31, 2016 for services provided; and 25,000 shares issued on August 10, 2017 for services provided.
(123)	Consists of 33,516 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note. Stath and Terry Karras have voting and dispositive control over these shares.
(124)	Consists of 5,000 shares of common stock issued on May 1, 2016 for services provided.
(125)	Consists of 41,500 shares of common stock issued on May 6, 2019 upon the exercise of warrants.
(126)	Consists of 23,660 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note and 12,936 shares of common stock issued upon the May 1, 2015 conversion of a $12,500 promissory note.
(127)	Consists of 25,250 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note.
(128)	Consists of 8,749 shares of common stock issued on September 1, 2016 as a result of conversion of a promissory note and 2,500 shares issued on August 10, 2015 for services provided.
(129)	Consists of 21,568 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 2,001 shares of common stock issued as dividends on such preferred shares.

(130)	Consists of 176,679 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock; 29,976 shares of common stock issued as dividends on such preferred shares; and 20,000 shares that are issuable upon exercise of a common stock purchase warrant granted July 31, 2017 with a per share exercise price of $1.50 and a three-year term. Mr. Peter Liao has voting and dispositive authority over these securities.
(131)	Consists of 26,768 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note.
(132)	Consists of 8,182 shares of common stock issued May 7, 2015 in exchange for extinguishment of $655 debt. Ellis Titmas as Trustee has voting and dispositive control over these shares.
(133)	Consists of 7,500 shares of common stock issued on August 7, 2015 for services provided and 2,500 shares issued on December 31, 2015 for services provided.
(134)	Consists of 64,702 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 6,001 shares of common stock issued as dividends on such preferred shares.
(135)	Consists of 174,491 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 26,833 shares of common stock issued as dividends on such preferred shares. Also includes 10,000 shares that are issuable upon exercise of a common stock purchase warrant granted March 6, 2017 with a per share exercise price of $1.50 and a three-year term.
(136)	Consists of 62,500 shares that are issuable upon the exercise of a common stock purchase warrant granted on April 4, 2019 with a per share exercise price of $5.00 and a five-year term.
(137)	Consists of 2,424 shares of common stock purchased on September 3, 2013 for $2,666.
(138)	Consists of 2,728 shares of common stock purchased on September 3, 2013 for $3,000.
(139)	Consists of 2,728 shares of common stock purchased on September 3, 2013 for $3,000.
(140)	Consists of 2,424 shares of common stock purchased on September 3, 2013 for $2,666.
(141)	Consists of 2,728 shares of common stock purchased on September 3, 2013 for $3,000.
(142)	Consists of 12,461 shares of common stock issued upon the August 10, 2015 conversion of a $12,500 promissory note and 10,417 shares issued from the August 10, 2015 exercise of warrants.
(143)	Consists of 28,944 shares of common stock issued upon the August 10, 2015 conversion of a $25,000 promissory note.
(144)	Consists of 62,500 shares issuable upon exercise of common stock options granted November 1, 2017 with a per share exercise price of $2.30 and a ten-year term.
(145)	Consists of 66,667 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 4,001 shares of common stock issued as dividends on such preferred shares.
(146)	Consists of 94,000 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock and 12,001 shares of common stock issued as dividends on such preferred shares.
(147)	Consists of 78,333 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock plus 10,001 shares of common stock issued as dividends on such preferred shares; 65,405 shares of common stock issued on April 9, 2019 as a result of conversion of a promissory note; 65,405 shares of common stock issuable upon exercise of a common stock purchase warrant granted March 20, 2019 with a per share exercise price of $2.88 and a five-year term; 6,061 shares of common stock issued on April 9, 2019 for services provided; 11,561 shares of common stock issued on May 9, 2019 for services provided; and 11,765 shares of common stock issued on June 10, 2019 for services provided.
(148)	Consists of 2,750,000 shares of common stock issued on December 1, 2009 for services provided; 25,000 shares issued on December 31, 2016 for services provided; 342,467 shares issued on December 31, 2016 in exchange for accrued compensation owed; 1,000 shares of common stock purchased April 10, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019, and 1,250,000 common stock shares issuable upon the exercise of a common stock purchase option granted April 9, 2019 with a per share exercise price of $4.40 per share and a five-year term. The option vests ratably on the last day of each calendar quarter following the date of grant over a period of three (3) years and is subject to Mr. Favish remaining employed with the Company on the applicable vesting dates. The first quarter vested on June 30, 2019 consisting of 104,167 shares and the remaining 1,145,833 continue to be subject to these vesting requirements.
(149)	Consists of 625,000 shares of common stock purchased on June 29, 2015 for $1,250.00, 25,000 shares issued on December 31, 2016 for services provided and 2,500 shares of common stock purchased April 9, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019.
(150)	Consists of 500,000 shares of common stock issued on October 1, 2015 for services provided, 25,000 shares of common stock shares issued on December 31, 2016 for services provided and 300 shares of common stock purchased April 9, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019.
(151)	Consists of 1,496,000 shares of common stock issued on September 29, 2017 in connection with the 2017 acquisition of VectorVision, Inc. and 6,500 shares of common stock purchased April 9, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019. 125,000 of the shares issued in exchange for the VectorVision, Inc. acquisition serve as security for VectorVision, Inc.’s indemnification obligations under the Asset Purchase Agreement.
(152)	Consists of 10,000 shares of common stock issued on August 7, 2015 for services provided, 125,000 shares issued on September 19, 2016 for services provided and 1,500 shares of common stock purchased April 9, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019.
(153)	Consists of 75,000 shares of common stock issued on August 7, 2015 for services provided, 50,000 shares issued on April 1, 2016 for services provided, and 7,500 shares issued on December 31, 2016 for services provided.
(154)	Consists of 2,500 shares of common stock issued for services provided on December 31, 2016 and 50,000 shares issued on August 10, 2017 for services provided.

DIVIDEND POLICY

The Company has not declared nor paid any cash dividend on its common stock, and it currently intends to retain future earnings, if any, to finance the expansion of its business, and the Company does not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on its common stock will be made by its board of directors, in their discretion, and will depend on the Company’s financial condition, results of operations, capital requirements and other factors that its board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Presentation of Information

As used in this prospectus, the terms “we,” “us” “our” and the “Company” mean Guardion Health Sciences, Inc. and its subsidiaries unless the context requires otherwise. The following discussion and analysis should be read in conjunction with the Company’s audited (and unaudited) financial statements and the related notes thereto. All dollar amounts in this registration statement refer to U.S. dollars unless otherwise indicated.

Overview

Guardion Health Sciences, Inc. (the “Company” or “we”) was formed in December 2009 in California as a limited liability company under the name P4L Health Sciences, LLC, and it subsequently changed its name to Guardion Health Sciences, LLC. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, changing its name to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina-based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. The Company believes this risk may be modified by taking Lumega-Z to maintain a healthy macular protective pigment. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s disease and dementia.

The Company invented a proprietary technology, embodied in the Company’s medical device, the MapcatSF® that accurately measures the macular pigment optical density (“MPOD”). On November 8, 2016, the United States Patent and Trademark Office (“USPTO”) issued patent number 9,486,136 for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function. The MapcatSF is the first medical device using a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data.

In September 2017, the Company, through its wholly-owned subsidiary VectorVision Ocular Health, Inc. (“VectorVision”), acquired substantially all of the assets and certain liabilities of VectorVision, Inc., a company that specialized in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. VectorVision’s standardization system is designed to provide the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. The acquisition expanded the Company’s technical portfolio. CSV-1000 and CSV-3000 instruments offer auto-calibrated tests to ensure correct testing luminance and contrast levels for consistent, highly accurate and repeatable results. Recently issued patents the Company received for continuously calibrating the light source will be incorporated into the new CSV-2000, in which the proprietary standardized contrast sensitivity test patterns can be presented to the patient using a computer monitor as opposed to the current calibrated backlit system. The Company believes the acquisition of VectorVision further establishes its position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

In August 2018, the Company created a wholly owned subsidiary, Transcranial Doppler Solutions, Inc. (“TDSI”). TDSI is dedicated to the pursuit of early predictors resulting in, the Company believes, valuable therapeutic intervention for practitioners and their patients, and additional revenue streams generated from the testing and sale of Company products to appropriate customers. The Company has established operations with selected clinics and is focusing on expanding its client base.

In November 2018, the Company launched a new medical food product, GlaucoCetinTM, which the Company believes is the first vision-specific medical food designed to support and protect the mitochondrial function of optic nerve cells and improve blood flow in the ophthalmic artery in patients with glaucoma.

The Company has had limited operations to date and has been primarily engaged in research and development, product commercialization and capital raising activities.

By combining the MapcatSF medical device, the newly acquired VectorVision standardized vision testing technology and Lumega-Z medical food, the Company has developed, based on Management’s knowledge of the industry, what it believes to be the only reliable three-pronged, evidence-based protocol for replenishing and restoring the macular protective pigment, increasing overall retinal health and measuring the related improvements in visual function.

Recent Developments

Initial Public Offering

On April 9, 2019, the Company closed its initial public offering (the “IPO”) of 1,250,000 shares of common stock, par value $0.001 per share, at an IPO price to the public of $4.00 per share resulting in net proceeds to the Company of $3,945,000 after all costs and expenses. The shares began trading on the NASDAQ Capital Market on April 5, 2019 under the symbol “GHSI.”

On May 27, 2019, the European Patent Office informed the Company that the opposition period in the respective countries in the European Union had expired, and thus the European patent on the MapcatSF®, European Patent Number 2811892, issued July 4, 2018, was declared irrevocable in the European Union effective as of May 8, 2019.

Trademarks

On April 25, 2019, the Company was notified by the State Intellectual Property Office of the People’s Republic of China (“China”) that the Company has been granted trademark registrations in China for its proprietary medical food, Lumega-Z (Registration No. 27151643), and for its proprietary and patented medical device, the MapcatSF (Registration No. 27151644). The trademark registration for the mark LUMEGA-Z is effective from November 7, 2018 to November 6, 2028. The trademark registration for the mark MAPCAT SF is effective from October 28, 2018 to October 27, 2028.

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $1,385,099 and utilized cash in operating activities of $586,085 during the three months ended March 31, 2019. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued.

The Company’s independent registered public accounting firm has also included explanatory language in their opinion accompanying the Company’s audited financial statements for the year ended December 31, 2018. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for continued commercialization activities related to Lumega-Z, the MapcatSF® medical device, and VectorVision products. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of new complementary products or product lines. On April 9, 2019, the Company completed the IPO, resulting in net cash proceeds of $3,945,000 to the Company. The Company is seeking to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

Reverse Stock Split

On January 30, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment to its Amended Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on the filing date. The number of shares authorized for common and preferred stock were not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share. Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding common stock, stock options, and warrants as if the split occurred at the beginning of the earliest period presented.

Recent Accounting Pronouncements

See Note 2 to the condensed consolidated financial statements for management’s discussion of recent accounting pronouncements.

Concentration of Risk

Cash balances are maintained at large, well-established financial institutions. At times, cash balances may exceed federally insured limits. Insurance coverage limits are $250,000 per depositor at each financial institution. The Company has never experienced any losses related to these balances.

Critical Accounting Policies and Estimates

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of its financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The Company’s financial statements included herein include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company’s financial statements.

Intangible Assets

In connection with the VectorVision transaction, the Company identified and allocated estimated fair values to intangible assets including goodwill and customer relationships.

In accordance with Accounting Standard Codification (“ASC”) 350 – Intangibles – Goodwill and Other, the Company determined whether these assets are expected to have indefinite (such as goodwill) or limited useful lives, and for those with limited lives, the Company established an amortization period and method of amortization. The Company’s goodwill and other intangible assets are subject to periodic impairment testing.

The Company utilized the services of an independent third-party valuation firm to assist it in identifying intangible assets and in estimating their fair values. The useful lives for its intangible assets other than goodwill were estimated based on Management’s consideration of various factors, including assumptions that market participants might use about sales expectations as well as potential effects of obsolescence, competition, technological progress and the regulatory environment. Because the future pattern in which the economic benefits of these intangible assets may not be reliably determined, amortization expense is generally calculated on a straight-line basis.

The Company reviews all intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, the Company recognizes an impairment loss for the excess carrying value over the fair value in its consolidated statements of operations. As of March 31, 2019 and December 31, 2018, the Company was not aware of the existence of any indicators of impairment of its intangibles at such dates.

Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The Company evaluates goodwill for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The Company conducts its annual impairment analysis in the beginning of the fourth quarter of each fiscal year. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Estimations and assumptions regarding the number of reporting units, future performances, results of the Company’s operations and comparability of its market capitalization and net book value will be used. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and an impairment loss is measured by the resulting amount. As of March 31, 2019 and December 31, 2018, the Company was not aware of the existence of any indicators of impairment of its goodwill at such dates.

Stock-Based Compensation

The Company periodically issues stock-based compensation to officers, directors, contractors and consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers, directors, and employees, which include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

In prior periods, the Company accounted for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2018-07 which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Non-employee stock-based compensation charges generally are amortized over the vesting period using a graded vesting basis. In certain circumstances where there are no future performance requirements by the non-employee, grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Until the Company has established a trading market for its common stock, estimated volatility is based on the average historical volatilities of comparable public companies in a similar industry. The expected dividend yield is based on the current yield at the grant date. The Company has never declared or paid dividends on its common stock and has no plans to do so for the foreseeable future.

The fair value of common stock was determined based on management’s judgment. Due to the availability of historical data from the Company’s recent preferred stock sales, Management used a valuation of $2.30 for accounting purposes during the first quarter of 2018. Management used a valuation $4.00 for the first quarter of 2019. Management considered business and market factors affecting the Company during these periods, including capital raising efforts, its proprietary technology, and other factors. Based on this evaluation, management believes that its valuations are appropriate for accounting purposes at March 31, 2019 and 2018, respectively.

The Company recognizes the fair value of stock-based compensation within its statements of operations with classification depending on the nature of the services rendered.

Plan of Operations

General Overview

Based on the availability of sufficient funding, the Company intends to increase its commercialization activities and:

●	further the commercial production of the MapcatSF;
●	expand the Company’s domestic sales and marketing efforts;
●	explore sales and marketing opportunities in foreign markets such as Asia and Europe;
●	increase production of Lumega-Z and GlaucoCetinTM to support the additional sales resulting from the deployment of additional MapcatSF units and increased marketing and promotional activity;
●	commence certain FDA electrical safety testing of the MapcatSF;
●	increase focus on intellectual property protection and strategy;
●	expand the sales and marketing of the VectorVision product line;
●	develop the TDSI business and operations; and
●	explore opportunities and channels to enter the expansive market opportunity in China for non-pharmacologic treatments of macular degeneration, glaucoma and diabetic retinopathy.

The FDA and other regulatory bodies require electronic medical devices to comply with IEC 60601 standards. The International Electrical Commission (“IEC”) established technical standards for the safety and effectiveness of medical electrical equipment. Adherence to these standards is required for commercialization of electrical medical equipment. As a medical device powered by electricity, the MapcatSF will need to undergo testing to demonstrate compliance with the IEC 60601 standards. This testing is typically conducted by a Nationally Recognized Testing Laboratory (“NRTL”), which is an independent laboratory recognized by the Occupational Safety and Health Administration (“OSHA”) to test products to the specifications of applicable product safety standards. The Company is in discussions with its contract manufacturer of the MapcatSF to engage an NRTL at the appropriate juncture prior to commercialization of the MapcatSF. The relevant predicate device for the MapcatSF is the MPS II, the applicable Class I product code for the MapcatSF is HJW and the applicable Code of Federal Regulation is 886.1050. The FDA does not require test documents to be submitted to the FDA for a Class I medical device, but that the evidence of such testing be placed in a Design History file and be kept internally at the company or manufacturer and readily available should the FDA or other regulatory bodies request to review the testing documents. While the FDA does not require that a Class I medical device have formal validation, the Company expects to complete applicable IEC 60601-1 testing prior to commercialization because the Company believes in marketing a product that has evidence that it is safe and effective.

Results of Operations

Through March 31, 2019, the Company had limited operations and has primarily been engaged in product development, commercialization, and raising capital. The Company has incurred and will continue to incur significant expenditures for the development of its products and intellectual property, which includes both medical foods and medical diagnostic equipment for the treatment of various eye diseases. The Company had limited revenue during the three months ended March 31, 2019 and 2018.

Comparison of Three Months Ended March 31, 2019 and 2018

	Three Months Ended March 31,
	2019	2018	Change
Revenue	$242,538	$193,040	$49,498	26%
Cost of goods sold	93,492	79,278	14,214	18%
Gross Profit	149,046	113,762	35,284	31%
Operating Expenses:
Research and development	29,028	159,588	(130,560)	(82)%
Sales and marketing	353,537	605,990	(252,453)	(42)%
General and administrative	947,974	1,680,810	(732,836)	(44)%
Total Operating Expenses	1,330,539	2,446,388	(1,115,849)	(46)%
Loss from Operations	(1,181,493)	(2,332,626)	1,151,133	(49)%
Other Expense:
Interest expense	17,572	835	16,737	2004%
Fair value of warrants	186,034	-	186,034	100%
Net Loss	$(1,385,099)	$(2,333,461)	$948,362	(41)%

Revenue

For the three months ended March 31, 2019, revenue from product sales was $242,538 compared to $193,040 for the three months ended March 31, 2018, resulting in an increase of $49,498 or 26%. The increase reflects both an increased customer base for Lumega-Z as the Company expands into new clinics and increased sales of VectorVision products.

Cost of Goods Sold

For the three months ended March 31, 2019, cost of goods sold was $93,492 compared to $79,278 for the three months ended March 31, 2018, resulting in an increase of $14,214 or 18%. The increase reflects the additional sales recorded in 2018.

Gross Profit

For the three months ended March 31, 2019, gross profit was $149,046 compared to $113,762 for the three months ended March 31, 2018, resulting in an increase of $35,284 or 31%. Gross profit represented 61% of revenues the three months ended March 31, 2019, versus 59% of revenue for the three months ended March 31, 2018. The increase in gross profit in 2019 was due primarily to pricing and product mix changes in 2019.

Research and Development

For the three months ended March 31, 2019, research and development costs were $29,028 compared to $159,588 for the three months ended March 31, 2018, resulting in a decrease of $130,560 or 82%. The decrease was due to reduced engineering development costs associated with the Company’s MapcatSF medical device during 2019.

Sales and Marketing

For the three months ended March 31, 2019, sales and marketing expenses were $353,537 compared to $605,990 for the three months ended March 31, 2018. The decrease in sales and marketing expenses of $252,453 or 42% compared to the prior period was primarily due to costs associated with engagement of a third-party contract sales organization in 2018. The contract sales agreement was cancelled during the second quarter of 2018.

General and Administrative

For the three months ended March 31, 2019, general and administrative expenses were $947,974 compared to $1,680,810 for the three months ended March 31, 2018. The decrease of $732,836 or 44% compared to the prior period was primarily due to a decrease in stock compensation costs during the current period.

Interest Expense

For the three months ended March 31, 2019, interest expense was $17,572 compared to $835 for the three months ended March 31, 2018. The increase of $16,737 or 2004%, was due primarily to non-cash amortization expense related to the debt discount associated warrants issued in March 2019.

Fair Value of Warrants

During March 2019, the Company issued $250,000 of convertible promissory notes to two investors. the notes were convertible upon the completion of the IPO, into 109,038 shares of common stock. in connection with the notes, the Company also issued 109,038 warrants to the investors. See Note 9 of the condensed consolidated financial statements for details of the notes and associated warrants.

Net Loss

For the three months ended March 31, 2019, the Company incurred a net loss of $1,385,099, compared to a net loss of $2,333,461 for the three months ended March 31, 2018. The decrease in net loss of $948,362 or 41% compared to the prior year period was primarily due to a decrease in stock compensation costs during the current period.

Segment Information

As of March 31, 2019, Management reports its operating results in two operating segments: Medical Foods, and Vision Testing Diagnostics. As of March 31, 2019, the TDSI subsidiary does not yet earn revenues or meet the required criteria to be considered a reportable operating segment.

i.	Medical Foods – Our Medical Foods segment develops, formulates and distributes condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. We have also invented a proprietary technology, embodied in a medical device, the MapcatSF,® that accurately measures the macular pigment optical density (“MPOD”). Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The Company has also developed a new medical food product, GlaucoCetinTM, which the Company believes is the first vision-specific medical food designed to support and protect the mitochondrial function of optic nerve cells and improve blood flow in the ophthalmic artery in patients with glaucoma. GlaucoCetinTM combines a unique set of ingredients, specifically designed to stop or potentially reverse the underlying cause of optic nerve loss, and ultimately vision loss, in patients with glaucoma.

ii.	Vision Testing Diagnostics – Our Vision Testing Diagnostics segment, under the brand name VectorVision, specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. VectorVision’s standardization system is designed to provide the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing.

The following tables set forth our results of operations by segment (expenses allocated to Corporate consist of non-cash stock compensation expense, depreciation and amortization, and corporate legal fees):

	For the Three Months Ended March 31, 2019
	Corporate	Medical Foods	Vision Testing Diagnostics	Total

Revenue	$-	$99,934	$142,604	$242,538

Cost of goods sold	-	38,272	55,220	93,492

Gross profit	-	61,662	87,384	149,046

Operating expenses	334,774	884,701	111,063	1,330,539

Loss from operations	$(334,775)	$(823,039)	$(23,679)	$(1,181,493)

	For the Three Months Ended March 31, 2018
	Corporate	Medical Foods	Vision Testing Diagnostics	Total

Revenue	$-	$72,138	$120,902	$193,040

Cost of goods sold	-	32,188	47,090	79,278

Gross profit	-	39,950	73,812	113,762

Operating expenses	1,073,400	1,320,627	52,361	2,446,388

Loss from operations	$(1,073,400)	$(1,280,677)	$21,451	$(2,332,626)

For the three months ended March 31, 2019, revenue from our Medical Foods segment was $99,934 compared to $72,138 for the three months ended March 31, 2018, resulting in an increase of $27,796 or 39%. The increase reflects an increased customer base for Lumega-Z as the Company expands into new clinics. For the three months ended March 31, 2019, revenue from our Vision Testing Diagnostics segment was $142,604 compared to $120,902 for the three months ended March 31, 2018, resulting in an increase of $21,702 or 18%. The increase was due to increased distributor sales in 2019.

Cost of Goods Sold

For the three months ended March 31, 2019, cost of goods sold from our Medical Foods segment was $38,272 compared to $32,188 for the three months ended March 31, 2018, resulting in an increase of $6,084 or 19%. For the three months ended March 31, 2019, cost of goods sold from our Vision Testing Diagnostics segment was $55,220 compared to $47,090 for the three months ended March 31, 2018, resulting in an increase of $8,130 or 17%. The increase for both segments reflects the additional sales recorded in 2018.

Gross Profit

For the three months ended March 31, 2019, gross profit from the Medical Foods segment was $61,662 compared to $39,950 for the three months ended March 31, 2018, resulting in an increase of $21,712 or 54%. For the three months ended March 31, 2019, gross profit from the Vision Testing Diagnostics segment was $87,384 compared to $73,812 for the three months ended March 31, 2018, resulting in an increase of $13,572 or 18%. The increase is due to the additional sales recorded for both segments in the current year. Gross profit overall represented 61% of revenues for the three months ended March 31, 2019, versus 59% of revenue for the three months ended March 31, 2018. The increase in gross profit in 2018 was due increased sales and to pricing and product mix changes in 2018.

Liquidity and Capital Resources

Since its formation in 2009, the Company has devoted substantial effort and capital resources to the development and commercialization activities related to its lead product Lumega-Z and its MapcatSF medical device. As a result of these and other activities, the Company utilized cash in operating activities of $586,085 during the three months ended March 31, 2019. The Company had negative working capital of $1,024,828 at March 31, 2019 due to liabilities associated with the issuance of promissory and convertible promissory notes during March 2019 as well as accrued legal costs related to the Company’s IPO process. As of March 31, 2019, the Company had cash in the amount of $174,298 and no available borrowings. The Company’s financing has historically come primarily from the issuance of convertible notes, promissory notes and from the sale of common and preferred stocks.

The financial statements have been prepared assuming the Company will continue as a going concern. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued.

The Company’s independent registered public accounting firm has also included explanatory language in their opinion accompanying the Company’s audited financial statements for the year ended December 31, 2018. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for continued commercialization activities related to Lumega-Z, the MapcatSF medical device, and VectorVision products. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of new complementary products or product lines. On April 9, 2019, the Company completed the IPO, resulting in net cash proceeds of $3,945,000 to the Company. The Company is seeking to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

Sources and Uses of Cash

The following table sets forth the Company’s major sources and uses of cash for each of the following periods:

	Three Months Ended March 31,
	2019	2018
Net cash used in operating activities	$(586,085)	$(1,353,530)
Net cash used in investing activities	(4,815)	(145,111)
Net cash provided by (used in) financing activities	94,250	(38,240)
Net decrease in cash	$(496,650)	$(1,536,881)

Operating Activities

Net cash used in operating activities was $586,085 during the three months ended March 31, 2019, versus $1,353,530 used during the comparable prior year period. The decrease in 2019 was due primarily to higher sales, marketing, product development, and legal costs paid in the prior year period.

Investing Activities

Net cash used in investing activities was $4,815 for the three months ended March 31, 2019 and $145,111 for the three months ended March 31, 2018. In January 2018, we acquired the rights to a trademark portfolio for $50,000. In addition, we purchased a trade show booth in February 2018 and have invested in MapCatSF equipment and internal-use software development.

Financing Activities

Net cash provided by financing activities was $94,250 for the three months ended March 31, 2019 was due to the issuance in March 2019 of $350,000 in promissory and convertible promissory notes as well as from the exercise of warrants for proceeds of $31,250. These proceeds were partially offset by payment of costs directly related to the Company’s IPO. Net cash used in financing activities was $38,240 for the three months ended March 31, 2018 was due primarily to our payoff of a line of credit balance that had been assumed during our 2017 VectorVision acquisition.

Off-Balance Sheet Arrangements

At March 31, 2019 and December 31, 2018, the Company did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

BUSINESS

The Company is a specialty health sciences company formed to develop, formulate and distribute condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. A depleted macular protective pigment is a modifiable risk factor for retina-based diseases such as age-related macular degeneration (“AMD”), computer vision syndrome (“CVS”) and diabetic retinopathy. The Company believes this risk may be modified by taking Lumega-Z to maintain a healthy macular protective pigment. Additional research has also shown a depleted macular protective pigment to be a biomarker for neurodegenerative diseases such as Alzheimer’s disease and dementia.

In September 2017, the Company, through its wholly-owned subsidiary VectorVision Ocular Health, Inc., acquired substantially all of the assets and certain liabilities of VectorVision, Inc., a company that specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. VectorVision’s standardization system is designed to provide the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. The acquisition expands the Company’s technical portfolio. The Company believes the acquisition of VectorVision, adding the CSV-1000 and ESV-3000 to its product portfolio, further establishes its position at the forefront of early detection, intervention and monitoring of a range of eye diseases. The Company has had limited commercial operations to date. Until recently with the acquisition of VectorVision and development of the Company’s sales force, the Company has primarily been engaged in research, development, commercialization, and capital raising.

The Company invented a proprietary technology, embodied in the Company’s medical device, the MapcatSF,® that accurately measures the macular pigment optical density (“MPOD”). On November 8, 2016, the United States Patent and Trademark Office (“USPTO”) issued patent number 9,486,136 for the MapcatSF invention. Using the MapcatSF to measure the MPOD allows one to monitor the increase in the density of the macular protective pigment after taking Lumega-Z. The MapcatSF is a non-mydriatic, non-invasive device that accurately measures the MPOD, the lens optical density and lens equivalent age, thereby creating an evidence-based protocol that is shared with the patient. A non-mydriatic device is one that does not require dilation of the pupil for it to function. The MapcatSF is the first medical device using a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data.

For the past three years, the clinical prototypes of the MapcatSF have been tested on patients, allowing for frequent modifications of the device’s algorithms and retesting for accuracy, as well as to provide the inclusion of additional features not previously found in the initial prototype. The alpha prototype, which is the pre-commercial production version, was unveiled for the first time in July 2013 in Cambridge, United Kingdom, to researchers and scientists from around the world. The MapcatSF is manufactured and assembled in Irvine, California, and will be distributed from the Company’s national headquarters in San Diego. The marketing of the device will be implemented through continuing education presentations conducted by key opinion leaders in the industry. The MapcatSF device is a Class I medical device under the U.S. Food and Drug Administration (“FDA”) classification scheme for medical devices, which the Company has determined does not require pre-market approval.

Lumega-Z is a medical food product that has a patent-pending formula that replenishes and restores the macular protective pigment simultaneously delivering critical and essential nutrients to the eye. Management believes, based on review of products on the market and knowledge of the industry, that Lumega-Z is the first liquid ocular health formula to be classified as a medical food (as defined in Section 5(b) of the “Orphan Drug Act”). However, the FDA has not monitored nor approved Lumega-Z as a medical food. Formulated by Dr. Sheldon Hendler in 2010, modifications were made over a two-year period to improve the taste and method of delivery. The current formulation has been delivered to patients and used in clinics since 2014.

Medical foods are not considered to be either dietary or nutritional supplements. The Company believes that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. The Company believes that medical foods will continue to grow in importance over the coming years.

Lumega-Z is a regulated medical food and therefore must be administered under the supervision of a physician or professional healthcare provider. In order to reach the large, expanding AMD patient population, the Company primarily markets Lumega-Z to patients through ophthalmologists and optometrists.

Over 1,900 patients have been treated with Lumega-Z since the Company began selling the formulation in October 2011. The patients come from a combination of the three initial testing sites, healthcare provider sites where the MapcatSF has been demonstrated, patients that have found Lumega-Z online and through other patient referrals, healthcare provider sites administering Lumega-Z to their patients without use of the MapcatSF, and MapcatSF devices recently placed in additional healthcare facilities. Patients take Lumega-Z under the supervision of their physician. Lumega-Z is typically ingested by the patient on a daily basis. Patients are typically between 50 and 80 years old. Patients are mixed ethnically and socioeconomically. Patients typically have insurance, whether private insurance or Medicare. Physicians have determined that the patient is experiencing or is at a high risk of developing retinal disease and decide based on their medical determination that the patient is a candidate for Lumega-Z.

Nearly half of Americans have low MPOD, a risk factor for AMD. As the MapcatSF is specifically designed to measure the MPOD, the Company and the physicians that utilize the MapcatSF are able to observe changes in that macular protective pigment density in patients who are taking Lumega-Z. The Company encourages sites using the MapcatSF® to provide the Company anonymized data on the MPOD readings. Anecdotal reports from physicians indicate improvements in their patients such as increased visual function, a noticeable halt in the progression of the patient’s AMD, improvement in glare and contrast sensitivity, and stabilization and improvement of vision. No adverse effects of taking Lumega-Z have been reported by any of the physicians administering Lumega-Z to their patients.

The number of patients regularly ordering Lumega-Z has increased as new healthcare providers have begun working with the Company, with a concurrent rise in patients set on an auto-ship program for delivery every four weeks. Automatic shipment has an added benefit in that it aids physicians because it increases patient compliance in using Lumega-Z on a regular basis. The Company’s operations, to date, indicate that each MapcatSF deployed in a clinic can generate an average of 75 new customers for its Lumega-Z product over a period of approximately 90 days when a MapcatSF is deployed in a small, low volume clinic. A larger, higher volume clinic is expected to generate a larger number of patients in a shorter period of time. All of the Company’s medical food revenue is derived from a limited number of individual customers.

The National Academics of Sciences, Engineering, and Medicine projects that “every four minutes, one American will experience partial or complete loss of sight.” According to The Lancet, AMD cases in the US are projected to pass 18 million in 2017, and 20 million by 2022. AMD is the third leading cause of blindness in the world. More than 10 million people in the United States suffer from various forms of this incurable disease, according to the American Macular Degeneration Foundation. As the population ages, that number is expected to triple by 2025. Cataract patients are operated on earlier and younger. After surgery, the long-term damage from oxidative stress & high energy light exposure to the retina becomes more important to address. Protecting the retina after surgery maintains better visual outcomes for the long term. GHS is targeting this unattended market opportunity. Congress, the Food and Drug Administration, the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance (the branch of the pharmaceutical industry which assesses and monitors the safety of drugs either in the development pipeline or which have already been approved for marketing) to measure and reduce these adverse health consequences.

The Company believes that there is an increasing level of acceptance of medical foods as a primary therapy by patients and healthcare providers to treat pain syndromes, sleep and cognitive disorders, obesity, hypertension, and viral infection. In clinical practice, medical foods are being prescribed as both a standalone therapy and as an adjunct therapy to low doses of commonly prescribed drugs. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term “medical food” as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered internally (by mouth) under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market. Until 1972, medical foods were categorized as drugs and then until 1988 as “foods for special dietary purposes.” The field of candidates for development into medical foods is expanding due to continuing advances in the understanding of the science of nutrition and disease, coupled with advances in food technology thereby increasing the number of products that can be formulated and commercialized.

The Company distributes its medical food products through E-commerce in an online store that is operated at www.guardionhealth.com. Information about VectorVision products can be found at www.vectorvision.com.

Medical Foods Products Industry Overview

The Company believes that the science of nutrition was long overlooked and underdeveloped. The Company believes that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged as a large and attractive segment in the food industry today.

A number of diseases are associated with metabolic imbalances, and patients in treatment for such diseases have specific nutritional requirements. Some examples are ocular health, pain syndromes, insomnia, cognitive disorders, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients yet are still considered a medical product that should be taken under supervision by a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for patients who are seriously ill or who require the product as a major treatment modality according to FDA regulations.

Medical foods consist of food-based ingredients that are part of the normal human diet and are Generally Recognized as Safe (“GRAS”) under FDA standards. Medical foods must make disease claims for which there is scientific evidence that nutrient deficiencies cannot be corrected by normal diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and therefor have special, extra-rigorous guarantees of safety. All ingredients must be designated GRAS and used in therapeutic concentrations to address the particular nutritional needs of the patient. Medical foods are taken under the supervision of a physician or professional healthcare provider who monitors and adjusts the food ‘dosage.’ In addition, under FDA guidelines and congressionally approved laws, medical foods do not require FDA preapproval but undergo continuous FDA monitoring and approval of label claims. Even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for dietary supplements, including solid scientific support for the formula as a whole. For these reasons, medical foods have greater guarantees of efficacy. In contradistinction, dietary supplements, such as vitamins, minerals and botanicals, do not require FDA preapproval, cannot make disease claims, are intended for normal people without disease and cannot claim that they prevent, mitigate or treat a given disease. Dietary supplements do not require physician supervision and can be administered to a person that can self-administer the supplement without supervision.

Based on the advice of intellectual property counsel and regulatory affairs consultants, the Company believes that Lumega-Z is properly categorized as a medical food. While the Company believes it is unlikely the FDA would conclude otherwise, if the FDA determines Lumega-Z should not be defined as a medical food, the Company would need to relabel and rebrand that product. The Company believes there would be minimal impact on its operations and financial condition if it were required to change labeling and packaging back to that of a dietary supplement. While reclassification and the subsequent relabeling and rebranding would be an added cost to operations, it would not change the use or effectiveness of Lumega-Z, although there is a chance that certain physicians may choose not to recommend Lumega-Z to their patients or that certain consumers may choose not to buy Lumega-Z if it is not classified as a medical food.

Vision Testing Industry Overview

The Company believes that consistent, repeatable and accurate results for visual acuity testing are of paramount importance for effective eye health care and for accurately establishing and enforcing the vision performance criteria for certain professions. Variance in test lighting is a major cause of inconsistency in vision testing results. Standards for testing luminance, have been in place for more than three decades. However, recently, vision testing has evolved from the use of projection systems and charts to the use of digital displays. The Company believes that the variance in luminance provided by digital displays is large, and clinicians are now obtaining highly inconsistent results from practice to practice. Conservatively, the Company believes more than 250,000 eye care examination rooms are in use in the United States today.

The variability described above has caused the FDA and other agencies to require standardized test lighting for vision tests. Because VectorVision specializes in the standardization of vision tests, VectorVision is the only company that offers fully standardized vision testing products that ensure consistent, repeatable and highly accurate results. The CSV-1000 and ESV-3000 devices offer auto-calibrated tests to ensure the correct testing luminance and contrast levels for consistent, highly accurate and repeatable results, which is why the VectorVision instruments can detect and quantify subtle changes in vision. Consistency, repeatability and accuracy are also why the VectorVision CSV-1000 instrument is used worldwide by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. For the same reasons, the Company believes that the ESV-3000 ETDRS testing device will become the worldwide standard for ETDRS visual acuity testing. The Company’s research has revealed no competing products that offers auto-calibration of ambient illumination. Competitive devices do not allow for variations in ambient light levels, resulting in variability of test results due to the environment in which the testing is performed. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and the intellectual property is protected under copyright and trade secret law. Both CSV-1000 and ESV-3000 are currently sold worldwide, and the Company expects this global distribution to continue. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which the Company plans to provide as part of its commercialization strategy.

Competitive Advantage and Strategy

There are no research-validated pharmaceutical solutions for slowing the progression of adult macular degeneration (“AMD”). As a result, it is necessary for physicians to recommend Age-Related Eye Disease Study (“AREDS”)-based supplements to AREDS-based AMD patients. However, more than 90% of all AREDS-based nutritional products currently on the market are in tablet, capsule and gel capsule form. As previously discussed, tablets, capsules and gel capsules have a low efficiency of absorption. For this reason, some doctors may hesitate to prescribe tablet, capsule and gel capsule form AREDS-based nutraceuticals despite the fact that these are currently the only options available to them.

The competitive landscape of supplements is crowded and confusing for physicians and patients looking to obtain an appropriate product for eye care. In October 2017, while searching walgreens.com for “AREDS,” the Company found 10 results, all of which are in tablet, capsule or gel capsule form. When searching the same website for “Eye Health Supplements” (a common search term for this category of product), the Company found 204 products, of which 196 (96%) are in tablet, capsule or gel capsule form. The same search term on cvs.com returned over 110 products. These supplement products all have varying ingredients, varying levels of similar ingredients, varying claims regarding their effects, and varying price points.

Lumega-Z is designed to address this concern. In contrast, Lumega-Z is a liquid formulated using a proprietary molecular micronization process (“MMP”) to maximize efficiency of absorption and safety and to minimize compatibility issues. The MMP is a proprietary homogenization process whereby the molecular structure of the ingredients is reduced in size to facilitate more efficient absorption in the body.

By combining the MapcatSF medical device, the newly acquired VectorVision standardized vision testing technology and Lumega-Z medical food, the Company has developed, based on Management’s knowledge of the industry, what it believes to be the only reliable three-pronged, evidence-based protocol for replenishing and restoring the macular protective pigment, increasing overall retinal health and measuring the related improvements in visual function. The MapcatSF is the first medical device to use a patented “single fixation” process and “automatic lens density correction” that produces accurate serialized data. Historically, a number of specialized densometers used by research groups within the medical community have been known to produce unreliable data; due in part to the fact that they are not Troxler-free. The Troxler effect is an optical illusion affecting visual perception where an unchanging stimulus away from a fixation point will fade away and disappear as one stares at a fixation point consistently. A device that is Troxler-free does not have this fading of images that otherwise would occur as a result of the Troxler effect. Being Troxler-free is thought to be an important function in being able to accurately complete the testing using these devices.

The MapcatSF has been installed in several teaching and ocular research facilities, such as the Illinois College of Optometry (“ICO”), the New York Eye and Ear Infirmary, and the Rosenberg School of Optometry at the University of the Immaculate Word. While these collaborative relationships help further validate the MapcatSF and Lumega-Z, these relationships are not material to the Company because none of these relationships is exclusive. There are many potential collaborative partners available. The Company is free to enter into other collaborative relationships as needed. No sales of Lumega-Z are generated directly from Illinois College of Optometry because the MapcatSF is part of its teaching curriculum and not used for direct patient care. However, the other collaborative partners, as a result of using the MapcatSF on patients, periodically put patients on Lumega-Z if a physician determines it appropriate to do so. The majority of sales of Lumega-Z primarily come from clinicians outside of these collaborative relationships.

VectorVision specializes in the standardization of vision tests, specifically, contrast sensitivity, glare testing and early treatment diabetic retinopathy study, or ETDRS, acuity. The variability in test lighting has caused the FDA and other agencies to require standardized test lighting for vision tests. Contrast sensitivity testing measures how people see in the real world. A depleted macular pigment greatly affects contrast sensitivity. Research suggests that contrast sensitivity is a better measure than standard acuity tests for real-world vision applications such as military pilots and highway driving. The Company believes that VectorVision is the only company that offers fully standardized vision testing products that ensure consistent, repeatable and highly accurate results. These qualities are why the VectorVision instruments can detect and quantify subtle changes in vision, and why the VectorVision CSV-1000 instrument is used worldwide by eye doctors in more than 60 countries to accomplish contrast sensitivity testing. On July 10, 2018, the USPTO issued US Patent No. 10,016,128, titled Method and Apparatus for Visual Acuity Testing. This patent describes an invention pertaining to automatic light calibration of the display screens used for vision testing. The Company owns this patent, and its VectorVision CSV-1000 and ESV-3000 devices each embody this invention. On July 17, 2018, the USPTO issued US Patent No. 10,022,045, also titled Method and Apparatus for Visual Acuity Testing, which describes a methodology to continuously calibrate display monitors to automatically hold display luminance constant for vision testing. This second patent also covers a methodology to compensate for other testing factors, such as room illumination and when patients view the vision test through a mirror, which is a common practice in eye doctors’ offices worldwide. The Company also owns this patent, and its VectorVision CSV-1000 and ESV-3000 devices each embody this invention.

The Company believes the CSV-1000 is the standard of care for clinical practice. There is a training requirement in incorporating the CSV-1000 device into clinical practice, which the Company plans to provide as part of its commercialization strategy.

Similarly, the Company believes that its ESV-3000 device will become the worldwide standard for ETDRS visual acuity testing. The CSV-1000 and ESV-3000 use self-calibrated test lighting. The self-calibrated test lighting is proprietary, and the test faces of the CSV-1000 are proprietary and protected intellectual property. Both CSV-1000 and ESV-3000 are currently sold worldwide, and the Company expects this global distribution to continue. The Company believes the acquisition of VectorVision, adding the CSV-1000 and ESV-3000 to its product portfolio, further establishes its position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

An important part of the Company’s competitive strategy lies in combining Lumega-Z with technology to demonstrate its effects. The Company’s proprietary MapcatSF medical device measures MOPD, thereby showing changes in macular pigment density from the use of Lumega-Z. In addition, the VectorVision CSV-1000 provides a second opportunity to baseline the vision of patients, and monitor changes in vision performance over time while administering Lumega-Z. The VectorVision CSV-1000 is a highly accurate means of measuring and monitoring contrast sensitivity, a vision performance parameter that can be improved by increasing the level of macular pigment in the eye.

Growth Strategy

The Company believes that marketing its products is critical in ensuring its success. The Company has several marketing initiatives and will implement them according to the success and product feedback that the Company and products create. The Company will also consider acquiring other companies, product lines and intellectual property that may be complementary or supplementary as part of its future efforts to expand the business, which acquisitions could be for cash, stock or a combination thereof.

Management believes that there is a significant unmet need in everyday clinical practice to provide a vision assessment protocol that improves upon the current standard of visual acuity. Contrast sensitivity with the VectorVision CSV-1000 is a highly sensitive and repeatable method of measuring vision performance and can be utilized to monitor the vision performance of patients undergoing treatment with Lumega-Z, as well as for the general patient population. The CSV-1000 is currently the worldwide standard for contrast sensitivity testing in clinical trials, and there is a growing understanding of the importance of contrast sensitivity in general clinical practice. The Company’s intention is to penetrate the market by promotion of the CSV-1000 as the leading contrast sensitivity device available. The Company believes it can grow its business using the following sales and marketing strategies:

Sales and Marketing

Based on management’s knowledge of the industry, the Company believes that Lumega-Z is the only medical food in the ocular health space. The most analogous products on the market are dietary supplements. While the medical food category is well established and growing for certain diseases or disorders (for example, inborn errors of metabolism, metabolic syndrome, gastrointestinal disorders, and neurological disorders), there are currently no medical foods other than Lumega-Z specifically addressing ocular health. Thus, with regard to the ocular health market no such data is available regarding medical foods. The most comparable industry is dietary supplements. In an attempt to effectively illustrate the market potential for Lumega-Z, the Company has examined ocular health products in the dietary supplement market as the closest appropriate data set available. The use of dietary supplements to enhance health and well-being is a longstanding and increasing trend. According to industry sources, up to 52% of adults in the United States have reported taking nutritional supplements. Worldwide sales of supplements surpassed $132 billion in 2016. Supplementation has recently generated much interest among health professionals in a relatively new area, the prevention and slowing of the AMD epidemic.

U.S. Statistics

●	According to Ocular Surgery News, there are 4 million cataract surgeries in the United States each year.
●	According to the BrightFocus Foundation, more than three million Americans are living with glaucoma, 2.7 million whom are aged 40 and older.
●	According the American Glaucoma Society, over 27 million people are affected with glaucoma in the U.S. alone.
●	According to the American Society of Retina Specialists an estimated 15 million Americans had AMD as of 2016.
●	According to Am Fam Physician, one in three people in the U.S. over age 65 will develop AMD or some vision-reducing eye disease.
●	MarketScope indicates that US ophthalmology practices are comprised of approximately 18,000 individual optometrists, approximately 10,000 individual ophthalmologists, and approximately 7,000, 5,000, and 2,000 optometrist groups, ophthalmologist groups, and retail establishments, respectively.

Worldwide Statistics

●	According to Bekryl Market Analysts, the “Global Medical Foods Market” was valued at $11.1 billion in 2018 and will exceed $17.5 billion by 2028. North America was expected to account for 33% of global sales in 2018.
●	According to the International Council of Ophthalmology, AMD is the third leading cause of blindness throughout the world, exceeded only by cataracts and glaucoma.
●	BrightFocus Foundation has indicated that globally, 60.5 million people had glaucoma in 2010. Due to the aging of the world’s population, BrightFocus Foundation has indicated that this number may increase to almost 80 million by 2020.
●	According to Transparency Market Research, the global glaucoma therapeutics market was valued at over $5.9 billion in 2017 and is projected to expand at a compound annual growth rate of 2.9% from 2018 to 2026.
●	According to South China Morning Post, 22 million AMD patients are Chinese patients which account for approximately 18% of global Glaucoma patients.
●	BrightFocus Foundation has indicated that globally, AMD is expected to reach 196 million people worldwide by 2020 and increase to 288 million by 2040.
●	BrightFocus Foundation estimates the global cost of visual impairment due to AMD is $343 billion, including $255 billion in direct health care costs, and estimates the direct health care costs of visual impairment due to AMD in the U.S., Canada and Cuba to be approximately $98 million.
●	BrightFocus Foundation estimates the global cost of vision loss due to all causes to be nearly $3 trillion for the 733 million people living with low vision and blindness worldwide. BrightFocus Foundation also estimates the direct costs for vision loss due to all causes was $512.8 billion in North America alone, with indirect costs of $179 billion.
●	GlobalData indicates that the potential global market of AMD is currently estimated at $5 billion and expected to reach $11.5 billion by 2026.
●	According to Sohu, in China there are 36,342 Ophthalmologists and 3,950 Optometrists.
●	According to Springer approximately 25 to 30 million people are affected worldwide by AMD.
●	The prevalence of AMD appears to be lower and more variable in the developing nations as compared to more developed countries. Healthcare experts believe this will likely change for the worse with increasing life expectancy, changing lifestyles and increase in viewing computer monitors and other devices.

Due to an aging population, the AMD, Glaucoma and Cognitive Decline epidemics are global and growing, creating a significant market for the Company’s products.

Marketing Lumega-Z to Practitioners

In order to reach the large, expanding AMD patient population, the Company will primarily market Lumega-Z to the patients through ophthalmologists and optometrists. In the U.S. alone, there are more than 18,515 ophthalmologists and over 34,000 optometrists currently practicing. There are over 213,000 ophthalmologists worldwide. This marketing reach will be achieved through a combination of collaboration with industry-specific publishers, peer-to-peer promotion using key opinion leader clinicians, organic and paid search engine optimization and marketing, and other content-driven & educational approaches.

Marketing the CSV-1000 to Practitioners

Contrast sensitivity is currently one of the standard tests for clinical trials relating to ocular surgeries and treatments, and the CSV-1000 is considered the benchmark for these applications. In addition, there is an increasing need for functional vision assessment in everyday clinical practice, as a means of measuring the effect of disorders such as cataract and macular degeneration on the patient’s functional vision, and the impact of treatment of these conditions on the patient’s vision. The Company will concentrate its efforts on increasing the use of contrast sensitivity in everyday clinical practice, as a means of targeting the optometry and ophthalmology markets, which consists of over 34,000 and over 18,000 doctors, respectively, in the United States.

Sales Channel

Lumega-Z is a regulated medical food and therefore must be administered under the supervision of a physician or professional healthcare provider. Once the healthcare provider has determined that the patient requires Lumega-Z, they follow the following procedures:

●	The Company provides all clinicians a DAC number (Doctor Authorization Code).
●	Patients are given a customized recommendation from the clinician, including the DAC number; this enables patients to order Lumega-Z either online or by calling the 800 number.
●	Patients are able to use their Health Care Flexible Spending Accounts (“FSA”) or Health Savings Account (“HSA”) dollars to pay for Lumega-Z.

The Company will support the clinicians by making available Online Ocular Nutrition courses to train their technicians.

Sales Force

The Company hired and trained a direct sales force in March 2018 consisting of a field-based team of account managers located in key geographical locations based on high population density areas with demographics that match the Company’s target markets. Each account manager is responsible for a defined geographical area and is expected to travel extensively to support the needs of customers. The account managers are tasked with prospecting for new accounts, closing leads generated by the Company’s marketing efforts, and generating revenue through account management activities including physician and staff training, and implementation of patient education resources. The account managers are expected to participate in national and regional trade shows and events, including supporting professional optometric and ophthalmological societies at a state level. Each account manager is assigned a quota that includes units of Lumega-Z sold, as well as sales of the MapcatSF, CSV-1000 and ESV-3000. Commissions are paid based on performance and achievement of quota.

International Expansion Strategy

Retinal diseases that include macular degeneration, glaucoma and diabetic retinopathy are not exclusive to the United States. The Company believes there is great interest internationally to find non-pharmacologic treatments for these diseases. The largest market opportunity is China where some of these diseases are at substantial levels. The Company intends to explore opportunities and channels to enter this expansive market.

Transcranial Doppler Solutions

In August 2018, the Company created a wholly owned subsidiary, Transcranial Doppler Solutions, Inc. (“TDSI”), to further the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases. TDSI will be dedicated to the pursuit of early predictors resulting in, the Company believes valuable therapeutic intervention for practitioners and their patients, and additional revenues stream generated from the testing and sale of Company products to appropriate customers. TDSI will provide a service that makes TCD (as defined below) testing convenient by being in various medical facilities. A Transcranial Doppler ultrasound (“TCD”) has been accepted as a safe, non-invasive, and lower-cost technique that uses a low-frequency transducer probe to assess intracerebral blood flow, within the brain and to the eyes. Studies have shown the ability of TCD to predict stroke risks as well as other potential cardiovascular events. TCD also plays an important role in detecting changes in the ophthalmic artery blood flow, which is important to help evaluate the course of common eye disorders. Blood velocities and intensities can be measured using TCD, which provides an effective way to determine more accurately the state of pathology in early stages of common eye disorders such as glaucoma and other eye diseases that cause visual field defects. Published medical resources indicate a strong relationship between ocular circulation and visual function in patients with glaucoma, diabetes, and macular disease, which are the three leading causes of acquired irreversible blindness throughout the world. A TCD is also highly repeatable, the results of which provide an effective tool for ophthalmologists to treat their patients. Through the monitoring of blood flow in the intracranial vessels, including the ophthalmic artery, the TCD results will in turn provide an evidence-based protocol for Guardion’s medical foods, including the Company’s soon to be released new GlaucoCetinTM product. The Company is currently setting up the operations of TDSI and hopes to launch its services in upcoming quarters.

Proprietary Technology and Intellectual Property

Patents

The Company currently owns and has exclusive rights to the following patent and pending patent applications:

DOMESTIC

Number	Title	Owner	Product	File Date
Patent 9,486,136	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	08/11/14

Patent Application 15/346,010	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	11/08/16

Patent Application 14/028,104	EMULSION OF CAROTENOIDS AND OCULAR ANTIOXIDANTS	GHS	Lumega-Z®	09/16/13

Patent Application 62/859,885	COMPOSITION FOR IMPORVED NEUROPROTECTIVE EFFECT AND METHODS OF MAKING SAME	GHS	GlaucoCetinTM	06/11/19

Patent 10,016,128	METHOD AND APPARATUS FOR VISION ACUITY TESTING	VectorVision	CSV-1000 And ESV-3000	09/27/16

Patent 10,022,045	METHOD AND APPARATUS FOR VISION ACUITY TESTING	VectorVision	CSV-1000 and ESV-3000	02/28/17

FOREIGN

Country / Number	Title	Owner	Product	File Date
CANADA Patent Application 2,864,154	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	08/08/14

EUROPE Patent 2811892	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	09/09/14

EUROPE Patent Application 18176935.7	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	06/11/18

HONG KONG Patent Application 15105364.0	APPARATUS FOR USE IN THE MEASUREMENT OF MACULAR PIGMENT OPTICAL DENSITY AND/OR LENS OPTICAL DENSITY OF AN EYE	GHS	MapcatSF®	06/05/15

The MapcatSF® patent, Patent 9,486,136, describes an apparatus for use in the measurement of the optical density of the macular protective pigment in the human eye, as well as an apparatus for the use in measuring the lens optical density of a human eye. The apparatus is particularly applicable to flicker photometers, which are used to measure the macular protective pigment in the human eye. The foreign counterpart patent applications describe the same invention.

Prior to the issuance of US Patent No. 9,486,136, the Company filed a continuation application, Patent Application 15/346,010, covering new embodiments around the MapcatSF® device. These new embodiments contain improvements related to the accuracy of intensity measurements made with the device, as well as updated features around photodiode detector calibrations.

The Lumega-Z® patent filing, Patent Application 14/028,104, describes a daily liquid supplement for ocular and body health containing at least one of the following: lutein, zeaxanthin, meso-zeaxanthin and astaxanthin for a human subject and for nutritionally supplementing macular pigments in the human eye. The micronized nutrients in a lipid-based emulsion described in the patent application are more efficiently absorbed into the bloodstream than conventional supplement formulations resulting in higher serum levels and increased macular protective pigment.

The Company recently filed Patent Application 62/859,885 for its new GlaucoCetinTM medical food product. A proprietary formulation was developed, which combined a cocktail of mitochondrial protectants with specific antioxidants to arrive at the final micro-nutrient composition for use in the treatment of glaucoma patients. The invention relates to micronutrient formulations for improving outcomes based on resolving conditions at the cellular response level in certain individuals suffering from particular diseases. More particularly, the invention relates to compositions affecting the eye, such as glaucoma. This application describes an invention that provides a micro-nutrient composition for a human subject suffering from a glaucomatous disease, wherein the micro-nutrient composition comprises a formulation for reversing mitochondrial dysfunction in glaucomatous disease.

Patent 10,016,128 describes a methodology to calibrate display monitors to automatically hold display luminance constant for vision testing. The method includes a measurement device that is placed on the peripheral areas of the display monitor and feedback software to communicate with a computer and automatically control display luminance. Manual control of luminance based on the output of the measurement device is also included. This invention is embodied in the CSV-1000 and ESV-3000 devices.

Patent 10,022,045 describes a methodology to continuously calibrate display monitors to automatically hold display luminance constant for vision testing. The method includes a measurement device that is placed on the peripheral areas of the display monitor and feedback software to communicate with a computer and automatically control display luminance. Manual control of luminance based on the output of the measurement device is also included. Calibration of the luminance provided by mirrors, if patients view the display monitors through mirrors, is also embodied in the invention. This invention is also embodied in the CSV-1000 and ESV-3000 devices.

Trade Secrets

The MapcatSF® device employs a proprietary algorithm for correcting macular pigment optical density measurements with respect to lens density effects. More particularly, the proprietary algorithm adjusts the photopic luminosity function for the age equivalence of the subject’s lens using a relationship disclosed by Sagawa and Takahashi (J. Opt. Soc. Am. 18, 2659-2667). The algorithm is embedded in an integrated circuit block designed in such a way as to make it difficult to reverse engineer.

VectorVision’s CSV-1000 has proprietary testing charts that are not only copyright protected but can only be reproduced accurately by using special lithographs. These lithographs are kept secure, with very limited access, and are closely guarded trade secrets.

Trademarks

The Company utilizes trademarks on all current products and believes that having distinguishing marks is an important factor in marketing its products. The Company has three U.S. registered trademarks on the principal register at the USPTO. These marks are listed below. The Company has not sought any foreign trademark protection for its products or product candidates at this time but is evaluating whether foreign trademark protection is appropriate. U.S. trademark registrations are generally for fixed, but renewable, terms.

The Company currently owns and has exclusive rights to the following registered trademarks:

DOMESTIC

Registration No.	Mark	Owner	Product
5,025,658	GUARDION	GHS	Guardion Health Sciences, Inc.
5,757,377	LUMEGA-Z	GHS	Lumega-Z
4,997,319	MAPCAT SF	GHS	MapcatSF
4,341,403	VECTORVISION	VectorVision	VectorVision
4,500,241	CSV-1000	VectorVision	CSV-1000
5,092,549	GLAUCO-HEALTH	GHS	Glauco-Health

FOREIGN

Country/Registration No.	Mark	Owner	Product
China 27151643	LUMEGA-Z	GHS	Lumega-Z
China 27151644	MAPCAT SF	GHS	MapcatSF

Copyrights

In addition to patent and trademark protection, VectorVision relies on copyright protection and has common law copyright protection on the testing charts contained in the CSV-1000, which includes Vision Testing Chart #1, Vision Testing Chart #2 and Vision Testing Chart #3.

Medical Foods and Medical Device Manufacturing and Sources and Availability of Raw Materials

The Company outsources the manufacturing of its medical food products and medical devices to contract manufacturers. The Company processes orders through purchase orders and invoices with each manufacturer. The Company believes that there are multiple alternative sources, suppliers and manufacturers available for its products and devices in the event of a termination or a disagreement with any current vendor.

Government Regulation

Medical Food Statutory Definition and One FDA Regulation

Under the Federal Food, Drug, and Cosmetic Act of 1938 (“FDCA”), products are regulated on the basis of their intended use. Their intended use is determined by the objective factors surrounding their use. Numerous categories and subcategories of products exist under the FDCA that could relate to the Company’s products, such as food, food additive, dietary supplement, GRAS food component, new drug, GRAS and Effective (“GRAS/E”) drug for over the counter use, and GRAS/E drug for use under the supervision of a physician. The categories overlap and products can fall within more than one category depending on their intended use.

The FDA has provided little guidance on the regulation of medical foods, as it is still a relatively new and evolving category of product under the FDCA.

The Company’s medical food products are defined and regulated by the FDA. The term medical food is a “food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” The FDA advises that it considers the statutory definition of medical foods to “narrowly” constrain the types of products that fit within the category of food (see May 2007 Guidance, and Food Labeling; Reference Daily Intakes and Daily Reference Values; Mandatory Status of Nutrition Labeling and Nutrition Content Revision proposed rule.) This is a Final Rule and binding regulation on nutrition labeling for conventional foods.

The only FDA regulation pertaining to medical foods exempts them from the nutrition labeling requirements that apply to conventional foods, but they are subject to special labeling requirements, as noted in the following excerpt:

(j) The following foods are exempt from this section or are subject to special labeling requirements:

(8) Medical foods as defined in section 5(b) of the Orphan Drug Act. A medical food is a food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. A food is subject to this exemption only if: (i) It is a specially formulated and processed product (as opposed to a naturally occurring foodstuff used in its natural state) for the partial or exclusive feeding of a patient by means of oral intake or enteral feeding by tube; (ii) It is intended for the dietary management of a patient who, because of therapeutic or chronic medical needs, has limited or impaired capacity to ingest, digest, absorb, or metabolize ordinary foodstuffs or certain nutrients, or who has other special medically determined nutrient requirements, the dietary management of which cannot be achieved by the modification of the normal diet alone; (iii) It provides nutritional support specifically modified for the management of the unique nutrient needs that result from the specific disease or condition, as determined by medical evaluation; (iv) It is intended to be used under medical supervision; and (v) It is intended only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.

Unlike regulation for drugs and for dietary supplements, there is no overall regulatory scheme for medical foods, or even a pending proposed rule, meaning that no FDA rulemaking is in progress. However, a very detailed Advanced Notice of Proposed Rulemaking (“ANPR”) entitled “Regulation of Medical Foods,” was published in the Federal Register on Nov. 29, 1996 (“ANPR 1996”). This ANPR never progressed to a proposed rule, or through the Notice and Comment procedure, or to an eventual Final Rule (binding regulation). However, the ANPR, in conjunction with the May 2007 and August 2013 Draft Guidance still represents the FDA’s position and policy on medical foods. This ANPR was in effect withdrawn, because on April 22, 2003, the FDA published a proposal to withdraw numerous long-pending proposed rules, including this ANPR. The FDA cited as its reasons for withdrawal, first, that the subjects are not a regulatory priority, and agency resources are limited; second, the proposed rules have become outdated due to advances in science or changes in the products or the industry regulated, or changes in legal or regulatory contexts; and, third, to eliminate uncertainty, so that the FDA or the private sector may resolve underlying issues in ways other than those in the proposals. In May 2007, the FDA issued its Guidance to Industry relating to medical foods (“2007 Guidance”), presumably because the medical foods sector was growing, but it did not engage in a formal rulemaking procedure, either because it did not have the resources and/or because the medical foods category is still lower priority than drugs and medical devices. A third draft guidance was issued in August 2013 further attempting to clarify the FDA’s position on medical foods (“August 2013 Draft Guidance”). Although the guidance has not been formalized, the Company maintains compliance with this draft guidance.

Medical Food Regulatory Requirements

Overview: Medical foods are FDA-regulated, but there is no complete set or scheme of regulations. There is no pre-market approval, or even pre-market notification required. Rather, it is the responsibility of the manufacturer and marketer to test for safety and efficacy before marketing and selling. The developer of a medical food must adhere closely to the statutory definition, and to the descriptions of a medical food in the sole FDA regulation regarding exemption from nutrition labeling, and in the 2007 Guidance and the August 2013 Draft Guidance.

Threshold Issue: The manufacturer must demonstrate that the disease or condition to be targeted, scientifically and medically, is a disease with distinctive or unique nutritional requirements. The FDA has stated that this is a “narrow category,” and that whether a product is valid for this category depends on the published medical science of the disease and its origins. The targeted disease or condition may be, or caused by, a metabolic imbalance or deficiency or the accelerated requirements for a certain nutrient caused by a disease state. The Company and its Scientific Advisory Board examine the distinctive nutritional requirements of a disease.

Formulation: A medical food may not be a single ingredient formula. Otherwise, that product would be a dietary supplement for a nutrient deficiency. A medical food formula must go beyond a mere modification of the diet. The formula must meet and satisfy the distinctive nutritional requirements, not merely ameliorate the symptoms. For example, Glucosamine or MSM, or an herb’s “active” constituent may indeed help osteoarthritis. One must demonstrate that these nutrients are the distinctive nutritional requirements for osteoarthritis.

Safety: There is no particular or mandated FDA pre-market safety studies required of the formula as a whole. However, all ingredients must be either GRAS or approved food-additives. Since medical foods are typically taken with prescription drugs, the developer must assess whether any medical food/drug interactions pose a risk. Many ingredients have been determined by the FDA to be GRAS and are listed as such by regulation. Other ingredients may achieve self-affirmed GRAS status through a panel of experts on that particular substance that author a GRAS Report. The standard for an ingredient to achieve GRAS status requires not only technical demonstration of non-toxicity and safety, but also general recognition and agreement on that safety by experts in the field. All ingredients used in the Company’s medical foods are either FDA-approved food additives or have GRAS status. The GRAS requirement for ingredients is arguably a higher safety standard than the risk/benefit analysis required for pharmaceuticals. Like any evolving area, especially where no premarket approval is required, the FDA reserves the right to raise questions about the qualification of products within any category as well as the labeling and manufacturing safety of those products.

Efficacy: No particular FDA pre-market efficacy studies are required by the FDA or by statute, similar to or comparable to Phase 2 & 3 trials for prescription drugs. However, a company must have data to demonstrate that the formula, when taken as directed, meets the distinctive nutritional requirements of the particular disease.

Manufacturing: There are no GMP regulations for medical foods in particular. Drug GMPs are not required, nor are the relatively new dietary supplement GMPs required; only food GMPs are required. The manufacture of the Company’s medical foods is outsourced in its entirety. The Company engages state of the art facilities that manufacture only nutritional supplements and medical foods.

Labeling: As for all food labels, printing must be legible, and many required elements must be conspicuous, such as a statement of identity, which is the name of the food; the statement: “Must be administered under the supervision of a physician or professional healthcare provider;” the quantity; the ingredients listing; the name and address of the distributor among other requirements.

Marketing: A medical food is a food product, thus the FDA does not regulate advertisements and promotional activities according to the pharmaceutical statutes and regulations; there is no side effects disclaimer or fair balancing required, as in direct to consumer (“DTC”) advertising of drugs on television. However, the FDA has a very broad definition of “labeling”; thus all promotional materials, including websites, are under the authority, monitoring and enforcement of FDA. The Federal Trade Commission (“FTC”) also has joint jurisdiction with the FDA over food products, per a 1983 Memorandum of Understanding. Thus, all advertising claims, both express and implied, must be true, accurate, well-substantiated, and not misleading.

Enforcement: Enforcement is post-market, mostly via annual FDA inspections of food facilities, including packaging, distribution facilities, and fulfillment houses, as well as the manufacturer. The FDA also gathers material at trade shows and conferences and examines websites. The FTC has joint jurisdiction, and performs sophisticated Internet searches, both randomly and at the request of the FDA or of a competitor.

Medical Device Regulatory Requirements

To fall within the purview of the FDA, a product must first meet the definition of a medical device, whereby it is then subject to regulation before and after it is marketed. Section 201(h) of the FDCA defines a device as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is ... intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals.” If the product in question is not a medical device, then no regulation applies. If it is a medical device, then one must evaluate applicable regulation.

Since 1976, the FDA’s paradigm has categorized medical devices in three distinct classes based on the potential health risks to the public – Class I, Class II, and Class III. Medical devices are assigned a classification based on the level of control needed in order to provide the FDA reasonable assurance of the product’s safety and effectiveness. If a device represents a very low risk of injury, it is considered Class I and does not require any premarket approval. While most Class I devices are exempt from premarket notification requirements and regulations for good manufacturing practices, there are some general controls that companies must conduct such as registering the company with the FDA, listing the device, paying an annual registration fee and tracking device activity.

Devices that present an intermediate level of risk of injury to people are considered Class II. The FDA’s perspective is that for Class II devices “general controls alone are insufficient to assure safety and effectiveness.” In addition to general controls, Class II devices also require special controls such as specified content on labels, adherence to performance standards and surveillance of the product in the marketplace. Some medical devices are also subject to a “Premarket Notification” under Section 510(k) of the FDCA. Most Class I and some Class II devices are exempt from the 510(k) Premarket Notification requirement. If a Class II device is subject to the 510(k) requirement, the manufacturer must file a premarket notification with the FDA to demonstrate that the device is “substantially similar” to another Class II device already on the market. Establishing substantial similarity provides the FDA reasonable assurance that the device is safe and effective.

High risk devices are Class III. These are devices that either sustain human life or present an unreasonable risk of injury to humans. Because of the risks involved, the FDA does not believe that general or special controls are sufficient to assure safety and effectiveness. The FDA requires general controls and premarket approval (“PMA”) for Class III devices.

VectorVision is registered with the FDA and the CSV-1000 and the ESV-3000 medical devices are listed with the FDA as Class I medical devices. As Class I medical devices, the CSV-1000 and the ESV-3000 are safe medical devices each with a very low potential risk of injury to a patient. These devices do not require any premarket approval.

With the assistance of regulatory affairs consultants, the Company has determined the relevant predicate device for the MapcatSF is the MPS II, the applicable product code for the MapcatSF is HJW and the applicable Code of Federal Regulation is 886.1050. The FDA has determined that this particular predicate device, and related product code, is a Class I medical device. Based on this, the Company believes the MapcatSF is correctly classified as a Class I medical device, is a safe medical device with a very low potential risk of injury to a patient and does not require any premarket approval.

Stark Law

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law and its supporting regulations, which have been amended and expanded substantially, are commonly referred to as the “Stark Law,” and prohibit a physician from making any referral of a Stark Designated Health Service (“DHS”) to an entity with which the physician has any kind of financial relationship, unless all of the requirements of a statutory or regulatory exception are met. Stark covered DHS include both outpatient prescription drugs and diagnostic testing that are reimbursable by Medicare or Medicaid. Many states have similar laws, some of which can apply to all payors and not just governmental payors. While the Company believes that its arrangements with its customers are in compliance with the federal and any state Stark Laws, the Stark Laws present different levels of risks as to the Company’s two lines of business: (1) sale of the Company’s medical food, Lumega-Z, and medical device, the MapcatSF; and (2) the Company’s performance of TCD testing.

1. Medical Food, Lumega-Z, and Medical Device, the MapcatSF. These products are neither prescription drugs nor are they reimbursable under any federal program at present. The federal Stark Law is thus inapplicable. Further, the Company’s believes that these products are also not covered under any potentially applicable state Stark Laws. The federal Stark Law, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. To the extent that the products might become reimbursable under a federal program, or otherwise become covered under the Stark Law, the Company believes that the physicians who use the Company’s medical device, the MapcatSF, or recommend its medical food, Lumega-Z, to their patients are aware of these requirements. However, the Company does not monitor their compliance and has no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use the Company’s medical device or prescribe medical foods purchased from the Company were not in compliance with Stark II, it could potentially have an adverse effect on the Company’s business, financial condition and results of operations.

2. The TCD Testing Business. The TCD tests performed by the Company can be reimbursed by Medicare or Medicaid and otherwise constitute a Stark covered DHS, which include diagnostic testing. In conducting TCD tests, the Company will be providing the tests to the ordering physician, who will be paying TCD as a vendor to perform the test on behalf of the physician; and the physician will then be billing for the test to third party payers, including potentially Medicare and Medicaid. As a result, the tests will be considered to be an in-office ancillary service covered under Stark. The Stark Law, however, includes an exception for the provision of such in-office ancillary services, provided that the physician meets specified requirements. The Company believes that the physicians who engage the Company as a vendor to perform the TCD tests are aware of these requirements. However, the Company does not monitor the physicians’ compliance and has no assurance that the physicians are in material compliance with the Stark Law. If it were determined that the physicians were not in compliance with Stark, such could potentially have an adverse effect on the Company’s business, financial condition and results of operations.

Anti-Kickback Statute and HIPAA Criminal Laws

The federal anti-kickback statute (the “AKS”) applies to Medicare, Medicaid and other state and federal programs. AKS prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the federal health care programs. At present, the Company does not participate in any federal programs and its products are not reimbursed by Medicare, Medicaid or any other state or federal program. The AKS is a criminal statute with criminal penalties, as well as potential civil and administrative penalties. The AKS, however, provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. Many states have similar fraud and abuse laws and their own anti-kickback laws, some of which can apply to all payors, and not just governmental payors. While the Company believes that it is in material compliance with both federal and state AKS laws, the AKS laws present different levels of risks as to the Company’s two lines of business: (1) sale of the Company’s medical food, Lumega-Z, and medical device, the MapcatSF; and (2) the Company’s performance of TCD testing.

1. Medical Food, Lumega-Z, and Medical Device, the MapcatSF. At present, the Company’s products are not reimbursable under any federal program. If, however, that changes in the future and it were determined that the Company was not in compliance with the AKS, the Company could be subject to liability, and its operations could be curtailed. Moreover, if the activities of its customers or other entity with which the Company has a business relationship were found to constitute a violation of the AKS and the Company, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, the Company could be subject to sanctions or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

2. The TCD Testing Business. The TCD tests performed by the Company can be reimbursed by Medicare or Medicaid. As a result, the federal AKS (and potentially any state anti-kickback law) will be implicated to the extent the financial relationships between the physician customers and the Company are (1) not set at a fair market value amount unrelated to the volume or value of TCD tests being ordered; or (2) were found to be a circumvention of the AKS through the creation of a suspect contractual joint venture. If the Company’s arrangements with ordering physicians were found to constitute a violation of the federal AKS, or any applicable state anti-kickback law, we could be subject to sanctions or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

HIPAA Compliance and Privacy Protection

HIPAA established comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities”: (1) health plans, (2) health care clearing houses, and (3) health care providers who conduct certain health care transactions electronically. Covered Entities must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. Additionally, some state laws impose privacy protections more stringent than HIPAA’s. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact the Company’s business in the future.

HITECH Act

The Health Information Technology for Economic and Clinical Health (“HITECH”) Act promotes the adoption and meaningful use of health information technology. The HITECH Act addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of the HIPAA rules.

Physician Sunshine Act

Health Care Reform Law provision, generally referred to as the Physician Payment Sunshine Act or Open Payments Program, has imposed new reporting and disclosure requirements for drug and device manufacturers with regard to payments or other transfers of value made to certain practitioners (including physicians, dentists and teaching hospitals), and for such manufacturers and for group purchasing organizations, with regard to certain ownership interests held by physicians in the reporting entity. The Centers for Medicine and Medicaid Services (“CMS”) publishes information from these reports on a publicly available website, including amounts transferred and physician, dentist and teaching hospital identities.

Under the Physician Payment Sunshine Act applicable organizations are required to collect and report detailed information regarding certain financial relationships they have with physicians, dentists and teaching hospitals. The Physician Payment Sunshine Act preempts similar state reporting laws, although some companies may also be required to report under certain state transparency laws that address circumstances not covered by the Physician Payment Sunshine Act, and some of these state laws, as well as the federal law, are ambiguous. Because the Company’s medical devices are Class I, not subject to premarket approval, and not reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program the Company believes it is not currently subject to the Physician Payment Sunshine Act requirements. As the Company pursues commercialization of the MapcatSF® and considers introducing new products, these requirements will be reevaluated to determine their applicability to the Company’s activities.

The Federal False Claims Act

The Federal False Claims Act provides for the imposition of extensive financial penalties (including treble damages and fines of over $22,000 for every false claim) if a provider submits false claims to any governmental health program either knowingly or in reckless disregard or in deliberate ignorance of the truth or falsity of the claims at issue. Liability under the False Claims Act can arise from patterns of deficient documentation, coding and billing, as well as for billing for services that are deemed not to have been medically necessary for the treatment of the patient. Many states have their own False Claims Acts as well. The Company will be billing governmental health care programs for the TCD testing, and the False Claims Act is thus potentially applicable to the Company’s operations. The Company is putting in place a fraud and abuse compliance program that is designed to ensure that the Company’s documentation, coding and billing for TCD tests are accurate and compliant. Any patterns of uncorrected deficiencies in documenting, coding and billing for TCD tests, however, may result in fines and other liabilities, which may adversely affect the Company’s results of operations.

State Regulatory Requirements

Each state has its own regulations concerning physician dispensing, restrictions on the Corporate Practice of Medicine (“CPOM”), anti-kickback and false claim regulations. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require that a physician obtain a license to dispense prescription products. When considering the commencement of business in a new state, the Company consults with healthcare counsel regarding the expansion of operations and utilizes local counsel when necessary.

Many states prohibit or otherwise regulate under CPOM rules the extent to which non-licensed personnel may be involved in the practice of medicine or otherwise employ licensed personnel. Related state rules further limit the extent to which fees for professional services may be shared or “split” between parties. Under the TCD Testing line of business, such rules in some states my impact the Company’s relationship with the radiologists who will be reading and interpreting the results of the TCD tests, and thereby providing the “professional component” of such tests. The Company is structuring its financial and billing relationships with such radiologists to be in compliance with applicable state rules. Failure to comply with state CPOM and fee splitting rules, however, may result in fines and other liabilities, which may adversely affect the Company’s results of operations.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws. In addition, the Company may be subject to federal and state laws requiring the disclosure of financial arrangements with health care professionals.

Foreign Regulatory Requirements

The Company may eventually be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacturing, product registration and approval, and sales. Whether or not FDA approval has been obtained, generally the Company must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in those countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.

Corporate History

Guardion Health Sciences, Inc. was formed under the name P4L Health Sciences, LLC in December 2009 in California as a limited liability company. The Company changed its name to Guardion Health Sciences, LLC in December 2009. In June 2015, the Company converted into a Delaware “C” corporation.

On January 30, 2019, the Company filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of its common stock without any change to its par value. Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding common stock, stock options, and warrants as if the split occurred at the beginning of the earliest period presented in this Annual Report.

Employees

As of July 2, 2019, the Company had a total staff of thirteen, consisting of four officers and nine full-time employees. VectorVision had a staff of three, consisting of one officer, one full-time employee and one part-time employee, and Transcranial Doppler Solutions, Inc. had a staff of five, consisting of three officers and two full-time employees.

Advisory Boards

The Company’s research and development efforts are shaped by a Science Advisory Board with advice from a Medical Advisory Board consisting of practicing physicians. Both teams are committed to revealing and validating the connections between health and nutrition and then developing products based on these findings. Their joint goal is the integration of a medical model incorporating nutritional therapy into clinical practice.

Science Advisory Board

The Company’s Science Advisory Board is a product development and research team of esteemed experts in the fields of biochemistry, biophysics, and clinical nutrition. In addition to developing products based on scientific studies in the public domain, members of the Science Advisory Board conduct and publish their own evidence. Their expertise and the evidence they develop guide the formulation of all of the Company’s products. As an elite team of scientists and researchers, members of the Science Advisory Board contribute a high level of experience and judgment to the field of retinal health and nutrition. The Science Advisory Board currently consists of:

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Richard A. Bone, BSc, PhD, FARVO

Dr. Bone is an experimental biophysicist and professor in the department of physics at Florida International University in Miami. Bone was just awarded The Presidential Award for achievement in macular pigment research and dedicated service to the carotenoid field.

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John T. Landrum, BS, MS, PhD, FARVO

Dr. Landrum is a research scientist and professor of Chemistry and Biochemistry at Florida International University (FIU). Dr. Landrum was just appointed president of the International Carotenoid Society for the next 3 years.

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William E. Sponsel, M.D., M.B., Ch.B., F.R.A.N.Z.C.O., F.A.C.S.

Dr. Sponsel established the Glaucoma Research and Diagnostic Laboratory at Indiana University in 1991, and was later recruited to the University of Texas Health Science Center at San Antonio in 1994, where he became Professor and Director of Clinical Research. He is presently Professor of Vision Sciences at UIW and Adjunct Professor of Biomedical Engineering at UTSA in San Antonio, Texas.

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Robert J. Donati, PhD.

Dr. Donati has a PhD in Anatomy and Cell Biology with a minor in Neuroscience from the University of Illinois at Chicago (UIC). He joined the faculty at the Illinois College of Optometry (ICO) in 2004 and has been an Associate Professor for the past 5 years. He is currently the Chair of the ICO Institutional Review Board.

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In memoriam of:

Sheldon Saul Hendler, M.D., Ph.D., FACP, FACN, FAIC – (1936-2012)

Dr. Hendler was the principal author and editor of the PDR for Nutritional Supplements. Dr. Hendler passed away suddenly in November 2012. He was the founding head of the Company’s Science Advisory Board. Dr. Hendler supervised and completed the formulas for Lumega-Z for the Company in 2011.

Medical Advisory Board

The Company’s Medical Advisory Board is composed of clinicians who are active medical practitioners. Members of the Medical Advisory Board consult with the Scientific Advisory Board on the current standards of care in relevant medical practices. Members of the Medical Advisory Board objectively advise on trends, needs, and issues of concern within their specialties. Their input helps shape the direction of the Company’s research and product development efforts. The Medical Advisory Board currently consists of:

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Robert Ritch, M.D.

Dr. Ritch holds the Shelley and Steven Einhorn Distinguished Chair in Ophthalmology and is Surgeon Director Emeritus and Chief of Glaucoma Services at the New York Eye & Ear Infirmary, New York City and Professor of Ophthalmology at The New York Medical College, Valhalla, New York.

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John A. Hovanesian, M.D., FACS

Dr. Hovanesian is faculty member at the UCLA Jules Stein Eye Institute, a board-certified ophthalmologist, and an internationally recognized leader in the field of corneal, cataract, refractive, and laser surgery. He is the chairman of the American Academy of Ophthalmology’s online cataract surgery education committee and an editorial board member for five other eye journals.

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Richard Rosen, M.D.

Dr. Rosen is a vitreoretinal surgeon and consultant at the New York Eye and Ear Infirmary where he serves as Vice Chairman and Director of Ophthalmology Research, as well as Surgeon Director and Chief of Retinal Services. Dr. Rosen is Professor of Ophthalmology at the Icahn School of Medicine at Mount Sinai and Visiting Professor in Applied Optics at the University of Kent in Canterbury, UK.

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William Trattler, M.D.

Dr. Trattler received the “Outstanding Young Ophthalmologist Leadership Award” from the Florida Society of Ophthalmology (FSO) and was elected President of the Miami Ophthalmology Society for 2006. In March 2006, Dr. Trattler was selected as one of the top 50 opinion leaders in Ophthalmology, as voted by his peers in a National survey.

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James A. Davies, M.D.

Dr. Davies is a Fellow of the American College of Surgeons, the American Academy of Ophthalmology and the American Society of Cataract and Refractive Surgery. He serves on the Medical Advisory Board of Bausch + Lomb Surgical, Inc., and is a consultant for Glaukos, Inc., Optovue, Inc., and Guardion Health Sciences. He also serves as an advisor to the Charity Vision Foundation.

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P. Dee Stephenson, M.D.

Dr. Stephenson is a Board Certified Ophthalmic Surgeon with extensive expertise in micro-incisional cataract surgery and implantation of premium intra-ocular lenses, as well as custom femto cataract techniques. Dr. Stephenson has been recognized by numerous institutions for her expertise. She is also the current president (2015-2017) of the American College of Eye Surgeons (ACES).

Legal Proceedings

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on the Company because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT

Set forth below is certain information regarding the Company’s current executive officers and directors and director nominees based on information furnished to the Company by each executive officer, director and director nominee. Each of the directors listed below was elected to the Board of Directors to serve until the Company’s next annual meeting of stockholders or until his or her successor is elected and qualified. The director nominee will be appointed to the Board of Directors upon the completion of this offering. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of the Board of Directors and the Company’s executive officers:

Name	Age	Position

Michael Favish	70	President, Chief Executive Officer and Chairman of the Board of Directors

Robert Weingarten	67	Director, Lead Director

Mark Goldstone	56	Director

David W. Evans	62	Director, Chief Science Officer

Donald A. Gagliano	67	Director

John Townsend	57	Controller, Chief Accounting Officer

Vincent J. Roth	51	General Counsel and Corporate Secretary

Management Team

Michael Favish has been Chief Executive Officer, President and Chairman of the Board since the Company’s formation in 2009. He has more than 30 years’ experience in founding, developing and managing private and public companies, all of which the Company believes contribute to his qualifications as a director. He is an acknowledged and respected leader and innovator with hands-on experience in strategic marketing, brand building and product development. Mr. Favish founded Fotoball USA, Inc. (“Fotoball”), a pioneer in retail licensed products and marketing, in 1984. In 1994, Mr. Favish transformed Fotoball into a publicly held company with 200 employees and was listed on the Nasdaq Stock Market. After growing revenues from $7 million in 1994 to $50 million in 2003, Fotoball was acquired in January 2004 by an industry leading NYSE company. The Company believes that Mr. Favish’s experience in an entrepreneurial environment such as Fotoball is particularly suitable for the Company because it was a small, developing and entrepreneurial company introducing products of a kind that did not currently exist. Mr. Favish’s team building skills from his track record at Fotoball, are also applicable as the Company is still building its departments and leadership team. Mr. Favish developed familiarity with the capital markets and obligations of a public reporting company through his experience at Fotoball which is also pertinent to the Company as it engages in fund raising efforts and pursues its endeavor to become a public reporting company. These experiences collectively make Mr. Favish suitable to serve the Company as Chief Executive Officer and a director.

Robert N. Weingarten has been a Director of the Company effective June 30, 2015 and Lead Director on the Board of Directors since January 2017. He is an experienced business consultant and advisor with an ongoing consulting practice. Since 1979, he has provided financial consulting and advisory services and served on boards of directors of numerous public companies in various stages of development, operation or reorganization, which the Company believes qualifies him to serve on the Board of Directors. Mr. Weingarten was the CFO of Alltemp, Inc, from July 10, 2017 through June 28, 2018. Alltemp, Inc. was an SEC full reporting company until it filed a Form 15 on April 16, 2018. Mr. Weingarten was appointed as a director of Staffing 360, Inc. on February 25, 2014 and resigned this position on April 20, 2014. Mr. Weingarten was the Non-Executive Chairman of New Dawn Mining Corp. (“New Dawn”) from August 31, 2005 through September 30, 2010, and was named the Executive Chairman of New Dawn in October 2010. On July 8, 2010, Mr. Weingarten was appointed to the Board of Directors of Central African Gold Limited (formerly known as Central African Gold Plc and listed on the Alternative Investment Market of the London Stock Exchange at that time). Central African Gold Limited was an indirect, wholly-owned subsidiary of New Dawn. Both New Dawn and Central African Gold Limited have ceased to be publicly traded and reporting companies in their respective jurisdictions. On April 29, 2013, Mr. Weingarten was appointed to the Board of Directors of RespireRx Pharmaceuticals Inc., formerly known as Cortex Pharmaceuticals, Inc. (“RespireRx”), and was named Vice President and Chief Financial Officer of RespireRx. He resigned from those positions on February 17, 2017. Mr. Weingarten received a B.A. Degree in Accounting from the University of Washington in 1974, and an M.B.A. Degree in Finance from the University of Southern California in 1975. Mr. Weingarten is a Certified Public Accountant (inactive) in the State of California. Mr. Weingarten has considerable accounting and finance acumen, particularly with regard to public reporting requirements. He also has considerable experience in the pharmaceutical industry, which has many similar regulatory requirements supplement as the medical foods and medical device markets in which the Company operates. These skills and experiences make Mr. Weingarten particularly suitable to serve as a director and offer guidance to the Company.

Mark Goldstone has been a Director since June 2015. Mr. Goldstone has over 25 years of experience in the healthcare industry, encompassing operations, commercialization and consulting. He has executed numerous M&A, financing and strategic partnership transactions, for a broad array of middle market and emerging growth companies in technology, life sciences and healthcare services, which qualifies him to serve on the Board of Directors. Mr. Goldstone was the global President of DDB Worldwide Communications Group Inc.’s healthcare business, where he was responsible for a global communications business spanning 40+ offices in over 36 markets. The business covered advertising, digital, integrated communications, healthcare professional promotion, branding, naming, design, market shaping, medical education and scientific communications. Mr. Goldstone has previously held senior positions at Publicis Healthcare Communications Group where he was responsible for the global Sanofi-Aventis business and at Interbrand where he was CEO of its global Healthcare business.

Mr. Goldstone moved from the United Kingdom to New York with Havas Group, where he held senior positions at Robert A. Becker, Euro RSCG and Jordan McGrath Case & Partners, Euro RSCG and ultimately at Euro RSCG Worldwide Headquarters, where he helped devise and build their global healthcare business – Euro RSCG Life Worldwide (Now Havas Life). Mr. Goldstone holds a BSc (Hons) in Pharmacy. He is a board member of the prestigious Galien Foundation and a board member of G3 Global Genomics Group. He is a member of the Royal Pharmaceutical Society of Great Britain and is a past Co-Chairman of New York Corporate Development for the American Diabetes Association. Mr. Goldstone’s breadth of experience in sales, marketing and strategic transactions in the healthcare industry is particularly useful to the Company as it develops its business, commercializes products and builds its marketing channels. The Company believes that these experiences make Mr. Goldstone particularly suitable to serve as a director and guide the Company in the complexities of the life science and healthcare services industries.

Donald A. Gagliano has served as a Director since the Company’s initial public offering on April 9, 2019. Dr. Gagliano has been a member of our Scientific Advisory Board since June 2015. Since October 2018, Dr. Gagliano has been the principal of GMIC LLC, which provides healthcare consultation services primarily for health systems engineering and ophthalmology subject matter expertise. Dr. Gagliano does not currently hold any directorships and has not held any directorships within the past five years. From April 2013 to October 2013, Dr. Gagliano was the Vice President for Global Medical Affairs for Bausch+Lomb, Inc. From 2016 to present, Dr. Gagliano has served as the President of the Prevention of Blindness Society. From November 2008 to March 2013, Dr. Gagliano served as the Assistant Secretary of Defense for Health Affairs as the first Executive Director of the Joint Department of Defense (DoD) and Department of Veterans Affairs (VA) Vision Center of Excellence (VCE). In 1975, Dr. Gagliano graduated from the US Military Academy at WestPoint with a degree in Engineering. In 1981, he received a Bachelor of Science in medicine from Chicago Medical School and in 1998 he received his Master of Healthcare Administration from Penn State University. Dr. Gagliano’s breadth of experience in the healthcare industry is particularly useful to the Company as it develops its business, commercializes products and builds its marketing channels. The Company believes that these experiences make Dr. Gagliano particularly suitable to serve as a director and guide the Company in the complexities of the life science and healthcare services industries.

David W. Evans has been a Director since September 2017 and Chief Science Officer. Dr. Evans is the founder of VectorVision, was appointed to the Company’s Board of Directors on September 29, 2017, the closing of the VectorVision acquisition, and thereafter was engaged as a consultant to serve as the Company’s Chief Science Officer. Dr. Evans is recognized as the leading expert in clinical contrast sensitivity and glare testing. He has provided his testing expertise and data analysis capability to a wide range of leading ophthalmic companies. Dr. Evans has published more than 30 scientific articles and 3 book chapters in the areas of refractive surgery, glaucoma, ocular blood flow and visual function, and is the inventor of 5 patents related to vision testing devices. Dr. Evans received his Bachelor of Science degree in Human Factors Engineering from the United States Air Force Academy, a Master of Science degree and Masters in Business Administration from Wright State University in Dayton, Ohio, and a Ph.D. in Ocular Physiology from Indiana University.

John Townsend has served as Controller since July 2016 and Chief Accounting Officer since March 2017. He has over 20 years of public and private company experience in industries including biotechnology, medical devices, and high-tech electronics manufacturing. Before joining the Company, Mr. Townsend worked at Cosmederm Biosciences, Inc., a specialty pharmaceutical company. From 2005 until 2015, he worked at Cytori Therapeutics, Inc., a stem cell therapy company. From 1996 to 2005, he worked at several high-tech companies, and he started his career at Deloitte (formerly Deloitte and Touche) after graduating from San Diego State University in 1993. Mr. Townsend is a Certified Public Accountant in the state of California.

Vincent J. Roth has served as General Counsel and Corporate Secretary since April 2015. He is an experienced corporate attorney with over 19 years of experience serving as the General Counsel to public and private companies in the high-tech, healthcare, medical device, nutraceutical, and biotechnology industries. Mr. Roth has worked as the General Counsel and Corporate Secretary for NucleusHealth, LLC, a medical device and teleradiology company for the last ten years. Mr. Roth worked as a partner at InnovaCounsel, LLP providing general counsel services to clients from 2009 to 2018. In addition to managing legal affairs, Mr. Roth is very familiar with operating in highly regulated industries. Mr. Roth completed a Master of Laws in Intellectual Property at the University of San Diego where he graduated with honors. He also received a Master of Laws in Business and Corporate Law from the University of San Diego with honors, a Juris Doctor and an MBA from Temple University, a Master of Liberal Arts in Sociology from the University of Pennsylvania and a BBA in Marketing and Human Resources from Temple University.

Director or Officer Involvement in Certain Legal Proceedings

The Company’s directors and executive officers were not involved in any legal proceedings described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s certificate of incorporation and bylaws.

Director Independence

The listing rules of NASDAQ Capital Market require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NASDAQ Capital Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NASDAQ Capital Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Company’s Board of Directors has undertaken a review of the independence of the Company’s directors and director nominees and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board of Directors has determined that each of Messrs. Weingarten, Goldstone and Gagliano, representing three (3) of the Company’s five (5) directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Capital Market. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “—Certain relationships and related transactions and director independence.”

Board Committees

In October 2018, the Board of Directors established an audit committee and a compensation committee, each of which are comprised and have the responsibilities described below. Each of the below committees has a written charter approved by the Company’s Board of Directors. Each of the committees reports to the Company’s Board of Directors as such committee deems appropriate and as the Company’s Board of Directors may request.

Audit Committee

The audit committee is comprised of Robert Weingarten, Mark Goldstone and Donald Gagliano. Mr. Weingarten serves as the chairperson of the audit committee. the Company’s Board of Directors has determined that each member of the audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Capital Market. the Company’s Board of Directors has also determined that Mr. Weingarten is an “audit committee financial expert” as defined in the rules of the SEC and has the requisite financial sophistication as defined under the listing standards of the NASDAQ Capital Market. The responsibilities of the audit committee include, among other things:

●	selecting and hiring the independent registered public accounting firm to audit the Company’s financial statements;

●	overseeing the performance of the independent registered public accounting firm and taking those actions as it deems necessary to satisfy itself that the accountants are independent of management;

●	reviewing financial statements and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls;

●	preparing the audit committee report that the SEC requires to be included in the Company’s annual proxy statement;

●	reviewing the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures;

●	overseeing the Company’s policies on risk assessment and risk management;

●	reviewing related party transactions; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

The Company’s audit committee operates under a written charter which satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Capital Market.

Compensation Committee

The Company’s compensation committee is comprised of Mark Goldstone and Robert Weingarten. Mr. Goldstone serves as the chairperson the compensation committee. The Company’s Board of Directors has determined that each member of the compensation committee meets the requirements for independence under the applicable rules and regulations of the SEC and listing standards of the NASDAQ Capital Market. Each member of the compensation committee is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act. The purpose of the compensation committee is to oversee the Company’s compensation policies, plans and benefit programs and to discharge the responsibilities of the Company’s Board of Directors relating to compensation of its executive officers. The responsibilities of the compensation committee include, among other things:

●	reviewing and approving or recommending to the board for approval compensation of the Company’s executive officers;

●	reviewing and recommending to the board for approval compensation of directors;

●	overseeing the Company’s overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including the Company’s executive officers;

●	reviewing, approving and making recommendations to the Company’s Board of Directors regarding incentive compensation and equity plans; and

●	administering the Company’s equity compensation plans.

The compensation committee operates under a written charter which satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Capital Market.

Nominating and Corporate Governance

A majority of the independent directors of the Company’s Board are responsible for reviewing, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the majority of the independent director of the Company’s Board, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, considers many factors, including the following:

●	diversity of personal and professional background, perspective and experience;

●	personal and professional integrity, ethics and values;

●	experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

●	experience relevant to the Company’s industry and with relevant social policy concerns;

●	experience as a board member or executive officer of another publicly held company;

●	relevant academic expertise or other proficiency in an area of the Company’s operations;

●	practical and mature business judgment, including ability to make independent analytical inquiries;

●	promotion of a diversity of business or career experience relevant to the Company’s success; and

●	any other relevant qualifications, attributes or skills.

Currently, the Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s board of directors or its compensation committee. None of the members of the Company’s compensation committee is, or has ever been, an officer or employee of the company.

Code of Business Conduct and Ethics

The Company’s Board of Directors adopted a code of business conduct and ethics applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Capital Market. The code of business conduct and ethics is publicly available on the Company’s website. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Company’s Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Capital Market.

Corporate Governance Guidelines

The Company’s Board of Directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NASDAQ Capital Market.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued during the fiscal years ended December 31, 2018 and 2017 to (i) the Chief Executive Officer, and (ii) the Company’s two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2018 and were serving as executive officers as of such date (these individuals are referred to as the “Named Executive Officers”).

Executive	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Michael Favish (1)	2018	$275,000	$-	$-	$-	$275,000
	2017	$250,000	$-	$-	$-	$250,000
John Townsend (2)	2018	$165,000	$3,000	$-	$-	$168,000
	2017	$144,000	$10,000	$9,000	$-	$163,000
Vincent J. Roth (3)	2018	$156,000	$-	$-	$-	$156,000
	2017	$156,000	$10,000	$-	$-	$166,000

(1) Michael Favish has been the Company’s CEO since inception. Mr. Favish received 2,750,000 units of membership interest at inception of the Company on December 1, 2009 when the Company was a California limited liability company, such units became 2,750,000 shares of common stock when the Company incorporated as a Delaware corporation on June 30, 2015. The Company accrued a salary of $250,000 for Mr. Favish in fiscal year 2017 and $275,000 in fiscal year 2018. Mr. Favish was awarded a stock grant on December 31, 2016 for services rendered for 25,000 shares of the Company’s common stock valued at $0.18 per share. Mr. Favish was engaged with a formal employment agreement in 2018.

(2) John Townsend began as the Company’s Controller July 1, 2016 with annual compensation of $144,000. Mr. Townsend was awarded a stock grant on December 31, 2016 for services rendered for 2,500 shares of the Company’s common stock valued at $0.18 per share. Mr. Townsend received a stock grant in August 2017 for services rendered for 50,000 shares of the Company’s common stock valued at $0.18 per share. Mr. Townsend was engaged with a formal employment agreement in 2018.

(3) Vincent J. Roth has served as General Counsel and Corporate Secretary since April 2015. On December 31, 2016, Mr. Roth was awarded a stock grant for services rendered for 7,500 shares of the Company’s common stock valued at $0.18 per share.

Employment Agreements

On December 21, 2018, the Company entered into an Employment Agreement (the “Agreement”) with Michael Favish, its President and Chief Executive Officer, and Chairman of the Board, which agreement is effective as of January 1, 2019. Pursuant to the Agreement, Mr. Favish will serve in such positions for a term of three (3) years, and following the expiration of such three (3) year term, Mr. Favish’s employment shall be on an “at-will” basis, and such post-term employment will be subject to termination by either party at any time, with or without cause or prior notice.

Pursuant to the terms of the Agreement, Mr. Favish is entitled to receive an annual base salary of $300,000 in 2019, $325,000 in 2020 and $350,000 in 2021. Mr. Favish shall be eligible for an annual bonus as follows: (i) the initial annual bonus target will be 100% of Mr. Favish’s salary for the applicable calendar year, and (ii) the actual bonus amount awarded will be based 50% on the achievement of Company financial and other performance metrics as determined by the Board and 50% as determined by the Board, in its sole discretion.

Additionally, the Company granted Mr. Favish a non-qualified stock option (the “Option”) to purchase 1,250,000 shares of common stock upon the completion of the Company’s initial public offering (the “Grant Date”). The Option term is five years from the Grant Date and the Option has a purchase price per common share equal to $4.40. The Option vests ratably over three years commencing one twelfth on June 30, 2019, and one twelfth at the end of each calendar quarter thereafter until fully vested.

Mr. Favish shall devote his full business time and attention to the performance of his duties and will be eligible to participate in benefit programs offered by the Company to similarly situated employees, which may include a paid time off program and medical benefits.

If Mr. Favish’s employment is terminated as a result of Mr. Favish’s death or permanent disability, Mr. Favish will be entitled to receive (i) any unpaid salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iii) any bonus payments due and payable; and (iv) as and when due thereunder, all other payments, benefits or fringe benefits to which Mr. Favish may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or the Agreement (collectively, the “Accrued Amounts”).

If Mr. Favish’s employment is terminated by the Company for Cause (as defined in the Agreement) or if Mr. Favish terminates the Agreement voluntarily without Good Reason (as defined in the Agreement), Mr. Favish will be entitled to receive the Accrued Amounts, and the unvested portion of the Option shall terminate. Mr. Favish shall have ninety (90) days to exercise the vested portion of the Option in such circumstances.

If Mr. Favish’s employment is terminated by the Company without Cause or if Mr. Favish terminates his employment for Good Reason, the Company shall pay Mr. Favish the Accrued Amounts (and the unvested portion of the Option shall continue in full force and effect under its terms) and, additionally, subject to (x) Mr. Favish’s immediate return to the Company of all Company property, and (y) Mr. Favish’s execution and non-revocation of a waiver and release (the “Release”), the Company shall pay as a lump sum the prorated bonus that would have been paid for the year of termination and any bonus for the year preceding termination, to the extent unpaid, and in addition Mr. Favish will be entitled to (i) a severance payment equal to his then current annual salary payable over a period of one (1) year and (ii) the potential reimbursement of certain COBRA expenses.

Finally, if Mr. Favish’s employment is terminated pursuant to a Change in Control Termination (as defined in the Agreement), the Company shall pay Mr. Favish the Accrued Amounts and, additionally, subject to (x) Mr. Favish’s immediate return to the Company of all Company property, and (y) Mr. Favish’s execution and non-revocation of the Release, the Company shall pay as a lump sum the prorated bonus that would have been paid for the year of termination and any bonus for the year preceding termination, to the extent unpaid, and in addition he will be entitled to (i) a severance payment equal to two (2) times his then current annual salary payable in a lump sum in the event that Mr. Favish’s termination occurs after the Change in Control or payable 50% in a lump sum if Mr. Favish’s termination occurs prior to the date of the Change in Control and 50% payable over a one (1) year period, (ii) with respect to the Option and any other outstanding equity awards time vesting (but not performance vesting, if any), accelerated vesting as to 100% of the then-unvested shares subject to the Option and other equity awards effective on the date that the Release becomes irrevocable (and Mr. Favish shall have 360 days (or until the date the Option is set to expire per its original term) to exercise the Option) and (iii) the potential reimbursement of certain COBRA expenses.

Mr. Favish will be subject to non-solicitation restrictions for a period of one (1) year following any termination of his employment and various other customary restrictions.

2018 Equity Incentive Plan

Our stockholders adopted the Guardion Health Sciences 2018 Equity Incentive Plan, or the 2018 Plan, on November 20, 2018. The purpose of the Plan is to attract and retain key personnel and to provide a means for directors, officers, managers, employees, consultants and advisors to acquire and maintain an interest in the Company, which interest may be measured by reference to the value of its common stock. The material terms of the 2018 Plan are summarized below.

Shares Available; Certain Limitations. The maximum number of shares of common stock reserved and available for issuance under the 2018 Plan is 3,000,000.

New shares reserved for issuance under the 2018 Plan may be authorized but unissued shares or shares that will have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the 2018 Plan except that any shares of common stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan.

2018 Plan Term. The 2018 Plan will terminate on November 20, 2028 (although awards granted before that time will remain outstanding in accordance with their terms).

Types of Awards. The 2018 Plan provides for the issuance of options, share appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), other share-based awards and cash awards to our officers, employees, directors, independent contractors and consultants.

Shares of common stock subject to an award under the 2018 Plan that remain unissued upon the cancellation or termination of the award will again become available for grant under the 2018 Plan. However, shares of common stock that are surrendered by a participant or withheld as payment of the exercise price in connection with any award under the 2018 Plan, as well as any shares of common stock exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2018 Plan. If an award is denominated in shares, but settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the 2018 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the 2018 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares will no longer be available for grant under the 2018 Plan.

Administration. The 2018 Plan is administered by our board of directors, or if our board of directors does not administer the 2018 Plan, a committee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our board of directors or such committee, the “plan administrator”). The plan administrator may interpret the 2018 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2018 Plan, provided that, subject to the equitable adjustment provisions described below, the plan administrator will not have the authority to reprice or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

The 2018 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Shares and RSUs. Restricted shares and RSUs may be granted under the 2018 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares. Unless otherwise determined by the plan administrator, if the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted shares and RSUs will be forfeited. Subject to the provisions of the 2018 Plan and the applicable individual award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a stockholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect to an award will only become payable if  (and to the extent) that the underlying restricted shares vest. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but will be credited with dividend equivalent rights, unless the applicable individual award agreement provides otherwise.

Options. We may issue non-qualified stock options and “incentive stock options” (“ISOs”) (within the meaning of Section 422 of the Code) under the 2018 Plan. The terms and conditions of any options granted to a participant will be set forth in an award agreement and, subject to the provisions in the 2018 Plan, will be determined by the plan administrator. The exercise price of any option granted under our 2018 Plan must be at least equal to the fair market value of our common stock on the date the option is granted (110% of fair market value in the case of ISOs granted to ten percent stockholders). The maximum term of an option granted under our 2018 Plan is ten years. The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.

Subject to our 2018 Plan, the plan administrator will determine the vesting and other terms and conditions of options granted under our 2018 Plan and the plan administrator will have the authority to accelerate the vesting of any option in its sole discretion. Treatment of an option upon termination of employment of a participant will be provided for by the plan administrator in the applicable award agreement.

Share Appreciation Rights. SARs may be granted under the 2018 Plan either alone or in conjunction with all or part of any option granted under the 2018 Plan. A free-standing SAR granted under the 2018 Plan entitles its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the free-standing SAR multiplied by the number of shares in respect of which the SAR is being exercised. An SAR granted in conjunction with all or part of an option under the 2018 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. Each SAR will be granted with an exercise price that is not less than 100% of the fair market value of the related shares of common stock on the date of grant. Treatment of a SAR upon termination of employment of a participant will be provided for by the plan administrator in the applicable award agreement. The maximum term of all SARs granted under the 2018 Plan will be determined by the plan administrator but may not exceed ten years. The plan administrator may determine to settle the exercise of an SAR in shares of common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Share-Based Awards. Other share-based awards, valued in whole or in part by reference to, or otherwise based on, shares of common stock (including dividend equivalents) may be granted under the 2018 Plan. The plan administrator will determine the terms and conditions of such other share-based awards, including the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled (e.g., in shares of common stock, cash or other property), and the conditions to the vesting and payment of such other share-based awards (including the achievement of performance goals). The rights of participants granted other share-based awards upon the termination of employment with or service to us will be set forth in the award agreement. Any dividend or dividend-equivalent award issued under the 2018 Plan will be subject to the same restrictions and conditions as apply to the underlying award.

Cash Awards. Bonuses that are payable solely in cash may also be granted under the 2018 Plan and may be granted contingent upon the achievement of performance goals. The rights of participants granted cash awards upon the termination of employment with or service to us will be set forth in the applicable award agreement.

Equitable Adjustments. In the event of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2018 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2018 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted shares, RSUs and other share-based awards granted under the 2018 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, our board of directors may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control and Qualifying Termination. Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined below) occurs and (ii) a participant’s employment or service is terminated by us or any of our successors or affiliates without cause or by the participant for good reason (if applicable) within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels.

Definition of Change in Control. For purposes of the 2018 Plan, a “change in control” will mean, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of complete liquidation or dissolution of us or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding. Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of taxes up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2018 Plan, as determined by the Company. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2018 Plan. The 2018 Plan provides our board of directors with authority to amend, alter or terminate the 2018 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

Clawback. If the Company is required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to the Company that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer).

Indemnification. To the extent allowable pursuant to applicable law, each member of our board of directors and the plan administrator and any officer or other employee to whom authority to administer any component of the 2018 Plan is delegated shall be indemnified and held harmless by the Company from any loss or expense that may be reasonably incurred by such member in connection with any claim, action or proceeding in which he or she may be involved by reason of any action or failure to act pursuant to the 2018 Plan and against all amounts paid by him or her in satisfaction of judgment in such claim, action or proceeding against him or her, provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to the Company’s named executive officers as of December 31, 2018.

Director Compensation

The Company accrued or paid compensation to its directors for serving in such capacity, as show in the table below.

Director	Year	Stock Awards	Fees Earned or Paid in Cash	Total
Mark Goldstone	2018	$-	$-	$-
	2017	$-	$-	$-
Robert Weingarten (1)	2018	$-	$60,000	$60,000
	2017	$-	$60,000	$60,000
David W. Evans (2)	2018	$-	$-	$-
	2017	$-	$-	$-

(1) Mr. Weingarten was paid $60,000 in December 2017 as compensation for services as Lead Director provided to the Company during 2017. Mr. Weingarten earned $60,000 as compensation for services as Lead Director during 2018, of which $10,000 was paid in December 2018 and $50,000 was paid in 2019.

(2) Mr. Evans was appointed as a Director on September 29, 2017. The Company entered into a Consulting Agreement with Dr. Evans, dated as of September 29, 2017 (the “Consulting Agreement”), whereby Dr. Evans has been engaged to serve as a consultant to the Company to further the Company’s planned development and commercialization of the Company’s portfolio of products and technology. Dr. Evans was given the title of Chief Science Officer on April 1, 2018. The Consulting Agreement has an initial term of 3 years, with automatic one-year renewals unless earlier terminated. Dr. Evans is entitled to compensation of $10,000 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

On September 29, 2017, the Company completed the acquisition of substantially all of the assets and liabilities of VectorVision Ohio in exchange for 1,525,000 shares of the Company’s common stock, pursuant to the Asset Purchase and Reorganization Agreement (“Asset Purchase Agreement”), which was entered into on an arm’s-length basis. David W. Evans, a Director of the Company, owned 28% of the issued and outstanding shares of VectorVision Ohio and his wife, Tamara Evans, owned 72% of the issued and outstanding shares of VectorVision Ohio. VectorVision Ocular Health, Inc is a wholly owned subsidiary of the Company formed by the Company in connection with the acquisition of assets from VectorVision Ohio. Mr. Evans was appointed as a director of the Company on September 29, 2017 pursuant to the Asset Purchase Agreement. The Company entered into a Consulting Agreement with Dr. Evans, dated as of September 29, 2017, whereby Dr. Evans has been engaged to serve as a consultant to the Company to further the Company’s planned development and commercialization of the Company’s portfolio of products and technology. The Consulting Agreement has an initial term of 3 years, with automatic one-year renewals unless earlier terminated. Dr. Evans is entitled to compensation of $10,000 per month for the first six months of the term of the Consulting Agreement and $7,500 per month for the remainder of the term of the Consulting Agreement.

Due to and from related parties represents unreimbursed expenses and compensation incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other shareholders. The advances are unsecured, non-interest bearing and are due on demand. As of December 31, 2018 and 2017, the Company had $0 and $146,133, respectively, due to related parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Company’s common stock, beneficially owned as of July 2, 2019 (i) each person known to the Company to beneficially own more than 5% of its common stock, (ii) each executive officer, director and director nominee and (iii) all officers, directors and director nominees as a group. The following table is based on the Company having 22,733,762 shares of common stock issued and outstanding as of July 2, 2019. The Company calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended as of that date. Shares of the Company’s common stock issuable upon exercise of options or warrants or conversion of notes that are exercisable or convertible within 60 days after July 2, 2019 are included as beneficially owned by the holder, but not deemed outstanding for computing the percentage of any other stockholder for Percentage of common stock Beneficially Owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 22,733,762 shares of common stock outstanding at July 2, 2019, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 2, 2019. Beneficial ownership generally includes voting and dispositive power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned.

Name of Beneficial Owner and Title of Officers and Directors	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Michael Favish, Chief Executive Officer, President and Director (a)	4,368,467	19.13%
Robert N. Weingarten, Director	652,500	2.87%
Mark Goldstone, Director	525,300	2.31%
Donald A. Gagliano, Director	136,500	0.60%
David Evans, Director and Chief Science Officer(b)	1,502,500	6.61%
John Townsend, Chief Accounting Officer and Controller	52,500	0.23%
Vincent J. Roth, General Counsel and Corporate Secretary	132,500	0.58%
All Officers, Directors and Director Nominees as a Group (7 persons) (c)	7,370,267	32.33%

5% Shareholders:

Leon Krajian (d)	1,785,370	7.85%
Digital Grid (Hong Kong) Technology Co., Limited (e)	1,521,740	6.69%
Christopher Scangas (f)	1,289,245	5.67%
Edward Grier	1,079,089	4.74%

(a)	Consists of 2,750,000 shares of common stock issued on December 1, 2009 for services provided; 25,000 shares issued on December 31, 2016 for services provided; 342,467 shares issued on December 31, 2016 in exchange for accrued compensation owed; 1,000 shares of common stock purchased April 10, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019, and 1,250,000 common stock shares issuable upon the exercise of a common stock purchase option granted April 9, 2019 with a per share exercise price of $4.40 per share and a five-year term. The option vests ratably on the last day of each calendar quarter following the date of grant over a period of three (3) years and is subject to Mr. Favish remaining employed with the Company on the applicable vesting dates. The first quarter vested on June 30, 2019 consisting of 104,167 shares and the remaining 1,145,833 continue to be subject to these vesting requirements.

(b)	Consists of 1,496,000 shares of common stock issued on September 29, 2017 in connection with the 2017 acquisition of VectorVision, Inc. and 6,500 shares of common stock purchased April 9, 2019 in the Initial Public Offering, which shares were registered on the S-1 Registration Statement that the SEC declared effective on April 4, 2019. 125,000 of the shares issued in exchange for the VectorVision, Inc. acquisition serve as security for VectorVision, Inc.’s indemnification obligations under the Asset Purchase Agreement.

(c)	Unless otherwise indicated, the business address of each individual is c/o Guardion Health Sciences, Inc., 15150 Avenue of Science, Suite 200, San Diego, California 92128.

(d)	Consists of 772,270 shares of common stock issued upon the May 1, 2015 conversion of a master convertible promissory note issued November 29, 2012 for amounts invested from November 29, 2012 through September 11, 2014 for an aggregate amount of $317,500; 49,591 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued September 29, 2011; 458,153 shares of common stock issued upon the exercise of warrants, held in the name of The Leon S. Krajian Living Trust; and 236,514 shares of common stock issued upon the November 3, 2017 conversion of the holder’s shares of convertible preferred stock plus 18,923 shares of common stock issued as dividends on such preferred shares. Mr. Leon Krajian has voting and dispositive authority over these shares.

(e)	Mr. He Zhitao has voting and dispositive authority over these shares.

(f)	Includes 1,289,245 shares of common stock. 1,037,877 of these shares are held in the name of Cynthia Elaine Trust dated December 12, 2014 consisting of 500,000 founder shares issued December 1, 2009; 34,844 shares of common stock issued upon the June 29, 2012 conversion of a $25,000 promissory note issued July 27, 2010; 186,294 shares issued upon the May 1, 2015 conversion of a $200,000 promissory note issued July 3, 2012; 91,739 shares issued upon the June 30, 2015 conversion of a $100,000 promissory note issued March 4, 2013; and 225,000 additional shares purchased in connection with the notes and issued on May 1, 2015. Chris Scangas has voting and dispositive authority over these shares. Of the remaining 251,368 shares, 69,375 are held in the name of Cynthia Elaine Scangas Dated June 12 2002-IRA rollover, BNY Mellon Trustee (Cynthia Scangas has voting and dispositive authority); and 181,993 shares held in the name of Jason Scangas, consisting of 68,125 shares of common stock issued upon the June 29, 2012 conversion of a $50,000 promissory note issued December 1, 2010; 35,938 shares issued upon the June 29, 2012 conversion of a $25,000 promissory note issued December 1, 2010; 62,490 shares issued upon the May 1, 2015 conversion of a $40,000 promissory note issued December 14, 2011; and 15,440 shares issued upon the May 1, 2015 conversion of a $10,000 promissory note issued February 2, 2012. Chris Scangas has voting and dispositive authority over these shares.

PLAN OF DISTRIBUTION

The Selling Securityholders which as used herein includes their pledgees, donees, transferees assignees and successors, may from time to time offer and sell some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Any or all of the Selling Securityholders may offer the Shares from time to time, either in increments or in a single transaction. The Selling Securityholders may also decide not to sell all the Securities they are allowed to sell under this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Securityholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Securities on any stock exchange, market or trading facility on which the Shares are traded or quoted, in the over the counter market or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement becomes effective;

●	an agreement with broker-dealers to sell as agent for the Selling Securityholders a specified number of such shares at a stipulated price per share or otherwise at the prevailing market price;

●	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to ordinary shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Certain of the Selling Securityholders may enter into hedging transactions from time to time in which a Selling Securityholder may:

●	enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of Shares, in which case such broker-dealer or other person may use Securities received from the selling security holder to close out its short positions;

●	sell Shares short and re-deliver Shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

●	enter into option or other types of transactions that require the selling security holder to deliver Shares to a broker-dealer or any other person, who will then resell or transfer the Shares under this prospectus; or

●	loan or pledge the Shares to a broker-dealer or any other person, who may sell the loaned Shares or, in an event of default in the case of a pledge, sell the pledged Shares under this prospectus.

The Selling Securityholders may also sell Shares under any available exemption to the registration requirements of the Securities Act, including but not limited to Rule 144 and Regulation S under the Securities Act, rather than under this prospectus.

Resales by Selling Securityholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling security holder’s agent in the resale of the Securities by the selling security holder, or the securities firm may purchase Securities from the selling security holder as principal and thereafter resell those Shares from time to time. Securities firms may, to the extent permissible, receive commissions, concessions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Securityholders will sell any or all of the Shares registered pursuant to this registration statement.

Certain of the Selling Securityholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Shares from time to time under this prospectus, or under an amendment to this prospectus or a prospectus supplement to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares sold hereunder will be paid by the selling security holder and/or the purchasers.

If a Selling Securityholder uses this prospectus for any sale of Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Securityholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Securityholders in connection with resales of their respective Shares under this prospectus. Regulation M may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the resale of the Shares, including, without limitation, SEC filing fees and expenses of compliance with federal securities or state “blue sky” or securities laws; provided, however, that the Selling Securityholders will pay all discounts and commissions, if any, to underwriters, selling brokers, dealer managers and similar persons. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of the Company’s capital stock and provisions of its certificate of incorporation and by-laws are summaries and are qualified by reference to the Company’s certificate of incorporation and by-laws.

The Company has 100,000,000 shares of capital stock, par value $0.001 per share, authorized of which 90,000,000 are shares of common stock and 10,000,000 are shares of “blank check” preferred stock.

On January 30, 2019, the Company filed a Certificate of Amendment to its Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on the filing date. The number of shares authorized for common and preferred stock were not be affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share. Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding common stock, stock options, and warrants for all periods presented.

As of July 2, 2019, the Company had outstanding 22,733,762 shares of common stock held by approximately 154 shareholders of record.

Common Stock

The holders of the Company’s common stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.Preferred Stock

The Company’s board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by its stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Company’s common stock until the board of directors determines the specific rights of the holders of its preferred stock. However, the effects might include, among other things:

●	Impairing dividend rights of the Company’s common stock;

●	Diluting the voting power of the Company’s common stock;

●	Impairing the liquidation rights of the Company’s common stock; and

●	Delaying or preventing a change of control without further action by the Company’s stockholders.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for the Company’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Common Stock Purchase Warrants

As of July 2, 2019, the Company had outstanding warrants to purchase 261,538 shares of its common stock outstanding with various exercise prices and expiration dates, held by 9 warrant holders.

Common Stock Purchase Options

As of July 2, 2019, the Company had stock options to purchase 2,612,500 shares of its common stock outstanding, 1,287,500 of which were exercisable, with various exercise prices and expiration dates, held by 6 option holders.

Transfer Agent

The Company’s transfer agent is VStock Transfer with an address 18 Lafayette Pl, Woodmere, NY 11598.

Indemnification of Directors and Officers

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the General Corporation Law of the State of Delaware (“Delaware Code”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under. Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for indemnification purposes, to be a director or officer of the Company entitled to indemnification under the Company’s bylaws and the Delaware Code. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Article XI of the Company’s Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable.

LEGAL MATTERS

The validity of the shares of the Company’s common stock offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

EXPERTS

The financial statements as of and for the years ended December 31, 2018 and 2017 have been audited by Weinberg & Company, P.A., 1925 Century Park East, Suite 1120, Los Angeles, CA 90067, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to the Company and the securities being offered under this prospectus, please refer to the complete registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as the Company’s reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. The Company maintains a website at https://guardionhealth.com/sec-filings/. You may access its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the Company website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, the Company’s website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it has filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information that the Company incorporates by reference is an important part of this prospectus, and information that it files later with the SEC will automatically update and supersede this information. The documents the Company is incorporating by reference are:

●	Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 15, 2019, February 1, 2019, March 21, 2109 and April 9, 2019; and

●	The description of our common stock contained in our Registration Statement on Form 8-A12B filed with the Commission on April 4, 2019.

All documents the Company subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Vincent J. Roth, the Company’s General Counsel, at Guardion Health Sciences, Inc., 15150 Avenue of Science, Suite 200, San Diego, CA 92128; Tel: 858-605-9055. We maintain a website at https://guardionhealth.com/sec-filings/. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

F-1

Guardion Health Sciences, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets

Current assets
Cash	$174,298	$670,948
Accounts receivable	15,086	28,203
Inventories	303,819	357,997
Prepaid expenses	51,161	47,773

Total current assets	544,364	1,104,921

Deposits	11,751	11,751
Property and equipment, net	265,176	274,804
Right of use asset, net	626,667	-
Deferred offering costs	557,000	270,000
Intangible assets, net	402,445	456,104
Goodwill	1,563,520	1,563,520

Total assets	$3,970,923	$3,681,100

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$829,040	$413,925
Accrued expenses and deferred rent	65,000	81,412
Derivative warrant liability	436,034	-
Lease liability – current	121,546	-
Convertible notes payable	17,024	-
Notes payable	100,548	-
Total current liabilities	1,569,192	495,337

Lease liability – long term	513,585	-

Total liabilities	2,082,777	495,337

Commitments and contingencies

Stockholders’ Equity

Preferred stock, $0.001 par value; 10,000,000 shares authorized	-	-
Common stock, $0.001 par value; 90,000,000 shares authorized; 20,856,611 and 20,564,328 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	20,857	20,564
Additional paid-in capital	37,885,751	37,798,562
Accumulated deficit	(36,018,462)	(34,633,363)

Total stockholders’ equity	1,888,146	3,185,763

Total liabilities and stockholders’ equity	$3,970,923	$3,681,100

See accompanying notes to condensed consolidated financial statements.

F-2

Guardion Health Sciences, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Revenue
Medical foods	$99,934	$72,138
Vision testing diagnostics	142,604	120,902
Total Revenue	242,538	193,040

Cost of goods sold
Medical foods	38,272	32,188
Vision testing diagnostics	55,220	47,090
Total Cost of goods sold	93,492	79,278

Gross profit	149,046	113,762

Operating expenses
Research and development	29,028	159,588
Sales and marketing	353,537	605,990
General and administrative	947,974	1,680,810

Total operating expenses	1,330,539	2,446,388

Loss from operations	(1,181,493)	(2,332,626)

Other expenses:
Interest expense	17,572	835
Fair value of warrants	186,034	-

Total other expenses	203,606	835

Net loss	$(1,385,099)	$(2,333,461)

Net loss per common share – basic and diluted	$(0.07)	$(0.12)
Weighted average common shares outstanding – basic and diluted	20,709,469	20,157,461

See accompanying notes to condensed consolidated financial statements.

F-3

Guardion Health Sciences, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
	Three Months Ended March 31, 2019
Balance at December 31, 2018	20,564,328	$20,564	$37,798,562	$(34,633,363)	$3,185,763
Fair value of vested stock options	-	-	56,232	-	56,232
Issuance of common stock – warrant exercises	292,283	293	30,957	-	31,250
Net loss	-	-	-	(1,385,099)	(1,385,099)
Balance at March 31, 2019	20,856,611	$20,857	$37,885,751	$(36,018,462)	$1,888,146

	Three Months Ended March 31, 2018
Balance at December 31, 2017	20,091,761	$20,092	$33,716,140	$(26,865,956)	$6,870,276
Fair value of vested stock options	-	-	777,513	-	777,513
Issuance of common stock – warrant exercises	73,000	73	1,387	-	1,460
Net loss	-	-	-	(2,333,461)	(2,333,461)
Balance at March 31, 2018	20,164,761	$20,165	$34,495,040	$(29,199,417)	$5,315,788

See accompanying notes to condensed consolidated financial statements.

F-4

Guardion Health Sciences, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Operating Activities
Net loss	$(1,385,099)	$(2,333,461)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	68,102	73,022
Amortization of debt discount	16,545	-
Amortization of lease right	30,502	-
Accrued interest expense included in notes payable	1,027	-
Stock-based compensation	56,231	777,513
Fair value of warrants – derivative liability	186,034	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	13,116	15,345
Inventories	54,178	(28,188)
Deposits and prepaid expenses	(3,388)	2,486
Lease liability	(28,088)	-
Increase (decrease) in -
Accounts payable and accrued expenses	415,118	135,324
Accrued and deferred rent costs	(10,363)	4,429

Net cash used in operating activities	(586,085)	(1,353,530)

Investing Activities
Purchase of property and equipment	(4,815)	(95,111)
Purchase of intellectual property	-	(50,000)

Net cash used in investing activities	(4,815)	(145,111)

Financing Activities
Proceeds from issuance of convertible notes	250,000	-
Proceeds from issuance of promissory notes	100,000	-
Payments on line of credit	-	(30,535)
Proceeds from exercise of warrants	31,250	1,460
Deferred financing costs of IPO	(287,000)	-
Decrease in due to related parties	-	(9,165)

Net cash provided by (used in) financing activities	94,250	(38,240)

Cash:
Net decrease	(496,650)	(1,536,881)
Balance at beginning of period	670,948	4,735,230
Balance at end of period	$174,298	$3,198,349

Supplemental disclosure of cash flow information:
Cash paid for-
Interest	$-	$-
Income taxes	$-	$-

Non-cash financing activities:
Fair value of warrants issued in connection with convertible notes	$436,034	$-
Recording of lease asset and liability upon adoption of ASU 2016-02	$663,218	-

See accompanying notes to condensed consolidated financial statements.

F-5

Guardion Health Sciences, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Three Months Ended March 31, 2019 and 2018

1.	Organization and Business Operations

Organization and Business

Guardion Health Sciences, Inc. (the “Company”) was formed in December 2009 as a California limited liability company under the name P4L Health Sciences, LLC. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, changing its name from Guardion Health Sciences, LLC to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company that develops, formulates and distributes condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment. The Company also developed a proprietary medical device called the MapcatSF® that accurately measures the macular pigment optical density.

On September 29, 2017, the Company, through its wholly owned subsidiary VectorVision Ocular Health, Inc. (“VectorVision”), completed its acquisition of substantially all of the assets and certain liabilities of VectorVision, Inc. (an Ohio corporation), a company that specialized in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing. The acquisition expands the Company’s technical portfolio. CSV-1000 and CSV-3000 instruments offer auto-calibrated tests to ensure correct testing luminance and contrast levels for consistent, highly accurate and repeatable results. Recently issued patents the Company received for continuously calibrating the light source will be incorporated into the new CSV-2000, in which the proprietary standardized contrast sensitivity test patterns can be presented to the patient using a computer monitor as opposed to the current calibrated backlit system.

In August 2018, the Company created a wholly owned subsidiary, Transcranial Doppler Solutions, Inc. (“TDSI”). TDSI is dedicated to the pursuit of early predictors resulting in, the Company believes, valuable therapeutic intervention for practitioners and their patients, and additional revenue streams generated from the testing and sale of Company products to appropriate customers. The Company has established operations with selected clinics and is focusing on expanding its client base.

In November 2018, the Company launched a new medical food product, GlaucoCetinTM, which the Company believes is the first vision-specific medical food designed to support and protect the mitochondrial function of optic nerve cells and improve blood flow in the ophthalmic artery in patients with glaucoma.

On April 9, 2019, the Company closed its initial public offering (the “IPO”) of 1,250,000 shares of common stock, par value $0.001 per share, at an IPO price to the public of $4.00 per share. The shares began trading on the NASDAQ Capital Market on April 5, 2019 under the symbol “GHSI.”

The Company has had limited operations to date and has been primarily engaged in research and development, product commercialization and capital raising activities.

Going Concern and Liquidity

The financial statements have been prepared assuming the Company will continue as a going concern. The Company had a net loss of $1,385,099 and utilized cash in operating activities of $586,085 during the three months ended March 31, 2019. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the consolidated financial statements are issued.

F-6

The Company’s independent registered public accounting firm has also included explanatory language in their opinion accompanying the Company’s audited financial statements for the year ended December 31, 2018. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for commercialization activities related to its medical foods, the MapcatSF medical device, VectorVision diagnostic equipment, the TDSI business and with respect to efforts to continue to build the Company’s infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. Subsequent to March 31, 2019, the Company completed the IPO, resulting in net cash proceeds of $3,945,000 to the Company. The Company is seeking to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

Reverse Stock Split

On January 30, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment to its Amended Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on the filing date. The number of shares authorized for common and preferred stock were not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share. Proportional adjustments for the Reverse Stock Split were made to all share and per share amounts as if the split occurred at the beginning of the earliest period presented.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC. The condensed consolidated balance sheet as of December 31, 2018 included herein was derived from the audited consolidated financial statements as of that date, but does not include all disclosures, including notes, required by GAAP.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to fairly present the Company’s financial position and results of operations for the interim periods reflected. Except as noted, all adjustments contained herein are of a normal recurring nature. The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2019.

Certain prior period amounts have been reclassified to conform to current period presentation. Such amounts consist of operating segment disclosures, whereby revenue and cost of goods sold have been broken out on the Consolidated Statements of Operations to conform with the Company’s two reportable business segments as of March 31, 2019.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

These estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence, depreciable lives of property and equipment, analysis of impairments of recorded long-term tangible and intangible assets, realization of deferred tax assets, accruals for potential liabilities and assumptions made in valuing stock instruments issued for services.

F-7

Intangible Assets

In connection with the VectorVision transaction, the Company identified and allocated estimated fair values to intangible assets including goodwill and customer relationships.

In accordance with Accounting Standard Codification (“ASC”) 350 – Intangibles – Goodwill and Other, the Company determined whether these assets are expected to have indefinite (such as goodwill) or limited useful lives, and for those with limited lives, the Company established an amortization period and method of amortization. Its goodwill and other intangible assets are subject to periodic impairment testing.

The Company utilized the services of an independent third-party valuation firm to assist in identifying intangible assets and in estimating their fair values. The useful lives for the Company’s intangible assets other than goodwill were estimated based on Management’s consideration of various factors, including assumptions that market participants might use about sales expectations as well as potential effects of obsolescence, competition, technological progress and the regulatory environment. Because the future pattern in which the economic benefits of these intangible assets may not be reliably determined, amortization expense is generally calculated on a straight-line basis.

Amortization expense for the identifiable intangible assets associated with the VectorVision acquisition is approximately $54,000 per quarter and is included with general and administrative expenses in the Company’s Statements of Operations.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, identifiable intangible assets, and goodwill for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of March 31, 2019 and December 31, 2018, the Company had not deemed any long-lived assets as impaired and was not aware of the existence of any indicators of impairment at such dates.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriters’ fees incurred related to the IPO. These deferred offering costs will be charged against the gross proceeds received during the appropriate period.

Revenue Recognition

The Company’s revenue is comprised of sales of medical foods and dietary supplements to consumers through a direct sales/credit card process. In addition, the Company sells medical device equipment and supplies to customers both in the U.S. and internationally.

On January 1, 2018. the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09” or “Topic 606”) and all related amendments and applied the concepts to all contracts using the full retrospective method. The new standard provides authoritative guidance clarifying the principles for recognizing revenue and developing a common revenue standard for U.S. generally accepted accounting principles. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in the exchange for those goods or services.

Under the new guidance, revenue is recognized when control of promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company reviews its sales transactions to identify contractual rights, performance obligations, and transaction prices, including the allocation of prices to separate performance obligations, if applicable. Revenue and costs of sales are recognized once products are delivered to the customer’s control and performance obligations are satisfied.

All products sold by the Company are distinct individual products and consist of medical foods, supplemental formulas, medical devices and related supplies. The products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them. Contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time.

F-8

Control of products sold transfers to customers upon shipment from the Company’s facilities, and the Company’s performance obligations are satisfied at that time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Payment for sales of Lumega-Z is generally made by approved credit cards. Payments for medical device sales are generally made by check, credit card, or wire transfer. Historically the Company has not experienced any significant payment delays from customers.

The Company provides a 30-day right of return to its retail Lumega-Z customers. A right of return does not represent a separate performance obligation, but because customers are allowed to return products, the consideration to which the Company expects to be entitled is variable. Upon evaluation of historical Lumega-Z and VectorVision product returns, the Company determined that less than one percent of products is returned, and therefore believes it is probable that such returns will not cause a significant reversal of revenue in the future. Due to the insignificant amount of historical returns as well as the standalone nature of the Company’s products and assessment of performance obligations and transaction pricing for the Company’s sales contracts, the Company does not currently maintain a contract asset or liability balance at this time. The Company assesses its contracts and the reasonableness of its conclusions on a quarterly basis.

The following table presents the Company’s revenues disaggregated by segment:

	Three Months Ended March 31,
	2019	2018
Medical foods	$99,934	$72,138
Vision testing diagnostics	142,604	120,902
	$242,538	$193,040

Research and Development Costs

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company’s medical foods and related products. Research and development expenditures, which include stock compensation expense, are expensed as incurred and totaled $29,028 and $159,588 for the three months ended March 31, 2019 and 2018, respectively.

Patent Costs

The Company is the owner of three issued domestic patents, two pending domestic patent applications, one issued foreign patent in Europe, and three foreign patent applications in Canada, Europe and Hong Kong. Due to the significant uncertainty associated with the successful development of one or more commercially viable products based on the Company’s research efforts and any related patent applications, patent costs, including patent-related legal fees, filing fees and internally generated costs, are expensed as incurred. During the three months ended March 31, 2019 and 2018, patent costs were $26,025 and $12,474, respectively, and are included in general and administrative costs in the statements of operations.

Leases

Prior to January 1, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from January 1, 2019, the Company adopted the guidance of ASU 2016-02 (ASC 842), Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The Company adopted ASC 842 using a modified retrospective approach. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of operating lease right-of-use assets of $626,667, lease liabilities for operating leases of $635,131, and a zero cumulative-effect adjustment to accumulated deficit. See Note 8 for further information regarding the impact of the adoption of ASC 842 on the Company’s financial statements.

F-9

Stock-Based Compensation

The Company periodically issues stock-based compensation to officers, directors, contractors and consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers, directors, and employees, which include grants of employee stock options, are recognized in the financial statements based on their fair values in accordance with Topic 718. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

In prior periods, the Company accounted for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereby the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2018-07 which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company recognizes the fair value of stock-based compensation within its statements of operations with classification depending on the nature of the services rendered. The adoption of the new standard had no cumulative effect on previously reported amounts.

Net Loss per Share

The Company’s computation of basic and diluted net loss per common share is measured as net loss divided by the weighted average common shares outstanding during the respective periods, excluding unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. Potential common shares such as from unexercised warrants, options, and shares associated with convertible debt outstanding that have an anti-dilutive effect are excluded from the calculation of diluted net loss per share. The Company’s basic and diluted net loss per share is the same for all periods presented because all shares issuable upon exercise of warrants and conversion of convertible debt outstanding are anti-dilutive as they decrease loss per share.

The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	March 31,
	2019	2018
Warrants	896,712	1,418,836
Options	1,362,500	1,312,500
	2,259,212	2,731,336

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3.	Segment Reporting

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). The Company historically has reported its operating results as a single reportable segment described as the business of developing and commercializing a variety of products that support the detection, intervention and monitoring of a range of eye diseases. The Company’s chief executive officer, who is the Chief Operating Decision Maker (“CODM”), has historically reviewed financial information on an aggregated basis for purposes of allocating resources and evaluating financial performance.

In September 2017, the Company, through its wholly-owned subsidiary VectorVision Ocular Health, Inc., acquired substantially all of the assets and certain liabilities of VectorVision, Inc., a company that specialized in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. In August 2018, the Company created a wholly owned subsidiary, Transcranial Doppler Solutions, Inc. (“TDSI”). The Company has established TDSI operations with selected clinics and is focusing on expanding its client base.

F-10

Although all of the Company’s products and services target the early detection, intervention and monitoring of a range of eye diseases, the addition of potential new products or services as the Company grows requires management to periodically reevaluate its reporting structure. As sales of our medical food as well as sales of VectorVision products grow, there is an increased need for the CODM to evaluate revenue and gross profit on a product line or group basis for purposes of resource allocation. As of March 31, 2019, the TDSI subsidiary does not meet the required quantitative criteria to be considered a reportable operating segment. Additionally, TDSI does not share similar economic characteristics or a majority of the aggregation criteria set forth in ASC 280, and therefore is included in “Corporate” below. As of December 31, 2018, based on anticipated growth and the expanding diversity of product and service offerings by the Company, Management has concluded that results should be reported in two operating segments: Medical Foods and Vision Testing Diagnostics. The following tables set forth our results of operations by segment (expenses allocated to Corporate consist of non-cash stock compensation expense, depreciation and amortization, and corporate legal fees):

	For the Three Months Ended March 31, 2019
	Corporate	Medical Foods	Vision Testing Diagnostics	Total

Revenue	$-	$99,934	$142,604	$242,538

Cost of goods sold	-	38,272	55,220	93,492

Gross profit	-	61,662	87,384	149,046

Operating expenses	334,775	884,701	111,063	1,330,539

Loss from operations	$(334,775)	$(823,039)	$(23,679)	$(1,181,493)

	For the Three Months Ended March 31, 2018
	Corporate	Medical Foods	Vision Testing Diagnostics	Total

Revenue	$-	$72,138	$120,902	$193,040

Cost of goods sold	-	32,188	47,090	79,278

Gross profit	-	39,950	73,812	113,762

Operating expenses	1,073,400	1,320,627	52,361	2,446,388

Loss from operations	$(1,073,400)	$(1,280,677)	$21,451	$(2,332,626)

The following tables set forth our total assets by segment. Intersegment balances and transactions have been removed:

	As of March 31, 2019
	Corporate	Medical Foods	Vision Testing Diagnostics	Total
Current assets
Cash	$-	$164,914	$9,384	$174,298
Inventories	-	170,554	133,265	303,819
Other	-	46,950	19,297	66,247
Total current assets	-	382,418	161,946	544,364

Right to use asset	626,667	-	-	626,667
Property and equipment, net	-	255,313	9,863	265,176
Deferred offering	557,000	-	-	557,000
Intangible assets, net	402,445	-	-	402,445
Goodwill	1,563,520	-	-	1,563,520
Other	-	11,751	-	11,751

Total assets	$3,149,632	$649,482	$171,809	$3,970,923

F-11

	As of December 31, 2018
	Corporate	Medical Foods	Vision Testing Diagnostics	Total
Current assets
Cash	$-	$552,613	$118,335	$670,948
Inventories	-	235,957	122,040	357,997
Other	-	44,110	31,866	75,976
Total current assets	-	832,680	272,241	1,104,921

Property and equipment, net	-	264,178	10,626	274,804
Deferred offering	270,000	-	-	270,000
Intangible assets, net	456,104	-	-	456,104
Goodwill	1,563,520	-	-	1,563,520
Other	-	11,751	-	11,751

Total assets	$2,289,624	$1,108,609	$282,867	$3,681,100

4.	Inventories

Inventories consisted of the following:

	March 31, 2019	December 31, 2018
Raw materials	$236,005	$282,574
Finished goods	67,814	75,423
	$303,819	$357,997

5.	Property and Equipment, net

Property and equipment consisted of the following:

	March 31, 2019	December 31, 2018
Leasehold improvements	$98,357	$98,357
Testing equipment	249,447	249,447
Furniture and fixtures	168,002	163,186
Computer equipment	64,976	64,976
Office equipment	8,193	8,193
	588,975	584,159
Less accumulated depreciation and amortization	(323,799)	(309,355)
	$265,176	$274,804

For the three months ended March 31, 2019 and 2018, depreciation and amortization expense was $14,444 and $19,363, respectively, of which $0 and $7,325 was included in research and development expense, $9,108 and $1,500 was included in sales and marketing expense, and $5,335 and $10,333 was included in general and administrative expense, respectively.

F-12

6.	Intangible Assets

The Company’s intangible assets, including finite-lived intangible assets and $50,000 of non-amortizable purchased intellectual property, consisted of the following:

	March 31, 2019	December 31, 2018
Customer relationships	$430,700	$430,700
Technology	161,100	161,100
Trade Names	115,600	115,600
Noncompetition	17,000	17,000
	724,400	724,400
Less accumulated amortization	(321,955)	(268,296)
	$402,445	$456,104

The Company’s amortization expense on its finite-lived intangible assets was $53,659 and $53,659 for the three months ended March 31, 2019 and 2018, respectively.

The Company estimates future amortization expense on its finite-lived intangible assets as of March 31, 2019 to be as follows:

For Years Ended December 31,
2019	$160,978
2020	165,320
2021	16,307
2022	9,840
$352,445

7.	Promissory Notes

Promissory Note

On March 12, 2019, the Company issued a promissory note with principal in the amount of $100,000, simple interest of 10% annually, and with a maturity date of June 10, 2019.

Convertible Notes and Related Warrants

The Company’s convertible notes payable consisted of the following:

	March 31, 2019	December 31, 2018
Convertible notes	$250,000	$-
Accrued interest	479	-
Debt discount	(233,455)	-
Net	$17,024	$-

On March 15, 2019, the Company issued a convertible note with principal in the amount of $100,000, simple interest of 5% annually, and with a maturity date of September 30, 2019. In addition, on March 20, 2019, the Company issued a convertible note with principal in the amount of $150,000, simple interest of 5% annually, and with a maturity date of September 30, 2019. As of March 31, 2019, convertible notes with a principal balance of $250,000 and accrued interest of $479 were outstanding.

F-13

The convertible notes (principal and accrued interest) were mandatorily convertible upon the consummation of the IPO. Concurrent with the issuance of the notes, the Company issued warrants to both note holders equal to the number of shares of common stock that the holders receive in connection with the converted notes. The per share exercise price of the warrants was set at 125% of the conversion price of the notes, defined in the note agreements, as the lower of (a) 75% of the price per share of common stock of the IPO or (b) $2.30.

Due to the variable terms of both the exercise price and the number of warrants to be issued, the warrants were accounted for as derivative liabilities at March 31, 2019. The aggregate fair value of the warrants was calculated as $436,034 based on a probability effected Black-Scholes option pricing model with a stock price of $4.00, volatility of 138%, and risk-free rates ranging from 2.34% - 2.39%. At March 31, 2019, the Company estimated that the issuance of 109,038 warrants with an exercise price of $2.88 per share would correspond to the number of shares of common stock that the holders would receive in connection with the completion of the IPO (the IPO was completed on April 9, 2019). The Company recognized a debt discount of $250,000 equal to the face amount of the convertible notes and recorded a financing cost equal to the difference between the fair value of the warrants and the debt discount. The financing cost of $186,034 is shown as fair value of warrants on the accompanying statement of operations for the three months ended March 31, 2019.

The company recorded amortization expense related to the debt discount of $16,545 during the three months ended March 31, 2019. As of March 31, 2019, the unamortized debt discount was $233,455.

8.	Lease Liabilities

In October 2012, the Company entered into a lease agreement for 9,605 square feet of office and warehouse space commencing March 1, 2013. Upon entering into the agreement, the Company paid a deposit of $47,449, of which $36,979 represented prepaid rent. As of March 31, 2019, $10,470 remained on deposit under the lease agreement. The lease (“Lease 1”) was renewed for an additional five years in 2018. As of March 31, 2019, remaining average monthly lease payments under the amended lease agreement were $12,863 through July 2023.

In connection with the VectorVision acquisition on September 29, 2017, the Company assumed a lease agreement for 5,000 square feet of office and warehouse space which commenced on October 1, 2017. The lease (“Lease 2”) was renewed for an additional 65 months. As of March 31, 2019, remaining average monthly lease payments are $1,832 through February 2023.

In accounting for the leases, the Company adopted ASU 2016-02 - Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. The Company classified the leases as operating leases and determined that the fair value of Lease 1 at the inception of the lease was $625,778 using a discount rate of 8.0%. the fair value of Lease 2 at the inception of the lease was $100,742 using a discount rate of 8%. During the three months ended March 31, 2019, the Company made combined payments on both leases of $41,166 towards the lease liabilities. As of March 31, 2019 and December 31, 2018, the lease liability for Lease 1 was $561,623 and $586,082, respectively, and the lease liability for Lease 2 was $73,508 and $77,137, respectively. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Combined rent expense for both leases for the three months ended March 31, 2019 and 2018 was $43,581 and $5,336, respectively. During the three months ended March 31, 2019 and 2018, the Company reflected amortization of right of use asset of $30,502 and $3,543 related to the leases, respectively, resulting in a net asset balance of $626,667 as of March 31, 2019.

9.	Contingencies

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. In the opinion of management of the Company, adequate provision has been made in the Company’s financial statements at March 31, 2019 with respect to such matters.

F-14

10.	Stockholders’ Equity (Deficit)

Warrants

A summary of the Company’s warrant activity is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
December 31, 2018	1,230,674	0.71	0.29
Granted	109,038	0.35	0.60
Forfeitures	-	-	-
Expirations	(70,500)	(0.11)	-
Exercised	(372,500)	(0.24)	-
March 31, 2019, all exercisable	896,712	$1.19	0.79

The exercise prices of warrants outstanding and exercisable as of March 31, 2019 are as follows:

Warrants Outstanding and Exercisable (Shares)	Exercise Prices
536,250	$0.50
5,000	1.00
30,000	1.50
216,424	2.00
109,038	2.88
896,712

In February and March 2019, investors net exercised a total of 310,000 warrants for 231,740 shares of common stock on a cashless basis.

In February 2019, an investor exercised warrants for 62,500 shares of common stock. The warrants were exercisable for $0.50 per share, and the Company received $31,250 in cash.

In March 2019, the Company issued 109,038 warrants with an exercise price of $2.88 per share to two convertible note holders pursuant to the anticipated completion of the Company’s IPO (the IPO was completed on April 9, 2019).

As of March 31, 2019, the Company had an aggregate of 896,712 outstanding warrants to purchase shares of its common stock with a weighted average exercise price of $1.19, weighted average remaining life of 0.8 years and aggregate intrinsic value of $2,522,391, based upon a stock valuation of $4.00 per share. The intrinsic value is calculated as the difference between the market value of the underlying common stock and the exercise price of the warrants.

Stock Options

A summary of the Company’s stock option activity is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
December 31, 2018	1,362,500	2.26	3.78
Granted	-	-	-
Forfeitures	-	-	-
Expirations	-	-	-
Exercised	-	-	-
March 31, 2019, outstanding	1,362,500	$2.26	3.53
March 31, 2019, exercisable	1,287,500	$2.24	3.67

F-15

The exercise prices of options outstanding and exercisable as of March 31, 2019 are as follows:

Options Outstanding (Shares)	Options Exercisable (Shares)	Exercise Prices
625,000	625,000	$2.00
62,500	62,500	2.30
675,000	600,000	2.50
1,362,500	1,287,500

As of March 31, 2019, options were valued based upon the Black-Scholes option-pricing model, with a stock price of $4.00, volatility of 138%, and an average risk-free rate of 2.21%.

During the three months ended March 31, 2019 and 2018, we recognized aggregate stock-compensation expense of $56,232 and $777,513, respectively, based upon stock prices ranging from $2.30 to $4.00 per share, all of which was recorded in general and administrative expense.

As of March 31, 2019, the Company had an aggregate of 75,000 remaining unvested options outstanding, with a total estimated fair value of $138,516, weighted average exercise price of $2.50, and weighted average remaining life of 2.8 years. The Company remeasures unvested options for non-employees to fair value at the end of each reporting period. The aggregate intrinsic value of options outstanding as of March 31, 2019 was $2,368,750.

11.	Related Party Transactions

During the three months ended March 31, 2019 and March 31, 2018, the Company incurred and paid $75,000 and 68,750, respectively, of salary expense to our CEO, Michael Favish.

12.	Subsequent Events

On April 9, 2019, the Company closed the IPO and issued 1,250,000 shares of its common stock at a public offering price of $4.00 per share for total gross proceeds of $5.0 million, resulting in net proceeds to the Company of $3,945,000 after deducting underwriting discounts and commissions and other offering costs and expenses payable by Guardion. The shares began trading on the Nasdaq Capital Market on April 5, 2019, under the symbol “GHSI.” In connection with the IPO, the convertible promissory notes previously issued on March 15, 2019 and March 20, 2019 were automatically converted into 109,038 shares of common stock based on a conversion price of $2.30 per share.

The following table sets forth the Company’s cash, debt and derivative liabilities, and stockholders’ equity as of March 31, 2019 on:

●	an actual basis; and

●	a pro forma basis giving effect to (i) the issuance of 109,038 shares of common stock to be issued upon the mandatory conversion of the principal amount and accrued interest of the convertible promissory notes issued in March 2019, (ii) the extinguishment of the corresponding derivative liability, and (iii) the sale and issuance by the Company of 1,250,000 shares of common stock in this offering at the public offering price of $4.00 per share, resulting in net proceeds to the Company of $3,945,000 after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

F-16

	As of March 31, 2019
	Actual	Pro Forma
Cash and cash equivalents	$174,298	$4,119,298
Other current assets	370,066	370,066
Non-current assets	3,426,559	3,426,559
Total assets	$3,970,923	$7,915,923

Derivative warrant liability	$436,034	$-
Convertible notes payable	17,024	-
Other current liabilities	1,116,134	1,116,134
Lease liability – long term	513,585	513,585
Total liabilities	2,082,777	1,629,719

Stockholders’ equity:
Common stock	20,857	22,216
Additional paid-in capital	37,885,751	42,282,450
Accumulated deficit	(36,018,462)	(36,018,462)
Total stockholders’ equity	1,888,146	6,286,204
Total liabilities and stockholders’ equity	$3,970,923	$7,915,923

On April 11, 2019, the Company repaid its promissory note previously issued on March 12, 2019, for a total of $100,849 including accrued interest.

On April 12, 2019, an investor exercised warrants for 26,250 shares of common stock. The warrants were exercisable for $0.50 per share, and the Company received $13,125 in cash.

On April 5 and 17, 2019, investors exercised a total of 275,000 warrants on a cashless basis resulting in the issuance of 229,365 shares of common stock. The warrants were exercisable for $0.50 and $2.00 per share.

As compensation for services rendered, the Company issued a total of 54,390 shares of common stock in April, May, and June 2019.

On May 6, 2019, an investor exercised warrants for 125,000 shares of common stock. The warrants were exercisable for $0.50 per share, and the Company received $62,500 in cash.

On May 20, 2019, an investor exercised a total of 50,000 warrants on a cashless basis resulting in the issuance of 33,108 shares of common stock. The warrants were exercisable for $0.50 per share.

On May 21, 2019, an investor exercised warrants for 50,000 shares of common stock. The warrants were exercisable for $0.50 per share, and the Company received $25,000 in cash.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Guardion Health Sciences, Inc.

San Diego, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Guardion Health Sciences, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has experienced negative operating cash flows since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weinberg & Company, P.A.

We have served as the Company’s auditor since 2015.

Los Angeles, California
February 14, 2019

F-18

Guardion Health Sciences, Inc.

Consolidated Balance Sheets

	December 31,
	2018	2017

Assets

Current assets
Cash	$670,948	$4,735,230
Accounts receivable	28,203	72,771
Inventories	357,997	154,730
Prepaid expenses	47,773	117,164

Total current assets	1,104,921	5,079,895

Deposits	11,751	10,470
Property and equipment, net	274,804	95,597
Deferred offering	270,000	-
Intangible assets, net	456,104	620,741
Goodwill	1,563,520	1,563,520

Total assets	$3,681,100	$7,370,223

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$413,925	$311,236
Accrued expenses and deferred rent	81,412	12,043
Line of credit	-	30,535
Due to related parties	-	146,133

Total current liabilities	495,337	499,947

Commitments and contingencies

Stockholders’ Equity

Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 and 0 shares issued and outstanding at December 31, 2018 and December 31, 2017		-
Common stock, $0.001 par value; 90,000,000 shares authorized; 20,564,328 and 20,091,761 shares issued and outstanding at December 31, 2018 and December 31, 2017	20,564	20,092
Additional paid-in capital	37,798,562	33,716,140
Accumulated deficit	(34,633,363)	(26,865,956)

Total stockholders’ equity	3,185,763	6,870,276

Total liabilities and stockholders’ equity	$3,681,100	$7,370,223

See accompanying notes to consolidated financial statements.

F-19

Guardion Health Sciences, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2018	2017

Revenue
Medical foods	$332,795	$245,217
Vision testing diagnostics	609,358	192,132
Total revenue	942,153	437,349

Cost of goods sold
Medical foods	161,023	110,993
Vision testing diagnostics	237,156	64,477
Total cost of goods sold	398,179	175,470

Gross profit	543,974	261,879

Operating expenses
Research and development	231,847	259,463
Sales and marketing	1,520,862	599,926
General and administrative	4,934,986	4,683,932

Total operating expenses	6,687,695	5,543,321

Loss from operations	(6,143,721)	(5,281,442)

Other expenses:
Interest expense	2,289	23,727
Warrants – extension of expiration dates	1,621,397	-

Total other expenses	1,623,686	23,727

Net loss	(7,767,407)	(5,305,169)

Adjustments related to Series A and Series B convertible preferred stock:
Accretion of deemed dividend	-	(601,952)
Dividend declared	-	(308,628)
Net loss attributable to common shareholders	$(7,767,407)	$(6,215,749)

Net loss per common share – basic and diluted	$(0.38)	$(0.45)
Weighted average common shares outstanding – basic and diluted	20,188,628	13,934,196

See accompanying notes to consolidated financial statements.

F-20

Guardion Health Sciences, Inc.

Consolidated Statements of Stockholders’ Equity (Deficiency)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at December 31, 2016	1,705,154	1,705	-	$-	12,341,998	$12,342	$20,290,586	$(20,650,207)	$(345,574)
Fair value of common stock issued for acquisition	-	-	-	-	1,525,000	1,525	2,285,975	-	2,287,500
Issuance of common stock for services	-	-	-	-	324,650	325	657,466	-	657,791
Sale of common stock	-	-	-	-	2,173,914	2,174	4,997,827	-	5,000,001
Issuance of preferred stock	-	-	3,105,000	3,105	-	-	3,101,895	-	3,105,000
Conversion of preferred stock	(1,705,154)	(1,705)	(3,105,000)	(3,105)	3,490,977	3,491	1,319	-	-
Fair value of vested stock options	-	-	-	-	-	-	1,457,527	-	1,457,527
Fair value of common stock issued upon conversion of notes payable and related interest	-	-	-	-	9,041	9	13,191	-	13,200
Accretion of beneficial conversion feature on preferred stock	-	-	-	-	-	-	601,952	(601,952)	-
Dividend on preferred stock	-	-	-	-	226,181	226	308,402	(308,628)	-
Net loss	-	-	-	-	-	-	-	(5,305,169)	(5,305,169)
Balance at December 31, 2017	-	-	-	-	20,091,761	20,092	33,716,140	(26,865,956)	6,870,276
Fair value of vested stock options	-	-	-	-	-	-	1,595,037	-	1,595,037
Issuance of common stock – warrant exercises	-	-	-	-	103,000	102	16,358	-	16,460
Sale of common stock	-	-	-	-	369,567	370	849,630	-	850,000
Warrants – extension of expiration dates	-	-	-	-	-	-	1,621,397	-	1,621,397
Net loss	-	-	-	-	-	-	-	(7,767,407)	(7,767,407)
Balance at December 31, 2018	-	$-	-	$-	20,564,328	$20,564	$37,798,562	$(34,633,363)	$3,185,763

See accompanying notes to consolidated financial statements.

F-21

Guardion Health Sciences, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2018	2017

Operating Activities
Net loss	$(7,767,407)	$(5,305,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	295,672	118,821
Accrued interest expense included in notes payable	-	(8,818)
Stock-based compensation	1,595,037	1,932,268
Stock-based compensation – related parties	-	183,051
Warrants – extension of expiration dates	1,621,397	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	44,568	(20,993)
Inventories	(203,267)	(17,439)
Deposits and prepaid expenses	68,111	(87,251)
Increase (decrease) in -
Accounts payable and accrued expenses	102,689	(121,919)
Accrued and deferred rent costs	69,369	(76,247)

Net cash used in operating activities	(4,173,831)	(3,403,696)

Investing Activities
Purchase of property and equipment	(260,243)	(37,280)
Purchase of intellectual property	(50,000)	-
Cash assumed upon acquisition	-	4,895

Net cash used in investing activities	(310,243)	(32,385)

Financing Activities
Proceeds from issuance of promissory notes	-	100,000
Payments on promissory notes	-	(149,000)
Proceeds from issuance of preferred stock	-	3,105,000
Proceeds from issuance of common stock	850,000	5,000,001
Proceeds from exercise of warrants	16,460	-
Payments on line of credit	(30,535)	(1,860)
Deferred financing costs of IPO	(270,000)	-
(Decrease) increase in due to related parties	(146,133)	54,650

Net cash provided by financing activities	419,792	8,108,791

Cash:
Net (decrease) increase	(4,064,282)	4,672,710
Balance at beginning of period	4,735,230	62,520
Balance at end of period	$670,948	$4,735,230

Supplemental disclosure of cash flow information:
Cash paid for -
Interest	$-	$23,532
Income taxes	$-	$-

Non-cash financing activities:
Issuance of common stock dividends on preferred stock	$-	$308,628
Issuance of common stock upon conversion of notes payable and related interest	$-	$13,562
Fair value of common shares issued for acquisition allocated to:
Intangible assets	$-	$674,400
Goodwill	$-	$1,563,520
Other assets	$-	$49,580

See accompanying notes to consolidated financial statements.

F-22

Guardion Health Sciences, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017

1.	Organization and Business Operations

Organization and Business

Guardion Health Sciences, Inc. (the “Company”) was formed in December 2009 as a California limited liability company under the name P4L Health Sciences, LLC. On June 30, 2015, the Company converted from a California limited liability company to a Delaware corporation, changing its name from Guardion Health Sciences, LLC to Guardion Health Sciences, Inc.

The Company is a specialty health sciences company that develops, formulates and distributes condition-specific medical foods with an initial medical food product on the market under the brand name Lumega-Z® that replenishes and restores the macular protective pigment.

The Company also developed a proprietary medical device called the MapcatSF® that accurately measures the macular pigment optical density.

On September 29, 2017, the Company completed its acquisition of substantially all of the assets and certain liabilities of VectorVision, Inc., a company that specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS visual acuity testing. VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing.

In August 2018, the Company created a wholly owned subsidiary, Transcranial Doppler Solutions, Inc. (“TDSI”). TDSI will be dedicated to the pursuit of early predictors resulting in, the Company believes, valuable therapeutic intervention for practitioners and their patients, and additional revenue streams generated from the testing and sale of Company products to appropriate customers. The Company is currently setting up the operations of TDSI and hopes to launch its services in upcoming quarters.

The Company has had limited operations to date and has been primarily engaged in research and development, product commercialization and capital raising activities.

Going Concern and Liquidity

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has utilized cash in operating activities of $4,173,831 and $3,403,696 during the years ended December 31, 2018 and 2017, respectively, and had an accumulated deficit of $34,633,363 as of December 31, 2018. The Company expects to continue to incur net losses and negative operating cash flows in the near-term. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the consolidated financial statements are issued.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company will continue to incur significant expenses for commercialization activities related to its lead product Lumega-Z, the MapcatSF medical device, and with respect to efforts to build the Company’s infrastructure. Development and commercialization of medical foods and medical devices involves a lengthy and complex process. Additionally, the Company’s long-term viability and growth may depend upon the successful development and commercialization of products other than Lumega-Z and the MapcatSF. The Company is continuing attempts to raise additional debt and/or equity capital to fund future operations, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms or at all. If the Company is unable to access sufficient capital resources on a timely basis, the Company may be forced to reduce or discontinue its technology and product development programs and curtail or cease operations.

Reverse Stock Split

On January 30, 2019, following stockholder and Board approval, the Company filed a Certificate of Amendment to its Amended Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate a one-for-two (1:2) reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.001 per share, without any change to its par value. The Amendment became effective on the filing date. The number of shares authorized for common and preferred stock were not affected by the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split as all fractional shares were “rounded up” to the next whole share. Proportional adjustments for the Reverse Stock Split were made to the Company’s outstanding common stock, stock options, and warrants as if the split occurred at the beginning of the earliest period presented.

F-23

2.	Summary of Significant Accounting Policies

Use of Estimates

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in valuing assets acquired in business acquisitions, impairment testing of long-term assets, accruals for potential liabilities, valuing equity instruments issued during the period, and realization of deferred tax assets. Actual results could differ from those estimates.

Certain prior period amounts have been reclassified to conform to current period presentation. Such amounts consist of operating segment disclosures, whereby revenue and cost of goods sold have been broken out on the Consolidated Statements of Operations to conform with the Company’s two reportable business segments as of December 31, 2018.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as noted below. Disclosure as to transfers into and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded, non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company believes the carrying amount of its financial instruments (consisting of cash, accounts receivable, and accounts payable and accrued liabilities) approximates fair value due to the short-term nature of such instruments. The fair value of the Company’s line of credit approximates its carrying value given the interest rate of such line of credit.

F-24

Concentration of Credit Risk and Other Risks and Uncertainties

Cash balances are maintained at large, well-established financial institutions. At times, cash balances may exceed federally insured limits. Insurance coverage limits are $250,000 per depositor at each financial institution. The Company has never experienced any losses related to these balances.

During the year ended December 31, 2018, the Company’s Vision Testing Diagnostics segment had one customer who accounted for approximately 47% of its sales; and during the year ended December 31, 2017, the Company’s Vision Testing Diagnostics segment had one customer who accounted for approximately 30% of its sales. No other customer accounted for more than 10% of sales in either year.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on multiple factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns is established through a provision reducing the carrying value of receivables. At December 31, 2018 and 2017, no allowance for doubtful accounts and returns was considered necessary.

Inventories

The Company’s inventories are stated at the lower of weighted-average cost or market. The cost of finished goods and raw materials is determined on a first-in, first-out basis. The Company evaluates its inventories for obsolescence and recoverability at each reporting period.

Property and Equipment

Property and equipment are initially recorded at their historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets (ranging from three to seven years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining lease term.

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. As of December 31, 2018 and 2017, the Company was not aware of the existence of any indicators of impairment at such dates.

Intangible Assets

In connection with the VectorVision transaction, the Company identified and allocated estimated fair values to intangible assets including goodwill and customer relationships.

In accordance with Accounting Standard Codification (“ASC”) 350 – Intangibles – Goodwill and Other, the Company determined whether these assets are expected to have indefinite (such as goodwill) or limited useful lives, and for those with limited lives, the Company established an amortization period and method of amortization. Its goodwill and other intangible assets are subject to periodic impairment testing.

The Company utilized the services of an independent third-party valuation firm to assist in identifying intangible assets and in estimating their fair values. The useful lives for the Company’s intangible assets other than goodwill were estimated based on Management’s consideration of various factors, including assumptions that market participants might use about sales expectations as well as potential effects of obsolescence, competition, technological progress and the regulatory environment. Because the future pattern in which the economic benefits of these intangible assets may not be reliably determined, amortization expense is generally calculated on a straight-line basis.

Amortization expense for the identifiable intangible assets associated with the VectorVision acquisition is approximately $54,000 per quarter and is included with general and administrative expenses in the Company’s Statements of Operations.

F-25

The Company reviews all intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, the Company recognizes an impairment loss for the excess carrying value over the fair value in its consolidated statements of operations. As of December 31, 2018 and 2017, the Company was not aware of the existence of any indicators of impairment of its intangibles at such dates.

Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The Company evaluates goodwill for impairment on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The Company conducts its annual impairment analysis in the beginning of the fourth quarter of each fiscal year. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Estimations and assumptions regarding the number of reporting units, future performances, results of the Company’s operations and comparability of its market capitalization and net book value will be used. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and an impairment loss is measured by the resulting amount. As of December 31, 2018 and 2017, the Company was not aware of the existence of any indicators of impairment of its goodwill at such dates.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting, and underwriters’ fees incurred related to the planned underwritten public offering of the Company’s Common Stock. These deferred offering costs will be charged against the gross proceeds received or will be charged to expense if the offering is not completed.

Revenue Recognition

The Company’s revenue is comprised of sales of medical foods and dietary supplements to consumers through a direct sales/credit card process. In addition, the Company sells medical device equipment and supplies to customers both in the U.S. and internationally.

Through December 31, 2017, the Company recognized revenue when risk of loss transferred to its customers and collection of the receivable was reasonably assured, which generally occurred when the product was shipped. A product is not shipped without an order from the customer and credit acceptance procedures performed. The Company allows for returns within 30 days of purchase, although for all periods presented, returns have been insignificant.

On January 1, 2018. the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09” or “Topic 606”) and all related amendments and applied the concepts to all contracts using the full retrospective method. The new standard provides authoritative guidance clarifying the principles for recognizing revenue and developing a common revenue standard for U.S. generally accepted accounting principles. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in the exchange for those goods or services.

Under the new guidance, revenue is recognized when control of promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company reviews its sales transactions to identify contractual rights, performance obligations, and transaction prices, including the allocation of prices to separate performance obligations, if applicable. Revenue and costs of sales are recognized once products are delivered to the customer’s control and performance obligations are satisfied.

Due to the nature of the products sold by the Company, the adoption of the new standard has had no quantitative effect on the financial statements and the Company had no cumulative impact of adopting Topic 606 to record through accumulated deficit. However, the guidance requires additional disclosures to help readers of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

All products sold by the Company are distinct individual products and consist of medical foods, supplemental formulas, medical devices and related supplies. The products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them. Contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time.

F-26

Control of products sold transfers to customers upon shipment from the Company’s facilities, and the Company’s performance obligations are satisfied at that time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Payment for sales of Lumega-Z is generally made by approved credit cards. Payments for medical device sales are generally made by check, credit card, or wire transfer. Historically the Company has not experienced any significant payment delays from customers.

The Company provides a 30-day right of return to its retail Lumega-Z customers. A right of return does not represent a separate performance obligation, but because customers are allowed to return products, the consideration to which the Company expects to be entitled is variable. Upon evaluation of historical Lumega-Z and VectorVision product returns, the Company determined that less than one percent of products is returned, and therefore believes it is probable that such returns will not cause a significant reversal of revenue in the future. Due to the insignificant amount of historical returns as well as the standalone nature of the Company’s products and assessment of performance obligations and transaction pricing for the Company’s sales contracts, the Company does not currently maintain a contract asset or liability balance at this time. The Company assesses its contracts and the reasonableness of its conclusions on a quarterly basis.

The following table presents the Company’s revenues disaggregated by segment:

	Year Ended December 31,
	2018	2017
Medical foods	$332,795	$245,217
Vision testing diagnostics	609,358	192,132
	$942,153	$437,349

Research and Development Costs

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company’s medical foods and related products. Research and development expenditures, which include stock compensation expense, are expensed as incurred and totaled $231,847 and $259,463 for the years ended December 31, 2018 and 2017, respectively.

Patent Costs

The Company is the owner of three issued domestic patents, two pending domestic patent applications, one issued foreign patent in Europe, and three foreign patent applications in Canada, Europe and Hong Kong. Due to the significant uncertainty associated with the successful development of one or more commercially viable products based on the Company’s research efforts and any related patent applications, patent costs, including patent-related legal fees, filing fees and internally generated costs, are expensed as incurred. During the years ended December 31, 2018 and 2017, patent costs were $93,149 and $30,789, respectively, and are included in general and administrative costs in the statements of operations.

Stock-Based Compensation

The Company periodically issues stock-based compensation to officers, directors, contractors and consultants for services rendered. Such issuances vest and expire according to terms established at the issuance date.

Stock-based payments to officers, directors, consultants, contractors, and employees, which include grants of employee stock options, are recognized in the financial statements based on their fair values. Stock option grants, which are generally time vested, will be measured at the grant date fair value and charged to operations on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date and the estimated volatility of the common stock over the term of the equity award.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereby the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period using a graded vesting basis. In certain circumstances where there are no future performance requirements by the non-employee, grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

F-27

The Company recognizes stock compensation expense, on stock purchases at a price less than fair value, and for fully-vested stock issued to consultants and other service providers, for the excess of fair value of the stock over the price paid for the stock. The Company recognizes the fair value of stock-based compensation within its statements of operations with classification depending on the nature of the services rendered. The Company will issue new shares to satisfy stock option exercises.

Income Taxes

The Company currently accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company determines that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and income taxes of various state tax jurisdictions. As the Company’s net operating losses have yet to be utilized, all previous tax years remain open to examination by Federal authorities and other jurisdictions in which the Company currently operates or has operated in the past. The Company had no unrecognized tax benefits as of December 31, 2018 and 2017 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. As of December 31, 2018, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

On December 22, 2017, the President of the United States signed and enacted into law H.R. 1 (the “Tax Reform Law”). The Tax Reform Law, effective for tax years beginning on or after January 1, 2018, except for certain provisions, resulted in significant changes to existing United States tax law, including various provisions that will impact the Company.

The Tax Reform Law reduces the federal corporate tax rate from 35% to 21% effective January 1, 2018. The Company will continue to analyze the provisions of the Tax Reform Law to assess the impact to the Company’s consolidated financial statements.

Net Loss per Share

The Company’s computation of basic and diluted net loss per common share is measured as net loss divided by the weighted average common shares outstanding during the respective periods, excluding unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. Potential common shares such as from unexercised warrants, options, and shares associated with convertible debt outstanding that have an anti-dilutive effect are excluded from the calculation of diluted net loss per share. The Company’s basic and diluted net loss per share is the same for all periods presented because all shares issuable upon exercise of warrants and conversion of convertible debt outstanding are anti-dilutive as they decrease loss per share.

The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	December 31,
	2018	2017
Warrants	1,230,674	1,491,833
Options	1,362,500	1,062,500
	2,593,174	2,554,333

F-28

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02), Leases (Topic 842). ASU 2016-02 requires a lessee to record a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all leases with terms longer than 12 months, as well as the disclosure of key information about leasing arrangements. ASU 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2016-02 has subsequently been amended and modified by ASU 2018-10 (codification improvements), 2018-11 (implementation improvements) and 2018-20 (scope revisions). ASU 2016-02 (including the subsequent amendments and modifications) is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company is evaluating the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation and disclosures and expects the most significant change will be the recognition of right-to-use assets and lease liabilities on its balance sheet for real estate operating lease commitments.

In July 2017, the FASB issued Accounting Standards Update No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 is to be applied using a full or modified retrospective approach. The adoption of ASU 2017-11 is not currently expected to have any impact on the Company’s financial statement presentation or disclosures.

In June 2018, the FASB issued Accounting Standards Update 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company will adopt the provisions of ASU 2018-07 in the quarter beginning January 1, 2019. The adoption of ASU 2018-07 is not expected to have a material impact on the Company’s financial statement presentation or disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3.	Segment Reporting

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). The Company historically has reported its operating results as a single reportable segment described as the business of developing and commercializing a variety of products that support the detection, intervention and monitoring of a range of eye diseases. The Company’s chief executive officer, who is the Chief Operating Decision Maker (“CODM”), has historically reviewed financial information on an aggregated basis for purposes of allocating resources and evaluating financial performance.

In September 2017, the Company, through its wholly-owned subsidiary VectorVision Ocular Health, Inc., acquired substantially all of the assets and certain liabilities of VectorVision, Inc., a company that specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and early treatment diabetic retinopathy study (“ETDRS”) visual acuity testing. In August 2018, the Company created a wholly owned subsidiary, Transcranial Doppler Solutions, Inc. (“TDSI”). The Company is currently setting up the operations of TDSI and hopes to launch its services in upcoming quarters.

F-29

Although all of the Company’s products and services target the early detection, intervention and monitoring of a range of eye diseases, the addition of potential new products or services as the Company grows requires Management to periodically reevaluate its reporting structure. As sales of our medical food as well as sales of VectorVision products grow, there is an increased need for the CODM to evaluate revenue and gross profit on a product line or group basis for purposes of resource allocation. As of December 31, 2018, the TDSI subsidiary does not meet the required quantitative criteria to be considered a reportable operating segment. Additionally, TDSI does not share similar economic characteristics or a majority of the aggregation criteria set forth in ASC 280, and therefore is shown as “All other (TDSI)” below. As of December 31, 2018, based on anticipated growth and the expanding diversity of product and service offerings by the Company, Management has concluded that results should be reported in two operating segments: Medical Foods, and Vision Testing Diagnostics. The following tables set forth our results of operations by segment (expenses allocated to Corporate consist of non-cash stock compensation expense, depreciation and amortization, and corporate legal fees):

	For the Year Ended December 31, 2018
	Corporate	Medical Foods	Vision Testing Diagnostics	Total

Revenue	$-	$332,795	$609,358	$942,153

Cost of goods sold	-	161,023	237,156	398,179

Gross profit	-	171,772	372,202	543,974

Operating expenses	2,707,924	3,566,835	412,936	6,687,695

Loss from operations	$(2,707,924)	$(3,395,063)	$(40,734)	$(6,143,721)

	For the Year Ended December 31, 2017
	Corporate	Medical Foods	Vision Testing Diagnostics	Total

Revenue	$-	$245,217	$192,132	$437,349

Cost of goods sold	-	110,993	64,477	175,470

Gross profit	-	134,224	127,655	261,879

Operating expenses	2,865,513	2,595,776	82,032	5,543,321

Loss from operations	$(2,865,513)	$(2,461,552)	$45,623	$(5,281,442)

The following tables set forth our total assets by segment. Intersegment balances and transactions have been removed:

	As of December 31, 2018
	Corporate	Medical Foods	Vision Testing Diagnostics	Total
Current assets
Cash	$-	$552,613	$118,335	$670,948
Inventories	-	235,957	122,040	357,957
Other	-	44,110	31,866	75,976
Total current assets	-	832,680	272,241	1,104,921

Property and equipment, net	-	264,178	10,626	274,804
Deferred offering	270,000	-	-	270,000
Intangible assets, net	456,104	-	-	456,104
Goodwill	1,563,520	-	-	1,563,520
Other	-	11,751	-	11,751

Total assets	$2,289,624	$1,108,609	$282,867	$3,681,100

F-30

	As of December 31, 2017
	Corporate	Medical Foods	Vision Testing Diagnostics	Total
Current assets
Cash	$-	$4,709,512	$25,718	$4,735,230
Inventories	-	57,978	96,752	154,730
Other	-	119,640	70,295	189,935
Total current assets	-	4,887,130	192,765	5,079,895

Property and equipment, net	-	86,723	8,874	95,597
Deferred offering	-	-	-	-
Intangible assets, net	620,741	-	-	620,741
Goodwill	1,563,520	-	-	1,563,520
Other	-	10,470	-	10,470

Total assets	$2,184,261	$4,984,323	$201,639	$7,370,223

4.	Inventories

Inventories consisted of the following:

	December 31,
	2018	2017
Raw materials	$282,574	$133,354
Finished goods	75,423	21,376
	$357,997	$154,730

5.	Property and Equipment, net

Property and equipment consisted of the following:

	December 31,
	2018	2017
Leasehold improvements	$98,357	$98,357
Testing equipment	249,447	150,603
Furniture and fixtures	163,186	50,300
Computer equipment	64,976	16,464
Office equipment	8,193	8,193
	584,159	323,917
Less accumulated depreciation and amortization	(309,355)	(228,320)
	$274,804	$95,597

For the years ended December 31, 2018 and 2017, depreciation and amortization expense was $81,035 and $65,161, respectively, of which $34,524 and $29,574 was included in research and development expense, $10,898 and $0 was included in sales and marketing expense, and $35,613and $35,587 was included in general and administrative expense, respectively.

6.	Acquisition of VectorVision

On September 29, 2017, the Company, through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc., an Ohio corporation (“VectorVision”), in exchange for 1,525,000 shares of the Company’s common stock, valued at $2,287,500, pursuant to the terms of an Asset Purchase and Reorganization Agreement dated September 29, 2017, which agreement was entered into on an arm’s-length basis. The wholly-owned subsidiary that acquired the business is called VectorVision Ocular Health, Inc., a Delaware corporation, doing business as VectorVision. VectorVision’s assets acquired by the Company pursuant to the agreement included, among others, accounts receivable, fixed assets, inventories, trademarks and copyrights. VectorVision’s liabilities assumed by the Company included, among others, certain trade accounts payable to third parties and accrued liabilities, and amounts owed under an outstanding line of credit.

F-31

With respect to the 1,525,000 shares of common stock, 125,000 shares were held back as security for VectorVision’s indemnification obligations to the Company and the remaining 1,400,000 shares were issued to VectorVision at the closing of the transaction. The shares represented approximately 11% of the Company’s issued and outstanding common stock immediately following consummation of the agreement. The shares held back as security are included in our weighted average common shares outstanding for per-share calculations.

VectorVision develops, manufactures and sells equipment and supplies for standardized vision testing for use by eye doctors in clinical trials, for real-world vision evaluation, and industrial vision testing. VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS (Early Treatment Diabetic Retinopathy Study) visual acuity testing. VectorVision developed and commercialized its CSV-1000 medical device to conduct contrast sensitivity testing and it developed and commercialized its ESV-3000 medical device to conduct ETDRS visual acuity testing. The patented standardization system provides the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. The Company believes VectorVision’s CSV-1000 device to be the standard of care for clinical trials. The acquisition of VectorVision expands the Company’s technical portfolio and the Company believes it further establishes the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

The Company accounted for the acquisition pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Management identified and evaluated the fair values of the assets acquired, relying in part, on the work of an independent third party valuation firm engaged by the Company to provide input as to the fair value of the consideration paid (because there is no established trading market for the Company’s Common Stock) and the assets acquired, including the valuation methodology most relevant to the transactions described herein, and to assist in the related calculations, analysis and allocations. Historical transactions, as well as the income, market and cost approaches to value were considered. Management ultimately determined that due to recent sales of the Company’s preferred stock and consideration of current business and market factors, that the use of historical transactions, and a value of $1.50, would result in the most appropriate valuation for accounting purposes.

In accordance with ASC 805, the Company utilized the acquisition method of accounting, whereby the purchase consideration is allocated to specific tangible and intangible assets at their estimated fair values on the date of acquisition. The following table summarizes the allocation of preliminary fair values of the purchase consideration to the assets and liabilities assumed:

Fair Values
Common stock consideration	$2,287,500
Liabilities assumed	108,722
Total purchase consideration	2,396,222

Cash	(4,895)
Accounts receivable	(50,105)
Inventory	(93,293)
Prepaid assets	(551)
Property and equipment	(9,458)
Intangible assets	(674,400)
Goodwill	$1,563,520

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the expected revenue and benefits of the combined company.

The Company has consolidated VectorVision’s operations with the Company’s statement of operations commencing October 1, 2017.

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The following unaudited pro forma financial information gives effect to the Company’s acquisition of VectorVision as if the acquisition had occurred on January 1, 2017 and had been included in the Company’s consolidated statements of operations during the year ended December 31, 2017:

December 31, 2017
Pro forma net revenues	$824,028
Pro forma operating expenses	$6,087,726
Pro forma net loss attributable to common shareholders	$(6,500,590)
Pro forma net loss per share	$(0.47)

7.	Intangible Assets

The Company’s finite-lived intangible assets consisted of the following:

	December 31,
	2018	2017
Customer relationships	$430,700	$430,700
Technology	161,100	161,100
Trade Names	65,600	65,600
Noncompetition	17,000	17,000
	674,400	674,400
Less accumulated depreciation and amortization	(268,296)	(53,659)
	$406,104	$620,741

The Company’s amortization expense on its finite-lived intangible assets was $214,637 and $53,659 for the years ended December 31, 2018 and 2017, respectively.

The Company estimates future amortization expense on its finite-lived intangible assets as of December 31, 2018 to be as follows:

For Years Ended December 31,
2019	$214,637
2020	165,320
2021	16,307
2022	9,840
$406,104

8.	Acquisition of Intellectual Property

On January 26, 2018, the Company acquired the rights to the trademark GLAUCO-HEALTH as well as the name “International Eye Wellness Institute” (together, the “IP Assets”) from an unrelated third party. The purchase included all rights, title, and interest in and to the IP Assets, including (a) the right to register and use the IP Assets; (b) all goodwill associated with the IP Assets; (c) all income, royalties, and damages hereafter due or payable with respect to the IP Assets; (d) all rights to sue for past, present, and future infringements or misappropriations of the IP Assets; and I and all other intellectual property rights owned or claimed by the seller or embodied in the IP Assets. In exchange for these rights, the Company paid the seller $50,000 in cash.

ASC 350-30-20 defines a defensive intangible asset as an acquired intangible asset in a situation in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset. The Company determined that the acquired intangible asset met the definition of a defensive intangible asset. The Company accounted for the $50,000 payment as an acquired intangible asset as of the closing of the agreement. As the Company can renew the underlying rights to the IP Assets indefinitely at nominal cost, the assets have been classified as a non-amortizable intangible asset on the Company’s balance sheet at September 30, 2018. The Company will evaluate the status of the assets for impairment annually or more frequently if warranted.

On January 26, 2018 the Company entered into a consulting agreement with the principal of the seller to assist with the development of the IP Assets and other assets acquired by the Company in the transaction. In conjunction with the consulting agreement, the Company granted a stock option on January 26, 2018 to the consultant to purchase a total of 250,000 shares of the common stock of the Company (See Note 10).

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9.	Commitments and Contingencies

Operating Lease

In October 2012, the Company entered into a lease agreement for 9,605 square feet of office and warehouse space commencing March 1, 2013. Upon entering into the agreement, the Company paid a deposit of $47,449, of which $36,979 represented prepaid rent. As of December 31, 2018, $10,470 remained on deposit under the lease agreement. The lease agreement was renewed for an additional five years in 2018. As of December 31, 2018, remaining average monthly lease payments under the amended lease agreement were $12,816 through July 2023.

In connection with the acquisition of VectorVision on September 29, 2017, the Company assumed a lease agreement for 5,000 square feet of office and warehouse space commencing October 1, 2017. The lease was renewed for an additional 65 months. As of December 31, 2018, remaining average monthly lease payments are $1,825 through February 2023.

As of December 31, 2018 and 2017, the Company had accrued and deferred rent payable for its office and warehouse facilities under its lease agreements in the aggregate of $3,712.

The approximate future minimum lease payments under non-cancelable operating leases at December 31, 2018 are as follows:

Years ending December 31,

2019	$166,770
2020	171,767
2021	176,933
2022	182,249
2023 and thereafter	98,417
$796,136

Rent expense was $192,624 and $157,751 for the years ended December 31, 2018 and 2017, respectively.

Contingencies

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. In the opinion of management of the Company, adequate provision has been made in the Company’s financial statements at December 31, 2018 with respect to such matters, including the matter noted below.

On or about July 26, 2017, the Company received a payment demand from a former consultant to the Company alleging that the consultant was owed approximately $192,000 for services rendered. The Company disputed the demand whereby the Company filed a lawsuit on January 29, 2018 against the consultant and its related entities in the United States District Court for the Southern District of California seeking declaratory relief regarding advisory fees and ownership interest in the Company. The parties settled the disputes in their entirety and the case was dismissed with prejudice on August 29, 2018.

10.	Stockholders’ Equity (Deficit)

Preferred Stock

Series A

During 2016, the Company sold 1,170,000 shares of the Company’s Series A Senior Convertible Preferred Stock (the “Series A Preferred Stock”) to various investors. The purchase price of the Series A Preferred Stock was $1.00 per share, for an aggregate purchase price of $1,170,000. In addition, during 2016, the Company issued 535,154 shares of its Series A Preferred Stock with a fair value of $784,888 upon conversion of $535,149 of notes payable and accrued interest. The Series A Preferred Stock had a stated value of $1.00 per share and accrued an annual dividend at the rate of 8% of the stated value, calculated quarterly, paid in shares of common stock at the rate of $1.20 per share.

During the year ended December 31, 2017, the Company declared dividends of $122,328 on its Series A Preferred Stock which were satisfied in full through the issuance of an aggregate of 101,962 shares of common stock.

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Series B

Beginning in March 2017 and through September 30, 2017, the Company sold 3,105,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to various investors. The purchase price of the Series B Preferred Stock was $1.00 per share, for an aggregate purchase price of $3,105,000. The Series B Preferred Stock had a stated value of $1.00 per share and accrued an annual dividend at the rate of 6% of the stated value, calculated quarterly, paid in shares of common stock at the rate of $1.50 per share.

During the year ended December 31, 2017, the Company declared dividends of $186,300 on its Series B Preferred Stock which were satisfied in full through the issuance of an aggregate of 124,219 shares of common stock.

Preferred Stock Conversion Event

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 2,173,914 shares of common stock (see below). The completion of the private placement triggered, at the Company’s election, the automatic conversion of the Series A Preferred Stock and the Series B Preferred Stock into shares of common stock. Accordingly, immediately following the completion of the private placement, the Company effected the conversion of all outstanding shares of Series A Preferred Stock and the Series B Preferred Stock into 3,490,977 shares of common stock effective November 3, 2017. On April 26, 2018, the Company filed a Certificate of Elimination with the Secretary of the State of Delaware, withdrawing the respective Certificates of Designation that established the right, privileges and preferences of the Series A Preferred Stock and Series B Preferred Stock, thereby making all 10,000,000 authorized shares of preferred stock available for issuance.

Common Stock

Sale of shares

During the period from November 26, 2018 through December 31, 2018, the Company completed the issuance and sale of an aggregate of 369,567 shares of common stock, par value $0.001 per share, at a purchase price of $2.30 per share. Total gross proceeds were $850,000. These shares were sold in a private placement to certain purchasers pursuant to Stock Purchase Agreements.

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 2,173,914 shares of common stock, par value $0.001 per share, at a purchase price of $2.30 per share. Total gross proceeds were $5,000,001. These shares were sold in a private placement to certain purchasers pursuant to a Stock Purchase Agreement dated as of November 3, 2017.

Shares issued with vesting requirements

The Company periodically issues shares of common stock that vest over time to service providers. As of December 31, 2016, there were 176,250 of previously issued shares of restricted common stock to service providers valued at $113,754 that had not yet vested.

During 2017, the Company issued an additional 81,250 shares of restricted common stock for services rendered. These shares were subject to vesting requirements over 6 months and subject to forfeiture if vesting conditions were not met. The aggregate fair value of the stock was $143,000 based on a valuation per share of $1.76 on the date of grant. During 2017, the Company recorded $256,754 expense related to the vested portion of restricted stock issued in 2017. As of December 31, 2017, all shares had vested.

Additional details of the Company’s restricted common stock are as follows:

	Number of Shares	Fair Value	Weighted Average Grant Date Fair Value Per Share
Non-vested, December 31, 2016	176,250	$113,754	$2.26
Issued	81,250	143,000	1.76
Vested	(257,500)	(256,754)	2.10
Forfeited	-	-	-
Non-vested, December 31, 2017	-	$-	$-

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Other issuances

During 2017, the Company also issued 243,400 fully vested shares of common stock for services rendered. During the year ended December 31, 2017, the Company recognized $401,037 in stock compensation expense related to these shares.

Warrants

A summary of the Company’s warrant activity is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
December 31, 2016	1,461,836	$0.88	2.19
Granted	30,000	0.03	0.04
Forfeitures	-	-	-
Expirations	-	-	-
Exercised	-	-	-
December 31, 2017	1,491,836	0.89	1.16
Granted	-	-	-
Forfeitures	-	-	-
Expirations	(158,162)	0.17	-
Exercised	(103,000)	0.01	-
December 31, 2018, all exercisable	1,230,674	$0.71	0.29

The exercise prices of warrants outstanding and exercisable as of December 31, 2018 are as follows:

Warrants Outstanding and Exercisable (Shares)	Exercise Prices
876,250	$0.50
70,000	1.00
30,000	1.50
254,424	2.00
1,230,674

In January 2018, an investor exercised warrants for 73,000 shares of common stock. The warrants were exercisable for $0.02 per share, and the Company received $1,460 in cash. The Company issued the shares and recorded the cash received as additional equity.

In December 2018, an investor exercised warrants for 30,000 shares of common stock. The warrants were exercisable for $0.50 per share, and the Company received $15,000 in cash. The Company issued the shares and recorded the cash received as additional equity.

On April 30, 2018, The Company offered a one-month exercise period extension to stockholders who held warrants to purchase shares of common stock of the Company that were scheduled to expire on May 1, 2018. Pursuant to the terms of a Note and Warrant Purchase Agreement entered into by the Company and such holders, such warrants were issued upon the conversion of certain promissory notes into common stock on May 1, 2015. Four of the warrant holders did not extend their warrants, resulting in the expiration of 75,503 warrants on May 1, 2018. Six warrant holders extended the term of an aggregate of 201,543 warrants by one month to June 1, 2018. The exercise price of such warrants is $2.00 per share.

On May 31, 2018, the six warrant holders noted above were offered a further extension of the exercise period for their warrants. One holder did not extend, resulting in the expiration of 15,119 warrants on June 1, 2018. The Company and five warrant holders extended the term of an aggregate of 186,424 warrants. These warrants are now scheduled to expire on the earlier of (a) May 31, 2019 or (b) sixty days following the date on which the common stock of the Company becomes listed or approved for listing on a national securities exchange. The exercise price of such warrants remains unchanged at $2.00 per share, but cashless exercise provisions have been eliminated from such warrants.

On September 21, 2018, the Company extended the expiration date of warrants to purchase shares of common stock of the Company that were scheduled to expire at dates ranging from September 30, 2018 through January 25, 2019 held by two stockholders. Pursuant to the terms of a Promissory Note and Loan Agreements entered into by the Company and such holders, the warrants were originally issued as inducement to lend money to the Company. The warrant holders extended the expiration dates of an aggregate of 300,000 warrants. These warrants are now scheduled to expire on February 15, 2019. The exercise price of $0.50 per share and all other terms of the warrants remain unchanged.

F-36

Management applied the guidance in ASC 718 – Compensation-Stock Compensation which indicates that a modification to the terms of an award should be treated as an exchange of the original award for a new award with the resulting total compensation cost equal to the grant-date fair value of the original award plus the incremental value of the modification to the award. Under ASC 718, the calculation of the incremental value is based on the excess of the fair value of the new (modified) award based on current circumstances over the fair value of the original award measured immediately before its terms are modified based on current circumstances. The Company recognized expense of $1,621,397 during the year ended December 31, 2018 relating to the extension of the exercise periods of the warrants based upon a Black-Scholes option-pricing model using stock prices of $2.30 and $4.00, volatility of 118% and 119%, and average risk-free rates of 2.61 and 2.89. The expense is reflected as Warrants - extension of expiration dates in the Company’s statements of operations.

As of December 31, 2018, the Company had an aggregate of 1,230,674 outstanding warrants to purchase shares of its common stock with a weighted average exercise price of $0.71, weighted average remaining life of 0.3 years and aggregate intrinsic value of $3,860,723, based upon a stock valuation of $4.00 per share. The intrinsic value is calculated as the difference between the market value of the underlying common stock and the exercise price of the warrants.

Stock Options

A summary of the Company’s stock option activity is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
December 31, 2016	-	-	-
Granted	1,062,500	$2.19	5.14
Forfeitures	-	-	-
Expirations	-	-	-
Exercised	-	-	-
December 31, 2017	1,062,500	2.19	5.14
Granted	300,000	0.55	0.55
Forfeitures	-	-	-
Expirations	-	-	-
Exercised	-	-	-
December 31, 2018, outstanding	1,362,500	$2.26	3.78
December 31, 2018, exercisable	1,262,500	$2.26	3.78

The exercise prices of options outstanding and exercisable as of December 31, 2018 are as follows:

Options Outstanding (Shares)	Options Exercisable (Shares)	Exercise Prices
625,000	625,000	$2.00
62,500	62,500	2.30
675,000	575,000	2.50
1,362,500	1,262,500

On September 30, 2017, the Company entered into a consulting agreement pursuant to which the Company granted a total of 625,000 common stock options. 325,000 of the options with a fair value of $486,070 vested immediately, and the remaining 300,000 options vested ratably over twelve months on a quarterly basis with compensation cost measured as the fair value at the end of each reporting period. The options are non-qualified, have an exercise price of $2.00 per share, and will expire 5 years from the grant date. As of December 31, 2017, the Company had recognized compensation cost of $658,383 relating to the vesting of 400,000 options. During the year ended December 31, 2018, the Company recognized stock compensation costs of $394,239 related to the vesting of 225,000 options based upon a graded vesting schedule. As of December 31, 2018, the 625,000 options were fully vested and exercisable.

F-37

On November 30, 2017, the Company granted a total of 62,500 common stock options to an employee. The options, with a fair value of $143,750 vested immediately and are fully exercisable. The options are non-qualified, have an exercise price of $2.30 per share, and will expire 10 years from the grant date.

On December 30, 2017, the Company entered into a consulting agreement pursuant to which the Company granted a total of 375,000 common stock options. 125,000 of the options with a fair value of $312,275 vested immediately, and the remaining 250,000 options vested ratably over six months on a quarterly basis with compensation cost measured as the fair value at the end of each reporting period, using a Black Scholes option-pricing model and a graded vesting schedule. The options are non-qualified, have an exercise price of $2.50 per share, and will expire 5 years from the grant date. During the year ended December 31, 2018, the Company recognized stock compensation costs of $413,877 related to the vesting of 250,000 options. As of December 31, 2018, the 375,000 options were fully vested and exercisable.

On January 26, 2018, the Company entered into an agreement with a consultant to develop products based on certain intellectual property owned by the Company (see Note 8). In conjunction with the consulting agreement, the Company granted a stock option to the consultant to purchase a total of 250,000 shares of the common stock of the Company. 125,000 shares of the option with a fair value of $287,500 vested immediately, 62,500 shares vested on December 31, 2018 and the remaining 62,500 shares vest on December 31, 2019 provided the consultant is still an active service provider. As of December 31, 2018, the 62,500 options that remain to vest were valued in total at $249,777 based upon a Black-Scholes option-pricing model. Compensation cost is measured as the fair value at the end of each reporting period and cost is amortized based upon a graded vesting schedule. The options are non-qualified, have an exercise price of $2.50 per share, and will expire 5 years from the grant date. During the year ended December 31, 2018, the Company recognized stock compensation costs of $656,735 related to the 250,000 options.

On July 25, 2018, the Company entered into an agreement with a consultant to develop products based on certain intellectual property owned by the Company. In conjunction with the consulting agreement, the Company granted a stock option to the consultant to purchase a total of 50,000 shares of the common stock of the Company. 12,500 shares of the option with a fair value of $44,994 vested immediately, while the remaining 37,500 shares vest on completion of certain performance conditions to the reasonable satisfaction of the Company. Specifically, 25,000 shares vest upon completion of design and construction of the AcQvizTM device, and the remaining 12,500 shares vest upon integration of the AcQvizTM send/receive functionality with vision testing software platform. As of December 31, 2018, the 37,500 options that remain to vest were valued in total at $149,939 based upon a Black-Scholes option-pricing model. As of December 31, 2018, the completion of all performance conditions was considered probable. Because completion of the performance conditions is considered probable, compensation cost is measured as the fair value at the end of each reporting period and cost is amortized based upon an accelerated attribution model using Management’s estimates of anticipated timing for completion of the conditions. The options are non-qualified, have an exercise price of $2.50 per share, and will expire 5 years from the grant date. During the year ended December 31, 2018, the Company recognized stock compensation costs of $130,187 related to the 50,000 options.

As of December 31, 2018, options were valued based upon the Black-Scholes option-pricing model, with a stock price of $4.00, volatility of 115%, and an average risk-free rate of 2.46%.

During the years ended December 31, 2018 and 2017, we recognized aggregate stock-compensation expense of $1,595,037 and $2,115,319, respectively, based upon stock prices ranging from $1.76 to $4.00 per share, of which $1,595,037 and $2,094,334 was recorded in general and administrative expense, $0 and $20,357 was recorded in sales and marketing expense, and $0 and $628 was recorded in research and development expense, respectively.

As of December 31, 2018, the Company had an aggregate of 100,000 remaining unvested options outstanding, with a total estimated fair value of $399,716, weighted average exercise price of $2.50, and weighted average remaining life of 3.0 years. The Company remeasures unvested options for non-employees to fair value at the end of each reporting period. The aggregate intrinsic value of options outstanding as of December 31, 2018 was $2,368,750.

11.	Related Party Transactions

On September 29, 2017, we completed the acquisition of substantially all of the assets and liabilities of VectorVision Ohio in exchange for 1,525,000 shares of our common stock, pursuant to the Asset Purchase Agreement, which was entered into on an arm’s-length basis. David W. Evans, our Director, owned 28% of the issued and outstanding shares of VectorVision Ohio and his wife, Tamara Evans, owned 72% of the issued and outstanding shares of VectorVision Ohio. VectorVision Ocular Health, Inc is a wholly owned subsidiary of the Company formed by the Company in connection with the acquisition of assets from VectorVision Ohio. Mr. Evans was appointed as a director of the Company on September 29, 2017 pursuant to the Asset Purchase Agreement. We entered into a Consulting Agreement with Dr. Evans, dated as of September 29, 2017 (the “Consulting Agreement”), whereby Dr. Evans has been engaged to serve as a consultant to the Company to further the Company’s planned development and commercialization of the Company’s portfolio of products and technology. The Consulting Agreement has an initial term of 3 years, with automatic one-year renewals unless earlier terminated. Dr. Evans is entitled to compensation of $10,000 per month.

F-38

Due to and from related parties represents unreimbursed expenses and compensation incurred on behalf of, and amounts loaned to the Company by, Michael Favish, the Company’s Chief Executive Officer, as well as other shareholders. The advances are unsecured, non-interest bearing and are due on demand. As of December 31, 2018 and 2017, the Company had $0 and $146,133, respectively, due to related parties.

During the twelve months ended December 31, 2018, the Company incurred and paid $275,000 of salary expense to our CEO, Michael Favish. During the twelve-month period ended December 31, 2017, the Company incurred salary expense of $250,000 and paid $170,000 in salary to Mr. Favish. Accrued amounts are included in general and administrative expenses.

12.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2018 and 2017 are summarized below.

	December 31,
	2018	2017
Net operating loss carryforwards	$2,689,000	$1,551,000
Stock-based compensation	942,000	504,000
Amortization of intangibles	19,000	—
Accrued compensation	—	17,000
Depreciation	(1,000)	5,000
Total deferred tax assets	3,649,000	2,077,000
Valuation allowance	(3,649,000)	(2,077,000)
Net deferred tax assets	$—	$—

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2018, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No federal tax provision has been provided for the years ended December 31, 2018 and 2017, due to the losses incurred during the periods. Reconciled below is the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rates for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017

U. S. federal statutory tax rate	(21.0)%	(35.0)%
Non-deductible stock-based compensation	—%	4.3%
Non-deductible fair value of warrant extensions	4.4%	—%
Expirations related to stock-based compensation	0.1%	—%
Adjustment to deferred tax asset	0.4%	68.5%
Change in valuation allowance	16.0%	(38.0)%
Other	0.1%	0.2%
Effective tax rate	0.0%	0.0%

At December 31, 2018, the Company has available net operating loss carryforwards for federal income tax purposes of approximately $9,945,000 which, if not utilized earlier, will begin to expire in 2035. While the Company has not performed a formal analysis of the availability of its net operating loss carryforwards under Internal Revenue Code Sections 382 and 383, management expects that the Company’s ability to use its net operating loss carryforwards will be limited in future periods.

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13.	Subsequent Events

On January 30, 2019, Guardion Health Sciences, Inc. (the “Company”) filed with the Secretary of State of Delaware an amendment to the Company’s Certificate of Incorporation, (the “Charter Amendment”) to affect a reverse stock split whereby every two (2) shares of the Company’s common stock issued and outstanding immediately prior to filing the Charter Amendment (the “Old Common Stock”) were automatically, without further action on the part of the Company or any holder of Old Common Stock, reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the “New Common Stock”). Holders who otherwise would have been entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split received one (1) whole share of New Common Stock in lieu of any fractional share created as a result of the reverse stock split. The reverse stock split was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on November 20, 2018.

On February 11, 2019, two investors exercised warrants for 312,500 shares of common stock. The warrants were exercisable for $0.50 per share, and the Company received $31,250 in cash. The Company will issue the shares and record the cash received as additional equity.

F-40

22,698,208 shares of

Common Stock

GUARDION HEALTH SCIENCES, INC.

PROSPECTUS

July 3, 2019

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$3,576
Accounting fees and expenses	2,000
Legal fees and expenses	10,000
Miscellaneous	1,000
Total	$16,576

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the full extent authorized by the General Corporation Law of the State of Delaware (“Delaware Code”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under. Any person who is or was serving as a director of a wholly owned subsidiary of the Company shall be deemed, for indemnification purposes, to be a director or officer of the Company entitled to indemnification under the Company’s bylaws and the Delaware Code. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following securities were sold pursuant to the exemption afforded under Section 4(a)(2) of the Securities Act of 1933. There were no placement agents or underwriters for any of the following private placements.

2019

On March 12, 2019, the Company issued a ninety (90) day unsecured promissory note in the principal amount of $100,000 to a lender. The promissory note bears interest at a rate of ten percent (10%) per annum and matures on June 10, 2019.

On March 15, 2019 and March 20, 2019, the Company entered into separate securities purchase agreements pursuant to which the Company issued convertible promissory notes and common stock purchase warrants to two investors in exchange for $250,000.

2018

During the three months ended December 31, 2018, the Company sold an aggregate of 369,567 shares of common stock, resulting in gross proceeds of $850,000 to the Company.

2017

During the three months ended March 31, 2017 the Company declared dividends of $36,077 to its Series A and Series B preferred shareholders which were paid through the issuance of 29,661 shares of common stock.

During the three months ended June 30, 2017 the Company declared dividends of $45,106 to its Series A and Series B preferred shareholders which were paid through the issuance of 35,747 shares of common stock.

During the three months ended September 30, 2017 the Company declared dividends of $78,616 to its Series A and Series B preferred shareholders which were paid through the issuance of 58,155 shares of common stock. Additionally, the Company issued 102,621 shares of common stock for the accrued but unpaid dividends from October 1, 2017 through November 3, 2017, representing the payment in full of all Preferred Stock dividend obligations.

Between January 1, 2017 and July 31, 2017, the Company issued 3,105,000 shares of Series B Preferred Stock to investors for an aggregate purchase price of $3,105,000. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 6% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $1.50 per share. The Series B Preferred Stock is convertible commencing December 31, 2017, or earlier upon the approval of the Board of Directors, by the holder into common stock at $1.50 per share. The stock is automatically convertible by the Company upon an equity financing of at least $5,000,000 subsequent to June 30, 2017, or is publicly traded for at least $4.00 per share for 10 consecutive trading days, or upon completion of a Major Transaction (as defined in the Certificate of Designation). Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The Series B Preferred Stock is senior to all common stock and junior to the Series A Preferred Stock.

During the three months ended March 31, 2017, in connection with the Series B Convertible Preferred Stock offering, the Company issued a total of 30,000 warrants as additional incentive to investors who had previously invested in the Company’s Series A Senior Convertible Preferred Stock offering in 2016. These warrants are fully vested, are immediately exercisable at $1.50 per share, and expire between March 6, 2020 and March 8, 2020. The warrants were valued at $51,796, based upon the Black-Scholes option-pricing model, with a stock price of $1.76, volatility of 135%, and an average risk-free interest rate of 1.61%.

During the three months ended March 31, 2017, the Company issued 81,250 shares of restricted common stock to a service provider. These shares are subject to vesting requirements over 4 months and remain subject to forfeiture if vesting conditions are not met. The aggregate fair value of the stock was $143,000 based on a valuation per share of $1.76 on the date of grant.

During April and June 2017, the Company issued 147,500 shares of fully vested restricted common stock to consultants for services rendered. The aggregate fair value of the stock was $259,600 based on a valuation per share of $1.76 on the date of grant.

On September 29, 2017, the Company, through a wholly-owned subsidiary, completed the acquisition of substantially all of the assets and liabilities of VectorVision, Inc., in exchange for 1,525,000 shares of the Company’s common stock pursuant to the terms of an Asset Purchase and Reorganization Agreement, dated as of September 29, 2017.

All of the above shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and 10R Rule 506 of Regulation D promulgated thereunder where noted, based on the representations and warranties contained in subscription agreements, purchase agreements, or investment letters. No commissions were paid and no underwriter or placement agent was involved in these transactions, except as noted.

On November 3, 2017, the Company completed the issuance and sale of an aggregate of 2,173,914 shares of common stock (the “Shares”) at a purchase price of $2.30 per Share (or a purchase price of $5,000,001 in the aggregate), in a private placement to certain purchasers pursuant to a Stock Purchase Agreement dated as of November 3, 2017. The Shares issued pursuant to the Stock Purchase Agreement were issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) and Rule 903 of Regulation S promulgated under the Securities Act.

2016

In January, 2016, the Company commenced a private placement in which it offered to accredited investors (1) convertible promissory notes that will automatically convert into the common stock of the Company upon the occurrence of certain events related to the Company becoming a public reporting company with the SEC, and (2) warrants to purchase one share of common stock of the Company for each two dollars invested, whereby such warrant is immediately exercisable at two dollars ($2.00) per share for a period of three (3) years from the date of issue. As of February 11, 2016, an aggregate of $76,000.00 of convertible promissory notes had been sold. No placement agents or underwriters are involved in this offering and no sales commissions or other compensation is being paid.

During 2016, the Company sold 1,170,000 shares of the Company’s Series A Senior Convertible Preferred Stock to various investors. The purchase price of the stock was $1.00 per share, for an aggregate purchase price of $1,170,000. In addition, the Company issued 535,154 shares of its preferred stock with a fair value of $784,888 upon conversion of $535,149 of notes payable and accrued interest. The stock has a stated value of $1.00 per share and accrues an annual dividend at the rate of 8% of the stated value, calculated quarterly, to be paid in shares of common stock at the rate of $1.20 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative.

During the year ended December 31, 2016, the Company declared dividends of $35,018 to its preferred shareholders which were paid through the issuance of 29,190 shares of common stock.

During 2016, the Company issued an additional 72,500 shares of restricted common stock for services rendered. These shares are subject to vesting requirements over 9 to 12 months and remain subject to forfeiture if vesting conditions are not met. The aggregate fair value of the stock was $145,348 based on a valuation per share of $2.00 on the date of grant.

During 2016, the Company also issued 297,500 fully vested shares of common stock for services rendered. During the year ended December 31, 2016, the Company recognized $560,932 in stock compensation expense related to these shares.

During 2016, the Company issued 825,867 shares of common stock with a fair value of $1,385,515 upon conversion of notes payable and accrued interest of $687,368 resulting in a loss on conversion of $698,147.

On December 31, 2016, the Company issued 342,467 shares of common stock with a fair value of $602,741 to its CEO, Michael Favish.

During the period January 1, 2016 through December 31, 2016, the Company granted 292,500 post-maturity warrants to a related party investor. The warrants are exercisable at $0.50 per share for a period of three years.

During the period January 1, 2016 through December 31, 2016, the Company granted warrants, to various investors, to purchase 326,750 shares of its common stock. The warrants are exercisable at a weighted average price of $0.92 per share for a period of three years.

On May 18, 2016, the Company issued warrants to purchase 125,000 shares of its common stock, with an exercise price of $0.50 per share, as compensation for services rendered.

On June 1, 2016, the Company issued warrants to purchase 50,000 shares of its common stock, with an exercise price of $0.50 per share, as compensation for services rendered.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
2.1	Asset Purchase and Reorganization Agreement dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017)
3.1	Articles of Organization of P4L Health Sciences, LLC and restatement changing name to Guardion Health Sciences, LLC filed in California (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
3.2	Articles of Conversion; Delaware and California (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
3.3	Certificate of Incorporation in Delaware and amendment thereto (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
3.4	Certificate of Amendment to Certificate of Incorporation filed and effective with the Delaware Secretary of State on January 30, 2019 (filed on Form 8-K on February 1, 2019)
3.5	Bylaws (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
4.1	November 30, 2015 Warrant Agreement (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
10.1	Lease for 15150 Avenue of the Sciences, Suite 200, San Diego California and amendments thereto (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
10.2	Form of Restricted Unit Purchase Agreement from Round 3 Funding in 2013 (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
10.3	Form of Bridge Loan from September 30, 2015 - January 25, 2016 (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
10.4	Form of Indemnification Agreement (filed with the Registration Statement on Form S-1 filed with the SEC on February 11, 2016)
10.5	Intellectual Property Assignment Agreement with David W. Evans and VectorVision, Inc. dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017)
10.6	Consulting Agreement with David W. Evans dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017)
10.7	Intellectual Property Purchase Agreement with David W. Evans dated as of September 29, 2017 (filed on Form 8-K on October 5, 2017)
10.8	Stock Purchase Agreement dated as of November 3, 2017 (filed on Form 8-K on November 7, 2017)
10.9	Form of November 2018 Stock Purchase Agreement (filed on Form 8-K on November 30, 2018)
10.10	Guardion Health Sciences, Inc. 2018 Equity Incentive Plan (filed with the Registration Statement on Form S-1/A with the SEC on January 7, 2019)
10.11	Employment Agreement between Guardon Health Sciences, Inc. and Michael Favish (filed on Form 8-K on December 27, 2018)
23.1*	Consent of Weinberg & Company, P.A., independent registered public accounting firm for Guardion Health Sciences, Inc.
23.2*	Consent of Sheppard Mullin Richter & Hampton LLP (included as Exhibit 5.1)
24.1*	Power of Attorney (included on signature page of this Registration Statement)

* filed herewith.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 3rd day of July 2019.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ Michael Favish
Name:	Michael Favish
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of GUARDION HEALTH SCIENCES, INC., hereby severally constitute and appoint Michael Favish and Vincent J. Roth, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Favish	CEO, President and Chairman of the Board	July 3, 2019
Michael Favish	(Principal Executive Officer)

/s/ John Townsend	Chief Accounting Officer and Controller	July 3, 2019
John Townsend	(Principal Accounting and Financial Officer)

/s/ Robert N. Weingarten	Director	July 3, 2019
Robert N. Weingarten

/s/ Mark Goldstone	Director	July 3, 2019
Mark Goldstone

/s/ David W. Evans	Director	July 3, 2019
David W. Evans

/s/ Donald A. Gagliano	Director	July 3, 2019
Donald A. Gagliano